Exhibit 10.6

$50,000,000

ABL CREDIT AND GUARANTEE AGREEMENT

among

JANUS INTERMEDIATE, LLC,

as Holdings,

JANUS INTERNATIONAL GROUP, LLC,

as PARENT BORROWER,

The Several Borrowers Party Hereto,

The Subsidiary Guarantors Party Hereto,

The Several Lenders from Time to Time Parties Hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent and Collateral Agent,

Dated as of February 12, 2018

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lead Arranger and Bookrunner

i

SCHEDULES:
Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account and Designated Account Bank
Schedule II	Notice Addresses
Schedule 5.16	Subsidiaries
Schedule 5.17	Environmental Matters
Schedule 5.19(a)	Security Documents
Schedule 5.19(b)	Owned Real Property
Schedule 5.24	Locations of Inventory
Schedule 7.14	Post-Closing Deliveries
Schedule 8.01(i)	Existing Indebtedness
Schedule 8.02(i)	Existing Liens
Schedule 8.06(k)	Existing Investments
Schedule 8.08	Existing Affiliate Transactions

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Compliance Certificate
Exhibit B-2	Form of Borrowing Base Certificate
Exhibit C-2	Form of ABL/Term Loan Intercreditor Agreement
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E	Form of Security Agreement
Exhibit G	[Reserved]
Exhibit L-1	Form of LIBOR Notice
Exhibit I	Form of Non Bank Certificate
Exhibit J	Form of Solvency Certificate
Exhibit K-1	[Reserved]
Exhibit K-2	[Reserved]
Exhibit L	Form of Intercompany Note
Exhibit M	Perfection Certificate

v

ABL CREDIT AND GUARANTEE AGREEMENT, dated as of February 12, 2018, among Janus International Group, LLC, a Delaware limited liability company (the “Parent Borrower”), the Persons party hereto as a “Borrower” from time to time (collectively, with the Parent Borrower, the “Borrower”), Janus Intermediate, LLC, a Delaware limited liability company (“Holdings”), the other the Subsidiary Guarantors from time to time party hereto, Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent, Lead Arranger and Bookrunner, and each of the Lenders from time to time party hereto.

W I T N E S S E T H:

WHEREAS, on the Closing Date, pursuant to that certain Equity Purchase Agreement, dated as of January 10, 2018 (as in effect on and delivered to the Administrative Agent as of such date and, subject to Section 6.01(e), with such amendments, restatements, supplements, consents, waivers and other modifications thereof as are in effect on the date hereof, the “Closing Date Acquisition Agreement”), by and between Janus Group Holdings, LLC, a Delaware limited liability company (“Seller”), Jupiter Intermediate Holdco, LLC, a Delaware limited liability company (“Buyer”) and Janus Midco, LLC, a Delaware limited liability company (the “Company”), Buyer will acquire, directly or indirectly, a controlling interest in the Capital Stock of the Company (the “Closing Date Acquisition”).

WHEREAS, on the Closing Date, Seller will receive from Buyer a promissory note (the “Minute Note”) in an aggregate principal amount equal to the Estimated Purchase Price (as defined in the Closing Date Acquisition Agreement) less the proceeds of the Closing Date Equity Issuance as partial consideration for the Closing Date Acquisition.

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of a revolving line of credit on the Closing Date in an aggregate principal amount equal to $50,000,000.

WHEREAS, in connection therewith, on the Closing Date, the Borrower shall enter into the First Lien Credit Agreement and incur First Lien Term Loans in aggregate principal amount on the Closing Date equal to $470,000,000.

WHEREAS, in connection therewith, on the Closing Date, the Borrower shall enter into the Second Lien Credit Agreement and incur Second Lien Loans in the aggregate principal amount on the Closing Date equal to $100,000,000.

WHEREAS, the proceeds of the First Lien Term Loans and Second Lien Loans will be used to fund (a) a portion of the Closing Date Acquisition and (b) make a one time dividend or other distribution to Buyer on the Closing Date (the “Closing Date Dividend”), the proceeds of which will be concurrently used to repay in full the Minute Note, to effect the Closing Date Refinancing, to pay all or a portion of the Transaction Costs and for general corporate purposes of Holdings and its Restricted Subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

“30-Day Excess Availability” shall mean the quotient obtained by dividing (i) the sum of each day’s Excess Availability during the thirty-consecutive day period immediately preceding the proposed transaction by (ii) thirty.

“ABL Priority Collateral” shall have the meaning given to such term in the ABL/Term Loan Intercreditor Agreement (as in effect on the date hereof and as amended or modified in accordance with the terms thereof).

“ABL/Term Loan Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, between the First Lien Term Collateral Agent, the Second Lien Collateral Agent and the Administrative Agent, and acknowledged by certain of the Loan Parties, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Account” means an account (as that term is defined in the UCC).

“Acceptable Auditor” shall have the meaning set forth in Section 7.01.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquisition” means any transaction or series of related transactions, whether, by purchase, merger, consolidation, contribution or otherwise, for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business, product line, unit or division of any person, (b) acquisition of in excess of 50% of the Capital Stock of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, in each case, including as a result of any Investment in any Subsidiary that serves to increase the equity ownership of the Borrower or any Restricted Subsidiary therein.

“Additional Security Documents” shall mean the documents granting to the Collateral Agent for the benefit of the Secured Parties security interests, if any, and Mortgages in such assets and Real Property of Holdings and such other Loan Party as are not covered by the original Security Documents.

“Adjusted Net Worth” shall have the meaning set forth in Section 9.09.

“Administrative Agent” shall mean Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Advisory Agreement” shall mean that certain Management and Monitoring Services Agreement dated as of the Closing Date, by and among Clearlake Capital Management IV, L.P., a Delaware limited partnership, Clearlake Capital Management V, L.P., a Delaware limited partnership,, the Parent Borrower and its indirect parent Janus Midco, LLC, a Delaware limited liability company, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with Section 8.08.

“Advisory Fees” shall mean any management, consulting, monitoring, advisory, transaction, exit and other fees, payable to the Sponsor or its designees pursuant to the Advisory Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that, for purposes of the definitions of Eligible Accounts and Section 8.08 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Affiliate Transaction” shall have the meaning set forth in Section 8.08.

“Affiliated Investment Fund” shall mean an Affiliated Lender that is (x) engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity or (y) a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of or in addition to their duties to Clearlake Capital Group, L.P.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or an Affiliate thereof (including Affiliated Investment Funds) other than any natural person, Holdings, the Borrower or any of their respective Subsidiaries.

“Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1.

“Aggregate Deficit Amount” shall have the meaning set forth in Section 9.09.

“Aggregate Excess Amount” shall have the meaning set forth in Section 9.09.

“Agreement” shall mean this ABL Credit and Guarantee Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time in accordance with the terms hereof.

“Alternative Interest Rate Election Event” shall have the meaning set forth in Section 3.11(d)(iii).

“Anti-Corruption Laws” shall mean any and all applicable laws, rules or regulations relating to corruption or bribery, including, but not limited to, the FCPA.

“Anti-Money Laundering Laws” shall mean any and all applicable laws, rules or regulations relating to money laundering or terrorism financing, including, but not limited to, (a) 18 U.S.C. §§ 1956 and 1957; and the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., as amended by the Patriot Act, and its implementing regulations.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrower for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including March 31, 2018, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	> 66.67% of the Maximum Revolver Amount	0.25%	1.25%
II	< 66.67%, but > 33.33% of the Maximum Revolver Amount	0.50%	1.50%
III	<33.33% of the Maximum Revolver Amount	0.75%	1.75%

The Applicable Margin shall be re-determined by the Administrative Agent as of the first day of each fiscal quarter of Borrower.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 10.03(b) of the Agreement.

“Asset Sale” shall mean any Disposition by Holdings or any of its Restricted Subsidiaries of property pursuant to Sections 8.04(q), (t) and/or (bb) but excluding any Disposition that yields aggregate consideration to Holdings or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) equal to or less than $10,000,000 with respect to any single Disposition or series of related Dispositions.

“Assignee” shall have the meaning set forth in Section 12.04(a)(i).

“Assignment and Assumption” shall mean an assignment and assumption agreement, substantially in the form of Exhibit A.

“Attributable Debt” shall mean, in respect of a Sale Leaseback Transaction, at the time of determination, the present value of the obligation of the Loan Party that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale Leaseback Transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Officer” shall mean the chief executive officer, president, chief financial officer, any vice president, controller, treasurer or assistant treasurer, secretary or assistant secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Authorized Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Availability” shall mean, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 3.01 (after giving effect to the then outstanding Revolver Usage).

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Administrative Agent as of the end of each respective day) divided by the number of days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means:

(a) with respect to any EEA Member Country which has implemented, or at which time implements, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b) in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Bank Product” means any one or more of the following financial products or accommodations extended to Holdings, Borrower or their Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Holdings, Borrower or their Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Collateral Agent) to be held by Collateral Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Collateral Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Holdings, Borrower and their Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Holdings, Borrower or one of their Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Reserves” means, as of any date of determination, those reserves that Administrative Agent deems necessary or appropriate to establish in its Permitted Discretion (based upon the Bank Product Providers’ determination of the liabilities and obligations of Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, the greatest of (a) the Federal Funds Rate plus 1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Base Rate Loan” shall mean each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Lending Affiliate” shall mean, with respect to any competitor of the Borrower or its Subsidiaries or any other Person identified in name pursuant to the definition of “Disqualified Lender”, a debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a Person that is separately identified pursuant to clause (a) or (b) of the definition of “Disqualified Lender” prior to January 31, 2018) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such competitor or other Person, as applicable, but only to the extent that no personnel involved with the investment in such competitor or other Person, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions for such entity or (y) has access to any information (other than information that is publicly available) relating to such competitor or such other Person or any entity that forms a part of such competitor’s or such other Person’s business (including Subsidiaries thereof).

“Borrower” shall have the meaning set forth in preamble hereto.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Administrative Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Administrative Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 90% of the face amount of the Eligible Credit Card Receivables; plus

(b) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve; plus

(c) the lower of

(i) 70% of the book value of Eligible Inventory, and

(ii) 90% times the most recently determined Net Liquidation Percentage with respect to Eligible Inventory, times the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of the Borrower’s Eligible Inventory; plus

(d) 100% of the Qualified Cash in an amount not to exceed $15,000,000; minus

(e) the Rent Reserve and Bank Product Reserve; minus

(f) the aggregate amount of other Reserves, if any, established by Administrative

Agent under Section 3.01(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-2.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in the state of New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Buyer” shall have the meaning set forth in the recitals hereto.

“Capital Lease Obligations” shall mean, with respect to any Person for any period, all rental obligations of such Person which, under GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles. For the avoidance of doubt, “Capital Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” shall mean, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States in each case maturing within 13 months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within thirteen months after such date and having, at the time of the acquisition thereof, a rating of at least A 2 from S&P or at least P 2 from Moody’s; (iii) (a) commercial paper maturing no more than 13 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 2 from S&P or at least P 2 from Moody’s and (b) other corporate obligations maturing no more than 13 months from the acquisition thereof and having, at the time of the acquisition thereof, a rating of at least AA from S&P or at least Aa2 from Moody’s; (iv) variable rate demand notes and auction rate securities maturing no more than thirteen months from the date of creation thereof; (v) certificates of deposit or bankers’ acceptances maturing within 13 months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s and (vii) solely with respect to any Foreign Subsidiary, substantially similar investments to those outlined in clauses (i) through (vi) above, of reasonably comparable credit quality (taking into account the jurisdiction where such Foreign Subsidiary conducts business) in any jurisdiction in which such Person conducts business (it being understood that such investments may be denominated in the currency of any jurisdiction in which such Person conducts business).

“Cash Management Agreement” shall mean any agreement for the provision of Cash

Management Services.

“Cash Management Obligations” shall mean any and all obligations, including guarantees thereof, of any Loan Party to a bank or other financial institution providing Cash Management Services.

“Cash Management Services” shall mean (i) cash management services, including disbursement services, treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit or debit card and merchant card services, in each case of the foregoing clauses (i) and (ii), provided to any Loan Party by the Administrative Agent, a Lender or any of their respective Affiliates.

“Certificated Securities” shall have the meaning set forth in Section 5.19(a).

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

“Change of Control” shall mean, at any time (a) prior to a Qualified Public Offering, (i) the Permitted Holders fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority by voting power of the board of directors of Holdings, (ii) the Permitted Holders shall fail to have, collectively directly or indirectly, beneficial ownership in the aggregate of at least 50.1 % on a fully diluted basis of voting interests in Holdings’ Capital Stock or (iii) any “person” or “group”, other than the Permitted Holders, beneficially own, directly or indirectly, voting interests in Holdings’ Capital Stock (on a fully diluted basis) representing more than the voting interests in Holdings’ Capital Stock (on a fully diluted basis) beneficially owned, directly or indirectly, by the Permitted Holders, (b) after a Qualified Public Offering, any “person” or “group”, other than the Permitted Holders, beneficially own, directly or indirectly, Capital Stock of Holdings representing more than 35% of the aggregate ordinary voting power of Holding’s Capital Stock and the percentage of the aggregate ordinary voting power represented by such Capital Stock beneficially owned, directly or indirectly, by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of Holdings then beneficially owned by the Permitted Holders, (c) Holdings at any time ceases to own directly or indirectly 100% of the Capital Stock of Borrower or ceases to have the power to vote, or direct the voting of, any such Capital Stock or (d) a “change of control” or similar event occurs, as defined under the Second Lien Credit Agreement or the First Lien Credit Agreement. For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act (as in effect as of the date of this Agreement), (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Capital Stock of Holdings directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (b) of this definition is triggered, (iv) a Person or group shall not be deemed to beneficially own Capital Stock to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement and (v) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the board of directors of such Person’s parent.

“Closing Date” shall have the meaning set forth in Section 12.10.

“Closing Date Acquisition” shall have the meaning set forth in the recitals hereto.

“Closing Date Acquisition Agreement” shall have the meaning set forth in the recitals hereto.

“Closing Date Commitment Letter” shall mean that certain Second Amended and Restated Commitment Letter dated as of January 31, 2018, by and among UBS Securities LLC, UBS AG, Stamford Branch, Jefferies Finance LLC, SunTrust Robinson Humphrey, Inc., SunTrust Bank, Wells Fargo Bank, National Association and Buyer.

“Closing Date Dividend” shall have the meaning set forth in the recitals hereto.

“Closing Date Equity Issuance” shall mean the cash (or, in the case of members of management of the Company and its Subsidiaries, cash or non-cash) contribution to Holdings of equity (in the form of (1) common equity, (2) preferred equity constituting Qualified Capital Stock and/or (3) other equity on terms reasonably satisfactory to the Lead Arranger), directly or indirectly, by the Sponsor and other investors reasonably acceptable to the Lead Arranger (it being understood and agreed that the existing shareholders of the Company prior to the Closing Date and members of management of the Company are reasonably acceptable to the Lead Arranger) in an aggregate amount equal to not less than 25% of the total consolidated pro forma debt and equity of Holdings and its Subsidiaries on the Closing Date, after giving effect to the Transaction (but without giving effect to any increase to the total consolidated debt of Holdings and its Subsidiaries in connection with the exercise of the “market flex” provisions set forth in the First Lien Term Fee Letter or any draw on the Facility for working capital requirements); provided that on the Closing Date, after giving effect to the Transaction, no shareholder (for purposes of this proviso, management and the existing shareholders shall be deemed one shareholder) shall own a greater percentage of the equity of Holdings and its Subsidiaries than the percentage owned by the Permitted Holders.

“Closing Date Refinancing” shall mean the refinancing, repayment or redemption, as applicable, in full of (i) the Revolving Credit and Term Loan Agreement, dated as of March 16,

2017, among Parent Borrower, as the borrower, the other loan parties from time to time parties thereto, the lenders identified therein and SunTrust Bank, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time) and (ii) the Note Purchase and Guarantee Agreement, dated as of March 16, 2017, by and among Parent Borrower as the borrower, Seller, the Company, the other note parties from time to time parties thereto and the purchasers parties thereto (as amended, restated, supplemented or otherwise modified from time to time), the termination or release of all commitments and guarantees in respect thereof and the termination of any and all liens on the assets of the Loan Parties securing the foregoing obligations, in each case, on or prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property and assets (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document; provided, that the Collateral shall not include any Excluded Assets.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Collateral Agent’s Liens” means the Liens granted by the Loan Parties to Collateral Agent under the Loan Documents.

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Assumption to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.04 of the Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code).

“Company” shall have the meaning set forth in the recitals hereto.

“Compliance Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B-1.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including accelerated amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) including capitalized software and organizational costs).

“Consolidated Capital Expenditures” shall mean, as of any date for the applicable period then ended, all capital expenditures of Parent Borrower and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including accelerated depreciation from the write-off or write- down of tangible or intangible assets (other than the write-down of current assets) including capitalized software and organizational costs).

“Consolidated EBITDA” shall mean, at any date of determination, an amount equal to Consolidated Net Income of Parent Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus

(a) the following, to the extent deducted and not added back or excluded in calculating Consolidated Net Income (other than with respect to clause (a)(vi) and (a)(vii) below), for the most recently completed Measurement Period:

(i) Consolidated Interest Expense;

(ii) the provision for federal, state, local and foreign income Taxes, taxes on profit or capital, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (and, without duplication, any dividends or other distributions made pursuant to Section 8.05(h) to the extent the amount so distributed correlates (on a dollar-for-dollar basis) with amounts that reduced Consolidated Net Income during such period);

(iii) Consolidated Amortization Expense; (iv) Consolidated Depreciation Expense;

(v) all Advisory Fees, indemnification amounts and reasonable out -of -pocket expenses paid in cash or accrued (plus any unpaid Advisory Fees, indemnification amounts and reasonable out -of -pocket expenses accrued in any prior period but not added back in any such prior period) and all other fees, costs, compensation and other expenses of the board of directors of the Loan Parties (or any direct or indirect parent company thereof);

(vi) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies (A) projected by the Borrower in good faith to be reasonably anticipated to be realizable within twelve (12) months after the date the Specified Transaction is initiated or a plan for realization thereof shall have been established, and (B) related to a Specified Transaction, in each case, which will be added to Consolidated EBITDA as so projected or determined until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period and, in each case, will be net of the amount of actual benefits realized during such period from such actions;

(vii) other adjustments (including projected cost savings, operating expense reductions, other operating improvements and initiatives and synergies, the NOKE Payment and run rate SecurGuard new business) consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), as set forth in the Sponsor Model, or as set forth in a quality of earnings report delivered to the Administrative Agent;

(viii) compensation expenses resulting from (i) the repurchase of equity interests of any Parent Company of Holdings from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case, to the extent permitted by this Agreement, (ii) any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and (iii) payments to employees, directors or officers of Holdings and its Restricted Subsidiaries paid in connection with Restricted Payments that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or a substitution for, ordinary salary or ordinary payroll payments;

(ix) charges, costs and expenses incurred in connection with future expansion, integration, restructuring and business optimization projects, strategic initiatives and projects, any restructuring or integration, the closure and/or consolidation of facilities, retention, contract termination, recruiting, relocation, severance, reduction in work force and signing bonuses and expenses and one-time costs related to implementation of operational and reporting systems and technology initiatives, enhanced accounting functions or other transaction costs, including those associated with becoming a standalone entity or a public company;

(x) restructuring charges, accruals or reserves and business optimization, restructuring, rationalization, transition and other costs incurred in cash in such Measurement Period in connection with (i) acquisitions prior to the date hereof (including, but not limited to charges and losses on account of purchase price adjustments and earn-out payments) or (ii) Permitted Acquisitions (including, but not limited to, charges and losses on account of purchase price adjustments and earn-out payments), the Transactions, Investments, Dispositions, consolidations, recapitalizations, restructurings, equity issuances and financings (including any amendments, waivers, other modifications, repayments or any incurrence thereof) whether or not consummated;

minus

(b) the following to the extent included in calculating such Consolidated Net Income for the most recently completed Measurement Period, without duplication:

(i) federal, state, local and foreign income tax credits;

Notwithstanding the foregoing or anything herein to the contrary, it is understood and agreed that, for all purposes hereunder and under any other Loan Document, Consolidated EBITDA for the fiscal quarter ended (i) December 31, 2016 shall be deemed to be $24,440,000, (ii) March 31, 2017 shall be deemed to be $26,920,000, (iii) June 30, 2017 shall be deemed to be $31,000,000 and (iv) September 30, 2017 shall be deemed to be $26,670,000; provided that Consolidated EBITDA may be further adjusted with respect to the foregoing periods in accordance with the definition of Pro Forma Basis or to give effect to any addbacks pursuant to clause (a)(vi) and (vii) above.

“Consolidated Interest Expense” shall mean, without duplication, for any Measurement Period, the result of (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Indebtedness for borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements (but excluding any unrealized costs and losses) and (ii) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, minus (b) the sum of (i) consolidated net gains of such Person and its Subsidiaries under Swap Agreements (but excluding any unrealized gains) and (ii) consolidated interest income, in each case of or by Parent Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, as of any date of determination, with respect to Parent Borrower and its Subsidiaries, for any Measurement Period, the net income (or loss) of Parent Borrower and its Subsidiaries for such Measurement Period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income, without duplication: (a) except as otherwise provided in the Loan Documents with respect to calculations to be made on a pro forma basis, the net income (or loss) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries;

(b) the net income (or loss) of any Person that is an Unrestricted Subsidiary or in which such Person has a minority ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions;

(c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income;

(d) the income (or loss) attributable to the early extinguishment of Indebtedness;

(e) all non cash gains (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item which reduced Consolidated EBITDA in any prior period) (other than the accrual of revenue in the ordinary course) and all non-cash charges, expenses, items and losses, including, without limitation (A) non cash items for any management equity plan, supplemental executive retirement plan or stock option plan or other type of compensatory plan for the benefit of officers, directors or employees, (B) non cash restructuring charges or non cash reserves in connection with the Closing Date Acquisition or in connection with any Permitted Acquisition or other Investment consummated after the Closing Date, (C) all non cash losses (minus any non cash gains) from Dispositions (but for clarity excluding write offs or write downs of inventory), (D) any non cash purchase or recapitalization accounting adjustments, (E) non cash losses (minus any non cash gains) with respect to Swap Agreements, (F) non cash charges attributable to any post employment benefits offered to former employees, (G) non cash asset impairments (but for clarity excluding impairments of inventory), (H) the non cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Closing Date Acquisition or any Permitted Acquisitions or Investments permitted under Section 8.06 and (I) non-cash expenses relating to the vesting of warrants;

(f) other accruals, payments, fees and expenses (including any legal, third-party consulting, tax and structuring costs) incurred in cash in such Measurement Period in connection with (i) acquisitions prior to the date hereof (including, but not limited to charges and losses on account of purchase price adjustments and earn-out payments) or (ii) Permitted Acquisitions (including, but not limited to, charges and losses on account of purchase price adjustments and earn-out payments), the Transactions, Investments, Dispositions, consolidations, recapitalizations, restructurings, equity issuances and financings (including any amendments, waivers, other modifications, repayments or any incurrence thereof) whether or not consummated; provided that any integration, business optimization, restructuring, rationalization, transition and other costs shall be included in calculating Consolidated Net Income;

(g) charges, losses or expenses actually reimbursed or reasonably expected to be reimbursed no later than one year after the end of such period pursuant to a written contract or insurance policy (including an insurance policy with respect to business interruption insurance) with an unaffiliated third party, which contract or insurance obligation has not been disclaimed; (provided, that, if both (A) such charges, losses or expenses are excluded from Consolidated Net Income for the complete one-year period applicable thereto and (B) such amount is not so reimbursed or received by Parent Borrower or such Restricted Subsidiary within such one-year period, then such charges, expenses or losses shall be subtracted from Consolidated Net Income in the subsequent period);

(h) net after tax extraordinary, unusual or non recurring gains, charges, expenses or losses (including, for the avoidance of doubt, any extraordinary, unusual or non-recurring compensation expense), restructuring expenses and litigation and settlement fees, costs and expenses;

(i) (A) any net gain or loss from disposed or discontinued operations (and any costs and expenses related to such disposal or discontinuation) and (B) gains, losses, charges and expenses attributable to asset Dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business;

(j) fees, costs and expenses (including service costs) associated with pension and retirement plans;

(k) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period and any unrealized exchange, translation or performance losses relating to any foreign currency hedging transactions for such period; and

(l) unrealized realized gains and losses with respect to obligations under Swap Agreements designed to provide protections against fluctuations in interest rates or embedded derivatives that require similar accounting treatment, and any costs or expenses or fees in connection with the entry into or execution of Swap Agreements.

“Consolidated Total Assets” shall mean, as of any date of determination, the total property and assets in each case of Parent Borrower and its Restricted Subsidiaries as at the end of the most recently completed Measurement Period, determined on a consolidated basis in conformity with GAAP.

“Consolidated Total Debt” shall mean, at any date, an amount equal to the aggregate principal amount (or, if higher, the par value or stated face amount (other than with respect to zero coupon Indebtedness)) of all Indebtedness for borrowed money of Parent Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding (i) any liabilities referred to in clause (g) of the definition of “Indebtedness”, (ii) the undrawn portion of any letters of credit, bankers’ acceptances, surety bonds or similar arrangements, (iii) any Guarantee Obligations in respect of any such liabilities described in the preceding clauses (i) and (ii) and (iv) Capital Lease Obligations.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any agreement, instrument or other undertaking (other than a Loan Document, First Lien Term Loan Document, Second Lien Loan Document, document evidencing First Lien Permitted Incremental Equivalent Debt, Second Lien Permitted Incremental Equivalent Debt or Permitted Incremental Equivalent Debt Document or any document evidencing any Permitted Refinancing thereof) to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” shall mean the Net Cash Proceeds of cash contributions (other than from the issuance of Disqualified Capital Stock or contributions by Holdings or any Restricted Subsidiary) made to the capital of Holdings (which Net Cash Proceeds are in turn contributed to the Borrower in the form of common equity) after the Closing Date (whether through the issuance or sale of Qualified Capital Stock or otherwise).

“Contribution Indebtedness” shall mean Indebtedness of any Loan Party so long as the aggregate principal amount of all such Indebtedness Incurred by such Loan Party shall not exceed the aggregate Contribution Amount at the time of such Incurrence; provided that such Contribution Indebtedness (i) is not guaranteed by any Person other than the Borrower and the Subsidiary Guarantors, (ii) is Incurred within 180 days after the making of the related Contribution Amount and (iii) is so designated as Contribution Indebtedness pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent on the date of Incurrence thereof.

“Contribution Percentage” shall have the meaning set forth in Section 9.09.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall have the meaning specified in the Security Agreement.

“Controlled Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Covenant Period” shall mean, at any time, the period (a) commencing on the day that Excess Availability is less than the greater of (x) $5,000,000 and (y) 10% of the Line Cap at such time and (b) continuing until Excess Availability has exceeded the greater of (x) $5,000,000 and (y) 10% of the Line Cap for thirty consecutive days, in which case a Covenant Period shall no longer be deemed to be continuing for purposes of this Agreement.

“Curative Equity” means either (i) the common equity or Qualified Capital Stock contributions made to (by Sponsor or any other third party that is not a Subsidiary of Holdings), or issuances (to Sponsor or any other third party that is not a Subsidiary of Holdings), by Holdings in immediately available cash funds which Holdings contributes as additional common equity cash contributions to Borrower or (ii) Curative Sponsor Debt provided by Sponsor to Borrower, in each case, in immediately available cash funds and which is designated “Curative Equity” by Borrower under Section 10.04 at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Equity.

“Curative Sponsor Debt” means subordinated Indebtedness issued by Sponsor to Borrower, which Indebtedness is (a) unsecured, (b) subordinated in right of payment to the Obligations, (c) not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is 6 months after the Maturity Date, and (d) on terms and conditions (including the terms and conditions of the subordination) reasonably acceptable to the Administrative Agent in its Permitted Discretion.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to Administrative Agent or the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Undisclosed Administration, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such

Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination..

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Designated Account” means the Deposit Account of Parent Borrower identified on Schedule D-1, as such schedule may be amended from time to time by Parent Borrower.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with a Disposition made pursuant to Section 8.04(q) that is designated as “Designated Non -Cash Consideration” pursuant to a certificate of an Authorized Officer of the Parent Borrower delivered to the Administrative Agent (with the amount of Designated Non -Cash Consideration in respect of any Disposition being reduced for purposes of Section 8.04(q) to the extent the Parent Borrower or any Restricted Subsidiary converts the same to cash or Cash Equivalents within 180 days following the consummation of the applicable Disposition).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrower’s Accounts during such period, by (b) the Borrower’s billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5.00% (provided that in determining Dilution for purposes of this definition fractional amounts shall be rounded up to the nearest whole percentage point); provided, however, Dilution shall be calculated with respect to all of the Borrower’s Accounts.

“Disposition” shall mean, with respect to any property (including, without limitation, Capital Stock of the Borrower or any of its Restricted Subsidiaries), any sale, Sale Leaseback Transactions, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of Holdings’ Restricted Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, the terms Disposition, Dispose and Disposed of do not refer to the issuance, sale or transfer of Capital Stock by Holdings.

“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be exercisable only after the prior repayment in full of the Obligations), in each case, prior to the date that is ninety one (91) days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, except as a result of a change in control or an asset sale or, in case of Capital Stock issued to an employee or director of Holdings or a Restricted Subsidiary, the death, disability, retirement, severance or termination of employment or service of such holder, in each case so long as any such right of the holder is exercisable only after the prior repayment in full of the Obligations, (c) requires the payment of any cash dividend or any other scheduled cash payment, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of the respective Capital Stock; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Holdings or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock or portion thereof, plus accrued dividends.

“Disqualified Lender” shall mean (a) any financial institution or other Person identified by name in writing, on or prior to January 31, 2018, by the Borrower to the Administrative Agent as not constituting an “Eligible Assignee” and any Subsidiary or Affiliate thereof reasonably identifiable on the basis of its name and (b) any competitor of the Borrower or its Subsidiaries identified by name in writing by the Borrower to the Administrative Agent from time to time and any Subsidiary or Affiliate thereof reasonably identifiable on the basis of its name (other than any Affiliates that are Bona Fide Lending Affiliates). The Borrower may from time to time update the list of Disqualified Lenders provided to the Administrative Agent prior to the date hereof to include competitors or Affiliates of competitors (in each case other than Affiliates that are Bona Fide Lending Affiliates); provided that such updates shall not apply retroactively to disqualify parties that have previously acquired an assignment or participation interest in the Loans and Commitments.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia.

“Dominion Period” shall have the meaning set forth in the Security Agreement.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Earn-Outs” shall mean, with respect to a Permitted Acquisition or any other acquisition of any assets or Property by any Loan Party, that portion of the purchase consideration therefor and that portion of all other payments and liabilities (whether payable in cash or by exchange of Capital Stock or of any Property or otherwise), directly or indirectly, payable by any Loan Party in exchange for, or as part of, or in connection with, such Permitted Acquisition or such other acquisition, as the case may be, that is deferred for payment to a future time after the consummation of such Permitted Acquisition or such other acquisition, as the case may be, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that, to the extent that any such future payment is not subject to the occurrence of a contingency, only up to $25,000,000 of such amount at any time outstanding shall qualify as an “Earn-Out” for purposes of this definition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to a consolidated supervisor with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with each of the applicable representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit performed by Administrative Agent from time to time after the Closing Date, subject to at least 3 Business Days’ prior written notice to the Parent Borrower. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or 90 days of the past due date (in each case, if permitted by the Administrative Agent in its sole discretion, excluding retention billings until such time as the work for the project giving to such billing has been completed in full),

(b) Accounts with selling terms of more than 90 days,

(c) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(d) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower (other than any Affiliate that is another portfolio company of the Sponsor),

(e) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(f) Accounts that are not payable in Dollars,

(g) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada (so long as such Accounts for Account Debtors maintaining a chief executive office in Canada are billed entirely and exclusively in the United States), or (ii) is not organized under the laws of the United States or any state thereof or Canada or any province thereof (so long as such Accounts for Account Debtors organized under the laws of Canada or any province thereof are billed entirely and exclusively in the United States), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent (acting on its own behalf or under power of attorney), or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Administrative Agent,

(h) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(i) Accounts with respect to which the Account Debtor is a creditor of Borrower (unless the Account Debtor has provided Administrative Agent a “non-offset” letter in form and substance reasonably satisfactory to Administrative Agent), has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, solely to the extent of such claim, right of setoff, or dispute,

(j) Accounts with respect to an Account Debtor whose total obligations owing to the Borrower exceed 25% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of such Account Debtor; provided, however, that notwithstanding the foregoing provisions of this clause (k), the Administrative Agent may, in its Permitted Discretion, include as Eligible Accounts (i) Accounts that are post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code, and (ii) Accounts owing by an Account Debtor that has been reorganized or restructured following one of the events described in this clause (k) and has a credit quality reasonably satisfactory to Administrative Agent,

(l) Accounts, the collection of which, Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(m) Accounts that are not subject to a valid and perfected first priority Collateral Agent’s Lien,

(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor; provided that the foregoing shall not exclude Accounts for which billing has not occurred but is reasonably expected to occur in accordance with customary AIA practices (as consistent with such practices existing on the Closing Date or as acceptable to Administrative Agent in its Permitted Discretion),

(o) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p) any Account (A) as to which Borrower’s right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied, (B) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process, (C) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, (D) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional until a specified event occurs, or (E) that represents the right to receive progress payments or other advance billings of an invoice that are due prior to the completion of performance of the invoice by the applicable Borrower of the subject contract for goods or services or that represent credit card sales; or

(q) Accounts owned by a target acquired in connection with a Permitted Acquisition or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Administrative Agent in its Permitted Discretion.

“Eligible Assignee” shall mean (a) any Lender and any Affiliate of a Lender, and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that “Eligible Assignee” shall (y) include Affiliated Investment Funds and Affiliated Lenders, subject to the limitations set forth in the provisions of Section 12.04(a)(iv) and (z) exclude (i) any natural person, or the Sponsor, the Borrower, or any of Holdings or the Sponsor’s or the Borrower’s Affiliates (in each case except as set forth in clauses (x) or (y) above) and (ii) any Disqualified Lender.

“Eligible Credit Card Receivables” shall mean Accounts and other “Payment Intangibles” (as defined in the UCC), together with all income, payments and proceeds thereof due to Borrower on a non-recourse basis from any major credit card or debit card issuer and processors, as arise in the ordinary course of business, which have been earned by performance (provided that such major credit card or debit card issuers shall include, without limitation, Visa, MasterCard, American Express and Discover), that comply in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with each of the applicable representations and warranties respecting Eligible Credit Card Receivables made in the Loan Documents, and are not excluded as ineligible by one or more of the criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit performed by Administrative Agent from time to time after the Closing Date, subject to at least 3 Business Days’ prior written notice to the Parent Borrower. Without limiting the foregoing, none of the following shall be deemed to be Eligible Credit Card Receivables (without duplication of any Reserves established):

(a) Accounts due from credit card or debit card processors that have been outstanding for more than five Business Days from the date of sale or for such longer period as may be approved by the Administrative Agent in its Permitted Discretion;

(b) Accounts due from credit card or debit card processors with respect to which the Borrower does not have good, valid and marketable title, free and clear of any Lien (other than Liens granted to the Collateral Agent for the benefit of the Secured Parties and Permitted Liens (without limiting the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such Permitted Liens) and other than Permitted Liens having priority by applicable law);

(c) Accounts due from credit card or debit card processors that are not subject to a first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties other than Permitted Liens having priority by applicable law (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(d) Accounts due from credit card or debit card processors which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback (except to the extent such claim, counterclaim, offset or chargeback is limited by an agreement that is reasonably satisfactory to the Administrative Agent));

(e) Accounts due from credit card or debit card processors as to which the credit card or debit card processor has the right under certain circumstances to require the Borrower to repurchase the Accounts from such credit card processor;

(f) Accounts due from any Person on account of any private label credit card or debit card receivables other than such Accounts under programs between the Borrower and a third party reasonably acceptable to the Administrative Agent where the third party retains the consumer credit exposure;

(g) Accounts due from credit card or debit card processors (other than Visa, MasterCard, American Express and Discover) which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection; or

(h) Accounts owned by a target acquired in connection with a Permitted Acquisition or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Administrative Agent in its Permitted Discretion

“Eligible In-Transit Inventory” means all raw materials and finished goods Inventory owned by a Borrower, which Inventory is in transit within such Borrower’s country of jurisdiction to one of such Borrower’s facilities located in such Borrower’s country of jurisdiction and which Inventory (a) is fully insured, (b) is subject to a first priority security interest in and lien upon such goods in favor of the Administrative Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Borrower), and (c) otherwise meets the criteria for “Eligible Inventory” hereunder; provided, that, the aggregate amount of Revolver Usage at any time outstanding based upon Eligible In-Transit Inventory shall not exceed $5,000,000.

“Eligible Inventory” means Inventory consisting of first quality finished goods or raw materials held for sale in the ordinary course of Borrower’s business, that complies in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representations and warranties warranty that is already are qualified or modified by materiality in the text thereof) with each of the applicable representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Administrative Agent in Administrative Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Administrative Agent from time to time after the Closing Date, subject to at least 3 Business Days’ prior written notice to the Parent Borrower. An item of Inventory shall not be included in Eligible Inventory if:

(a) Borrower does not have good and valid title thereto;

(b) Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrower);

(c) it is not located at one of the locations in the continental United States set forth on Schedule 5.24 (as such Schedule may be updated from time to time in accordance with the terms of the Agreement) (unless in-transit from one such location to another such location);

(d) it is in-transit to or from a location of Borrower (other than in-transit from one location set forth on Schedule 5.24 to another location set forth on Schedule 5.24 (in each case, as such Schedule may be updated from time to time in accordance with the terms of the Agreement and it being understood and agreed that Inventory located at the distributions center on Schedule 5.24 shall not be considered in transit)) unless such Inventory constitutes Eligible In- Transit Inventory;

(e) it is not segregated or otherwise separately identifiable from goods of non-Loan Parties, if any, stored on the premises;

(f) it is the subject of a bill of lading or other document of title;

(g) it is not subject to a valid and perfected first priority Collateral Agent’s Lien;

(h) it consists of goods returned or rejected by the applicable Borrower’s customers;

(i) it consists of goods that are obsolete or slow moving, work-in-process, or goods that constitute spare parts, packaging and shipping materials not intended for resale, supplies used or consumed in Borrower’s business that are not also sold by the Borrower in the ordinary course of business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or Inventory being held by a Person (other than a Loan Party) on consignment;

(j) it is subject to third party trademark, licensing or other proprietary rights, unless Administrative Agent is reasonably satisfied that such Inventory can be freely sold by Administrative Agent on and after the occurrence of an Event of Default despite such third party rights; or

(k) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, consent orders or consent agreements, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, any Environmental Law or any permit issued by any Governmental Authority under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other corrective actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health and safety or the environment with respect to the Release of, or exposure to, Materials of Environmental Concern.

“Environmental Laws” shall mean any and all current or future foreign, federal, state, local or municipal Requirements of Law and common law regulating, relating to or imposing liability or standards of conduct concerning (a) the prevention, abatement or elimination of pollution, the protection or preservation of the environment, or natural resource damages and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to Materials of Environmental Concern.

“Equipment” means equipment (as that term is defined in the UCC).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.01.

“Excess Availability” shall mean, as of any date of determination, an amount equal to (a) the Line Cap, minus (b) the aggregate Revolver Usage at such time.

“Excluded Accounts” shall mean payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with non affiliated third parties, worker’s compensation, customs accounts, trust and tax withholding which are funded by the Loan Parties in the ordinary course of business or as required by any Requirement of Law and cash collateral accounts subject to Liens permitted under the Loan Documents. For the avoidance of doubt, no account that contains Qualified Cash shall be an “Excluded Account.”

“Excluded Assets” shall mean (i) any fee -owned Real Property of the Loan Parties with a fair market value of less than $10,000,000 and all Real Property constituting Leaseholds, (ii) (a) any motor vehicles and other assets subject to certificates of title and (b) any letter of credit rights or commercial tort claims, in each case, with a value of less than $5,000,000 (other than letter of credit rights or commercial tort claims a security interest in which can be perfected by the filing of a UCC financing statement), (iii) any assets in which the grant of a pledge or security interest is prohibited by law, rule, regulation or would reasonably be expected to result in material adverse tax consequences (as determined in good faith by the Borrower in consultation with Collateral Agent), (iv) Capital Stock (a) in any entity that is not a wholly -owned Subsidiary if the granting of a security interest in such Capital Stock would be prohibited by the Organizational Documents of such entity without third party consent which consent has not been obtained, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law, (b) that is voting Capital Stock of any Excluded Foreign Subsidiary described in clause (i) of the definition of “Excluded Foreign Subsidiary” in excess of 65% of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary, (c) of any Excluded Foreign Subsidiary described in clauses (ii) and (iii) of the definition of “Excluded Foreign Subsidiary”, (d) of any

Unrestricted Subsidiary, (e) of any Immaterial Subsidiary, (f) of any Subsidiary of the type described in clauses (v), (viii) and (ix) of the first parenthetical in the definition of “Subsidiary Guarantor” and (g) that is Margin Stock, (v) any governmental licenses or state or local franchises, charter and authorization, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, (vi) assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vii) licenses, instruments, leases and agreements to the extent and so long as such a pledge thereof would violate the terms thereof or violate any law, rule or regulation, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law, (viii) any property or assets subject to a Lien with respect to any purchase money Indebtedness or Capital Lease Obligations permitted under the Loan Documents if the contract, agreement or document to which such Lien is granted (or in the contract, agreement or document providing for such Capital Lease Obligations) prohibits or requires the consent of any Person as a condition to the creation of any other Lien on such property or asset, (ix) any “intent-to-use” application for registration of a Trademark (as defined in the Security Agreement) filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (x) any foreign intellectual property and (xi) any Excluded Accounts; provided that (I) notwithstanding the above, Excluded Assets shall not include any Capital Stock of a Loan Party (other than Holdings) and (II) in the case of clause (v), such exclusion shall not apply (a) to the extent the prohibition is ineffective under applicable anti -nonassignment provisions of the UCC or other law or (b) to proceeds and receivables of the assets referred to in such clause, the assignment of which is expressly deemed effective under applicable anti -nonassignment provisions of the UCC or other law notwithstanding such prohibition; provided that no such asset of the Loan Parties shall be an “Excluded Asset” if such asset constitutes Collateral (or comparable term) for purposes of the First Lien Term Loan Documents or the Second Lien Loan Documents.

“Excluded Foreign Subsidiary” shall mean any (i) FSHCO or Foreign Subsidiary directly owned by a Loan Party, (ii) Domestic Subsidiary or Foreign Subsidiary, in each case, the Capital Stock of which is directly owned by any Foreign Subsidiary, and (iii) entity that is a controlled foreign corporation within the meaning of Section 957 of the Code and the Capital Stock of which is directly or indirectly owned by any FSHCO; provided that no Subsidiary of Holdings or the Borrower shall be an “Excluded Foreign Subsidiary” if such Subsidiary is a Loan Party (or comparable term) for purposes of the Second Lien Loan Documents, the First Lien Term Facility, the documents governing Indebtedness incurred pursuant to Section 8.01(c) or any First Lien Permitted Incremental Equivalent Debt.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap then such exclusion shall apply to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on behalf of the Borrower or any Guarantor hereunder and under any Note, (i) any Tax imposed on or measured by its net income or net profits, and any franchise taxes imposed on it (in lieu of net income taxes), or branch profits taxes, in each case imposed pursuant to the laws of the jurisdiction (or any subdivision thereof or therein) in which it is organized or in which it has its principal office or, in the case of any Lender, its applicable lending office, or with which it otherwise has or had any other connection between it and the jurisdiction imposing such Tax (other than a connection arising from the Administrative Agent, such Lender or such other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) any Tax imposed under FATCA, (iii) any United States federal withholding tax imposed under the law applicable as of the date the Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 3.16) or designates a new lending office (other than a change of lending office pursuant to Section 3.11(f)), except in each case to the extent that its assignor was entitled, at the time of such assignment, or such Lender was entitled, immediately before it changed its lending office, to receive additional or indemnified amounts from the Borrower or Guarantor with respect to such Tax pursuant to Section 3.15(a), and (iv) any withholding Tax that is attributable to the Administrative Agent’s, a Lender’s or other recipient’s failure, inability or ineligibility at any time during which it is a party to this Agreement to deliver the forms described in Section 3.15(b) (and the Non Bank Certificate, as applicable), except to the extent that such failure, inability or ineligibility is due to a Change in Tax Law occurring after the date on which it became a party to this Agreement.

“Executive Order” shall have the meaning set forth in Section 5.21(b)(i).

“Export Controls” shall mean any and all applicable laws, rules or regulations controlling the export of any U.S. goods, technology or services, including, but not limited to, the Export Administration Act, the Arms Export Control Act, the Export Administration Regulations and the International Traffic in Arms Regulations, each as amended from time to time.

“Export Controls List” shall mean any list of identified individuals or entities to which the export any U.S. goods, technology or services is prohibited or restricted under any Export Controls, including, but not limited to: (a) the Denied Persons List, the Entity List and the Unverified List maintained by the Bureau of Industry and Security of the U.S. Department of Commerce; and (b) the Debarred Parties List maintained by the Directorate of Defense Trade Controls of the U.S. Department of State.

“Extraordinary Advances” has the meaning specified therefor in Section 3.02(d)(iii).

“Facility” shall mean the non-amortizing asset-based revolving credit facility in an aggregate principal amount of $50,000,000 plus any increases pursuant to Section 3.13, provided pursuant to this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement or any amended or successor version that is substantially comparable and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977 (as amended from time to time).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” shall mean that certain Third Amended and Restated Fee Letter, dated as of the Closing Date, by and among UBS Securities LLC, UBS AG, Stamford Branch, Jefferies Finance LLC, SunTrust Robinson Humphrey, Inc., SunTrust Bank, Wells Fargo Bank, National Association, Buyer and the Parent Borrower.

“Fees” shall mean all amounts payable pursuant to or referred to in Sections 3.05 and 3.09, and the Fee Letter.

“First Lien Credit Agreement” shall mean that certain First Lien Credit and Guarantee Agreement, dated as of the date hereof, among Borrower, Holdings, the lenders party thereto, First Lien Term Agent and the other agents named therein, as amended, restated, supplemented, modified or Refinanced (as defined in the ABL/Term Loan Intercreditor Agreement) by a Permitted Refinancing from time to time.

“First Lien Permitted Incremental Equivalent Debt” shall have the meaning given to the term “Permitted Incremental Equivalent Debt” in the First Lien Credit Agreement (as in effect on the date hereof).

“First Lien Term Agent” shall mean UBS AG Stamford Branch, in its capacity as administrative agent and collateral agent under the First Lien Term Facility Documents, or any successor administrative agent or collateral agent or other agent appointed under the First Lien Term Facility Documents in accordance with the provisions thereof.

“First Lien Term Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the First Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“First Lien Term Facility” shall mean the facility contemplated by that certain First Lien Credit and Guarantee Agreement, dated as of the date hereof, among Borrower, Holdings, the lenders party thereto, First Lien Term Agent and the other agents named therein, as amended, restated, supplemented, modified or Refinanced (as defined in the ABL/Term Loan Intercreditor Agreement) by a Permitted Refinancing from time to time.

“First Lien Term Loan Documents” shall mean the “Loan Documents” (as defined in the First Lien Credit Agreement), other than, for the avoidance of doubt, the ABL/Term Loan Intercreditor Agreement, in each case as the same may be amended, supplemented, waived, replaced in connection with a Permitted Refinancing or otherwise modified from time to time in a manner not prohibited by the ABL/Term Loan Intercreditor Agreement.

“First Lien Term Loans” shall have the meaning assigned to the term “Term Loans” in the First Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“First Lien Term Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) during such period (except to the extent financed with long-term debt (other than any Revolving Loans)), to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, with respect to any Measurement Period and with respect to Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum (without duplication) of (a) Consolidated Interest Expense paid in cash or required to be paid in cash during such Measurement Period (excluding all upfront, closing and similar fees paid on the Closing Date), (b) the principal amount of all scheduled amortization payments in respect of Indebtedness (including the Term Facilities and Capital Leases) that are required to be paid in cash during such period (excluding mandatory prepayments under Section 4.02 of the First Lien Credit Agreement and Section 4.02 of the Second Lien Credit Agreement and Synthetic Lease Obligations), (c) all federal, state, and local income taxes paid in cash during such period, (d) all management, consulting, monitoring, and advisory fees paid in cash to Sponsor or its Affiliates during such period, and (e) solely for the purpose of determining compliance with the Payment Conditions in respect to any Restricted Payment to be made in accordance with Section 8.05(b), and solely as of the applicable date of determination, all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period; provided, that, notwithstanding the foregoing, “Fixed Charges” for any period of determination prior to the first anniversary of the Closing Date, each component of Fixed Charges shall be calculated from the Closing Date through the last date of such period, and shall be expressed on an annualized basis.

“Foreclosed Borrower” shall have the meaning set forth in Section 3.17(h).

“Foreign Lender” shall have the meaning set forth in Section 3.15(b).

“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary.

“FSHCO” shall mean any entity that (i) is directly owned by Holdings, the Parent Borrower or any Domestic Subsidiary of Holdings or the Parent Borrower and (ii) has no material assets other than Capital Stock and/or Indebtedness of one or more FSHCOs, Foreign Subsidiaries or controlled foreign corporations within the meaning of Section 957 of the Code.

“Funded Debt” shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, shall in any event include all Indebtedness in respect of the Loans, the First Lien Term Loans, the Second Lien Loans and any Permitted Incremental Equivalent Debt.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 3.11(b)(ii) of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” shall have the meaning set forth in Section 9.02.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the

“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (v) any Excluded Swap Obligations, (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Capital Stock permitted under this Agreement, (y) product warranties given in the ordinary course of business or (z) ordinary course performance guarantees by Holdings or any of its Subsidiaries of the obligations (other than for the payment of Indebtedness) of Holdings or any of its Subsidiaries. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith; provided that, in the case of any Guarantee Obligations where the recourse to such Person for such Indebtedness is limited to the assets subject to the Lien granted to secure such Indebtedness, then the amount of any Guarantee Obligation of any guaranteeing person shall be the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Guaranteed Obligations” shall have the meaning set forth in Section 9.01.

“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Guarantors” shall mean, collectively, Holdings and the Subsidiary Guarantors.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Holdings and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with the Hedge Provider.

“Hedge Provider” means Wells Fargo Bank or any of its Affiliates.

“Holdings” shall have the meaning set forth in the preamble hereto.

“Immaterial Subsidiary” shall mean each Restricted Subsidiary of the Borrower (i) which, as of the most recent fiscal quarter of Holdings, for the period of four consecutive fiscal quarters then ended, for which financial statements have been (or were required to be) delivered pursuant to Section 7.01, contributed less than 5.0% of Consolidated EBITDA for such period or (ii) which had assets with a net book value of less than 5.0% of the Consolidated Total Assets as of such date; provided that, if as of the last day of any fiscal quarter (tested at the time of delivery of the relevant financial statements) the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are Immaterial Subsidiaries exceeds 5.0% of Consolidated EBITDA for any such period or 5.0% of Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within 20 Business Days, the Administrative Agent) shall designate sufficient Restricted Subsidiaries as no longer being Immaterial Subsidiaries to eliminate such excess, and such designated Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement; provided, however, that no Restricted Subsidiary of the Borrower shall be an “Immaterial Subsidiary” if such Restricted Subsidiary is not an “Immaterial Subsidiary” (or comparable term) for purposes of the First Lien Term Loan Documents, the Second Lien Loan Documents, the documents governing Indebtedness incurred pursuant to Section 8.01(c) or any Permitted Incremental Equivalent Debt Documents.

“Increase” shall have the meaning set forth in Section 3.13(a).

“Incur” shall mean issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurred” and “Incurrence” shall have a correlative meaning; provided that (i) any Indebtedness or Capital Stock of any of Holdings or its Restricted Subsidiaries existing on the Closing Date (after giving effect to the Transactions) shall be deemed to be Incurred by Holdings or such Restricted Subsidiary, as the case may be, on the Closing Date and (ii) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services which purchase is (i) due more than six months from the date of incurrence of the obligation in respect thereof unless being contested in good faith or (ii) evidenced by a note or similar written instrument, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person (excluding, for the avoidance of doubt, lease payments under operating leases), (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (except to the extent such obligations are cash collateralized), (g) all indebtedness of such Person created or arising under any Swap Agreement, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above and (i) all obligations (excluding prepaid interest thereon) of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but only to the extent of the lesser of (i) the fair market value of such property subject to such Lien and (ii) the amount of Indebtedness secured by such Lien. Notwithstanding the foregoing or anything else herein to the contrary, “Indebtedness” shall not include (i) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (ii) obligations or liabilities of any Person in respect of any of its Qualified Capital Stock nor the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date (whether or not such lease exists on the Closing Date or hereafter arises), (iii) all obligations under any Swap Agreements unless such obligations are payment obligations that relate to a Swap Agreement that has terminated, (iv) customary obligations under employment agreements and deferred compensation, (v) deferred tax liabilities, (vi) purchase price adjustments, Earn-Outs and any sums for which such Person is obligated pursuant to noncompetition arrangements entered into in connection with any Acquisition (including Permitted Acquisitions) until such obligations shall become earned, due and payable, (vii) royalty payments made in the ordinary course of business in respect of exclusive and non -exclusive licenses, (viii) any accruals for (A) payroll and (B) other non -interest bearing liabilities accrued in the ordinary course of business, (ix) employee commitments, (x) accrued licensing fees owed under licenses (including intellectual property licenses), (xi) deferred rent obligations in respect of real property leases incurred in the ordinary course of business, (xii) deferred obligations owing to the Sponsor and its Affiliates (including what would otherwise constitute Advisory Fees), (xiii) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (xiv) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to any permitted Investment, and (xv) the Noke Payment.

“Indemnified Person” shall have the meaning set forth in Section 12.01.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or made in respect of any payment made by or on account of any obligation of a Loan Party under a Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including all copyrights, trademarks, and service marks, including all associated goodwill, in each case whether registered or applied for with a Governmental Authority, patents, technology, know how and processes, trade secrets, and any trade dress including logos, designs, and other indicia of origin, internet domain names, intangible rights in software and databases not otherwise included in the foregoing, but not including any of the foregoing in the public domain. Intellectual Property includes all issuances, registrations and applications relating to any of the foregoing.

“Intercompany Note” shall mean a promissory note evidencing intercompany Indebtedness, duly executed and delivered substantially in the form of Exhibit L (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercreditor Agreement” shall mean each of the ABL/Term Loan Intercreditor Agreement, and any Other Intercreditor Agreement, in each case, if then in effect.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 , 6 or, if approved by each Lender of such LIBOR Rate Loan, 12 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, 6 or 12 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” means inventory (as that term is defined in the UCC).

“Investments” shall mean any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of any Person (excluding, in the case of Holdings and its Restricted Subsidiaries, their parent companies and their subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Authorized Officer, (c) any Investment in the form of a transfer of Capital Stock or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Capital Stock or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 8.06, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by an Authorized Officer.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application,

a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Lender” means any Lender that, at the request of Borrower and with the consent of Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 3.10 and the Issuing Lender shall be a Lender.

“Junior Financing” shall mean any Indebtedness which is (i) unsecured or (ii) Subordinated Indebtedness (and any debt that is pari passu thereto) or secured only by the Collateral on a junior lien basis to the Secured Parties with respect to Collateral and which is subject to the terms of an Intercreditor Agreement and/or subordination agreement, as applicable (other than, for the avoidance of doubt, the First Lien Term Facility and other Indebtedness permitted to be incurred under the First Lien Term Facility that is secured by a Lien on the Collateral on a pari passu basis with the First Lien Term Facility).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment at such time under this Agreement.

“Lead Arranger” shall mean the Lead Arranger listed on the cover page hereof.

“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean the banks, financial institutions and other Persons from time to time party to this Agreement as lenders, and shall include the Revolving Lenders, the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 12.02 and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Administrative Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Holding or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Administrative Agent in connection with the Lender Group’s transactions with Holdings and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Holdings or its Subsidiaries, (d) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party,

(f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Administrative Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 3.09, (h) Administrative Agent’s reasonable and documented costs and out-of-pocket expenses (including reasonable documented attorneys fees and expenses) which shall be limited to: (x) one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) to the Administrative Agent, (y) one additional counsel (and one local counsel in each relevant jurisdiction) to the Lenders, and (z) in the case of a conflict of interest, one additional counsel for each affected Lender, relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Collateral Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Holdings or any of its Subsidiaries, (i) Administrative Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses, which shall be limited to: one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) to the Administrative Agent) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, and (j) Administrative Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Holdings or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, provided, however, that with respect to Lender Group Expenses, Administrative Agent and the Lenders shall be entitled for reimbursement for no more than: (x) one counsel (and one local counsel in each relevant jurisdiction and one special counsel in each reasonably necessary specialty area) for the Administrative Agent, (y) one additional counsel (and one local counsel in each relevant jurisdiction) for the Lenders, and (z) in the case of a conflict of interest, one additional counsel for each affected Lender, provided, further, that the Loan Parties shall not be liable for any reimbursing any such legal fees to the extent they arise from disputes arising solely among the Lenders (except for any dispute arising against Administrative Agent solely in such capacity).

“Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Collateral Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Collateral Agent in an interest bearing account (to be agreed upon between Collateral Agent and Borrower in form and substance reasonably satisfactory to Collateral Agent) for the benefit of those Lenders with a Revolver

Commitment in an amount equal to 105% of the then existing Letter of Credit Usage (or 110% of the then existing Letter of Credit Usage with respect to foreign currency denominated Letters of Credit), (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Collateral Agent with a standby letter of credit, in form and substance reasonably satisfactory to Collateral Agent, from a commercial bank acceptable to Collateral Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (or 110% of the then existing Letter of Credit Usage with respect to foreign currency denominated Letters of Credit) (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying

Issuer pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 3.05(b).

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 3.10(f).

“Letter of Credit Related Person” has the meaning specified therefor in Section 3.10(f).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 3.11(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“LIBOR Option” has the meaning specified therefor in Section 3.11(a).

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Administrative Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Limited Condition Acquisition” means any Acquisition (or similar Investment) by one or more of Holdings and its Restricted Subsidiaries, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” shall mean, as of any date of determination, the lesser of (i) the aggregate Commitments of the Lenders at such time and (ii) the Borrowing Base at such time; provided that the Borrowing Base shall be calculated without regard to the $15,000,000 “cap” in clause (d) thereof solely for purposes of determining compliance with Sections 8.06(e)(i) and 8.05(b).

“Loan” shall mean any Revolving Loan, Swing Loan, Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 3.08.

“Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Control Agreements, the Fee Letter, the Letters of Credit, the Security Agreement, the ABL/Term Loans Intercreditor Agreement, Other Intercreditor Agreement, each other Security Document, any Issuer Document, any note or notes executed by Borrower in connection with this Agreement and payable to any member of the Lender Group, and any other agreement entered into, now or in the future, by any Loan Party or Subsidiary thereof and Administrative Agent or any member of the Lender Group in connection with this Agreement. For the avoidance of doubt, Secured Swap Agreements, Bank Product Agreements, Cash Management Agreements and other documents evidencing Cash Management Obligations do not constitute Loan Documents hereunder.

“Loan Parties” shall mean, collectively, Borrower and each Guarantor.

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Material Adverse Effect” means (a) on the Closing Date, a Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) and (b) at any time after the Closing Date, (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Parent Borrower and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of the Loan Parties, taken as a whole, to perform its obligations under any Loan Document to which they are a party; or (iii) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of any Loan Document to which they are a party.

“Material Indebtedness” shall have the meaning set forth in Section 7.07(b).

“Materials of Environmental Concern” shall mean any pollutants, contaminants, wastes, toxic, hazardous, explosive or radioactive materials, or substances, including any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead based paints or materials, potentially infectious medical waste, radon, urea formaldehyde insulation, molds, fungi, mycotoxins, radioactive materials or radiation, in each case defined, regulated by or which may give rise to liability under any Environmental Law.

“Maturity Date” shall mean February 12, 2023.

“Maximum Rate” shall have the meaning given to that term in Section 12.18.

“Maximum Revolver Amount” shall mean $50,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with this Agreement and increased by the amount of any increase made in accordance with this Agreement.

“Measurement Period” shall mean, at any date of determination, the most recently completed trailing four fiscal quarters of Parent Borrower for which financial statements have been delivered pursuant to Section 6.01(g), 7.01(a) or 7.01(b) or at the option of Parent Borrower, in the case of any transaction the permissibility of which requires a calculation on a Pro Forma Basis, for the period of the most recently ended fiscal quarter prior to the date of such determination for which internal financial statements are available.

“Minute Note” shall have the meaning set forth in the recitals hereto.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgaged Property” shall mean any Real Property owned by any Loan Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section

4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has any direct or indirect liability or has within any of the preceding five years made or accrued an obligation to make contributions.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash” shall mean (i) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries and (ii) cash and Cash Equivalents of Holdings and its Restricted Subsidiaries Restricted in favor of the Administrative Agent or any Lender (which cash and Cash Equivalents may also secure other Indebtedness together with the Obligations).

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of cash and cash equivalents (including Cash Equivalents) (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts (including the principal amount, any premium, penalty or interest) required to be applied (or to establish an escrow for the future repayment thereof) to the repayment of Indebtedness (including repayments of Indebtedness under the First Lien Term Loan Documents, the Second Lien Loan Documents or any Permitted Incremental Equivalent Debt but only to the extent such repayment is required pursuant to the terms thereof) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets, (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Holdings, the Borrower or any Restricted Subsidiary in connection with such Asset Sale or Recovery Event or any other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by Holdings or any of its Restricted Subsidiaries in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to Holdings or any of its Restricted Subsidiaries from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness or Capital Stock, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith, and any taxes paid or reasonably estimated to be actually paid in connection therewith.

“Net Liquidation Percentage” means, with respect to Inventory, the percentage of the book value of the Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Administrative Agent.

“Net Worth” shall have the meaning set forth in Section 9.09.

“New York UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Noke Payment” shall mean a payment of up to $6,000,000 during the fiscal year 2018 to be made pursuant to that certain Services Agreement, effective as of August 3, 2017, by and among Nokē Inc., FŪZ Designs LLC and Janus International Group, LLC.

“Non Bank Certificate” shall have the meaning set forth in Section 3.15(b)(iv).

“Non-Core Asset Sale” shall mean a sale for cash of assets by any Loan Party or Subsidiary of a Loan Party to a Person (other than a Loan Party or any Subsidiary thereof) in accordance with the terms of Section 8.04(t), provided that such Loan Party or Subsidiary is not (in the opinion of the Borrower (acting reasonably)) reliant on such assets to conduct its business as conducted as of the date of such sale.

“Non Defaulting Lender” shall mean and include each Lender, other than a Defaulting

Lender.

“Non Guarantor Subsidiary” shall mean any Restricted Subsidiary that is not a Subsidiary Guarantor; provided, that no Restricted Subsidiary of Holdings or the Parent Borrower shall be a “Non Guarantor Subsidiary” if such Restricted Subsidiary is not a “Non Guarantor Subsidiary” (or comparable term) for purposes of the Second Lien Loan Documents, the documents governing Indebtedness incurred pursuant to Section 8.01(c) or any Permitted Incremental Equivalent Debt.

“Non U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (other than any plan maintained or required to be contributed to by a Governmental Authority).

“Notes” shall have the meaning set forth in Section 3.04(b).

“Notice of Borrowing” shall have the meaning set forth in Section 3.02(a).

“Notice Office” shall mean the office of the Administrative Agent as set forth on Schedule II or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to outstanding Letters of Credit (irrespective of whether contingent), liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties of any kind and description owing by any Loan Party pursuant to or evidenced by this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Intercreditor Agreement” shall mean any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more other Representatives of Indebtedness to be subject to such intercreditor agreement or any other party, as the case may be, in the case of Indebtedness Incurred under Section 8.01(b) or Permitted Incremental Equivalent Debt that is to be secured on a junior basis to the Obligations, substantially on the terms set forth, to the extent such Indebtedness Incurred is to be secured equally with the First Lien Term Obligations or the Second Lien Obligations or junior to the Second Lien Obligations, in the ABL/Term Loan Intercreditor Agreement by entering into a joinder thereto or a separate intercreditor agreement substantially similar to the ABL/Term Loan Intercreditor Agreement and, in each case, on such other terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent (or replaced in connection with a Permitted Refinancing or incurrence of Indebtedness under Section 8.01(c) or Permitted Incremental Equivalent Debt) (such consent not to be unreasonably withheld or delayed).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible recording, filing or similar Taxes (excluding, for the avoidance of doubt, any Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed on a Lender or the Administrative Agent by a jurisdiction with which it has or had a connection (other than a connection arising from such Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) with respect to an assignment, other than an assignment made pursuant to Section 3.16.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 3.01 or Section 3.10.

“Parent Company” shall mean any direct or indirect parent company of which Holdings is a Wholly Owned Subsidiary (other than investment funds that are Affiliates of the Sponsor).

“Participant” shall have the meaning set forth in Section 12.04(a)(v).

“Participant Register” shall have the meaning set forth in Section 12.04(a)(ix).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“Payment Conditions” shall mean, with respect to certain transactions the permissibility of which hereunder are conditioned on the Payment Conditions (each a “Payment Condition Transaction”), the satisfaction of each of the following conditions:

(a) subject to Section 2.01(m) in the case of a Limited Condition Acquisition, no Event of Default has occurred and is continuing or would immediately result from the consummation of the proposed Payment Condition Transaction;

(b) after giving effect to such Payment Condition Transaction, calculated on a Pro Forma Basis (giving effect to the Payment Condition Transaction and the borrowing of any Loans or issuance of any Letters of Credit in connection with the Payment Condition Transaction), either:

(i) 30-Day Excess Availability and Excess Availability on the date of the Payment Condition Transaction is equal to or greater than the greater of (x) 7,500,000 and (y) 15.0% of the Line Cap; or

(ii) (x) 30-Day Excess Availability and Excess Availability on the date of the Payment Condition Transaction is equal to or greater than the greater of (x) 6,250,000 and (y) 10% of the Line Cap and (y) the Fixed Charge Coverage Ratio of Parent Borrower and its Restricted Subsidiaries as of the most recently completed Measurement Period prior to such Payment Condition Transaction was at least 1.00:1.00; and

(c) Parent Borrower shall have delivered to Administrative Agent calculations demonstrating compliance with the conditions contained in clauses (a) and (b) above.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit M.

“Permitted Acquisition” shall mean any Acquisition, provided that each of the following conditions shall be met (or waived by the Required Lenders):

(a) in the case of any purchase or other acquisition of Capital Stock in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), or (ii) such Person is merged into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger or consolidation,

(b) the business acquired in such Acquisition, constitutes a line of business permitted by Section 8.12,

(c) after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing; provided that, in connection with a Limited Condition Acquisition, the only condition with respect to absence of a Default or Event of Default shall be the absence of a Default or Event of Default at the time the definitive acquisition agreement with respect to such Acquisition is entered into,

(d) the Payment Conditions are satisfied with respect to such Acquisition, and

(e) if the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions (including deferred payment obligations) equals or exceeds $10,000,000 in the aggregate, Borrower shall provide Administrative Agent notice of such Acquisition, together with the executed Acquisition agreement and executed copies of all material agreements related thereto reasonably requested by Administrative Agent, substantially concurrently with the execution of such Acquisition agreement.

“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of commercially reasonable business judgment (from the perspective of a secured lender), exercised in good faith.

“Permitted Holders” shall mean the Sponsor and any Affiliate of the Sponsor (other than other portfolio companies that are Affiliates).

“Permitted Incremental Equivalent Debt” shall mean any First Lien Permitted Incremental Equivalent Debt or Second Lien Permitted Incremental Equivalent Debt, as applicable.

“Permitted Incremental Equivalent Debt Documents” shall have the meaning given to such term in (i) with respect to First Lien Permitted Incremental Equivalent Debt, the First Lien Term Loan Credit Agreement (as in effect as of the date hereof) and (ii) with respect to Second Lien Permitted Incremental Equivalent Debt, the Second Lien Term Loan Credit Agreement (as in effect as of the date hereof).

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus original issue discount and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, except that the outstanding principal amount (or accreted value, if applicable) thereof may be increased so long as the entire increase is Incurred, and permitted to be Incurred, pursuant to Section 8.01 (subject to any applicable conditions to the incurrence of such Indebtedness under Section 8.01), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof), (c) the terms of such modification, refinancing, refunding, renewal or extension do not provide for any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Permitted Refinancing, other than (X) customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, unpermitted debt incurrence event, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans), customary acceleration rights upon an event of default or (Y) in the case of the Permitted Refinancing of the First Lien Term Loans, any prepayment that is accompanied by the prepayment of a pro rata portion of the outstanding principal of the First Lien Term Loans, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 8.01(b), (c), (e), (g), (i), (p) or (r) or Permitted Incremental Equivalent Debt, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to, or (but only if, and to the extent, the Indebtedness being modified, refinanced, refunded, renewed or extended was secured equally and ratably with the Obligations) secured equally and ratably with, Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are subordinated to, or secured equally and ratably with, the Liens securing the Obligations, and the holders of such Indebtedness or the Representative acting on behalf of the holders of such Indebtedness shall have, unless the respective Permitted Refinancing is unsecured, entered into such lien subordination and/or intercreditor agreements as are consistent with those which applied to the Indebtedness being modified, refinanced, refunded, renewed or extended (with such changes as may be reasonably satisfactory to the Administrative Agent), it being understood and agreed that, as a condition precedent to the Incurrence of any secured Permitted Refinancing of any Indebtedness pursuant to Section 8.01(c) which is being secured by the collateral on a basis which is equal and ratable with, or on a subordinated basis to, the Liens securing the Obligations, a Representative on behalf of the respective holders of such Indebtedness (i) shall have become party by joinder to the ABL/Term Loan Intercreditor Agreement and (ii) shall have become party to an Other Intercreditor Agreement in substantially the form as applied to the Indebtedness being modified, refinanced, refunded, renewed or extended, in each case with the forgoing to be reasonably satisfactory to the Administrative Agent and reflecting priorities of Liens consistent with the Liens in place prior to the date of such Permitted Refinancings (or, to the extent requested by the Borrower, providing for more junior treatment of the Liens securing such modification, refinancing, refunding, renewal or extension), (iii) such Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding and (iv) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are either (I) substantially identical to the Indebtedness being refinanced, (II) (taken as a whole) not materially more favorable to the providers of such Permitted Refinancing than those applicable to the Indebtedness being refinanced or (III) on market terms and conditions customary for Indebtedness of the type being Incurred pursuant to such Permitted Refinancing as of the time of Incurrence of such Indebtedness, except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date; provided that in the case of Permitted Refinancings of Indebtedness Incurred under Section 8.01(c), the terms of such Indebtedness comply with the requirements set forth in Section 8.01(c)(II).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean, at a particular time, an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning set forth in Section 7.02(a).

“Post-Increase Revolver Lenders” shall have the meaning set forth in Section 3.13(e).

“Pre-Increase Revolver Lenders” shall have the meaning set forth in Section 3.13(e).

“Private Lender Information” shall mean any information and documentation that is not Public Lender Information.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant under this Agreement, that all Specified Transactions (including, to the extent applicable, the Transactions, but excluding any dispositions in the ordinary course of business), restructuring or other cost saving actions and the following transactions in connection therewith (if any) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the assets or Person subject to such Specified Transaction or restructuring or other cost saving action, (i) in the case of a sale, transfer or other disposition of all or substantially all equity interests in or assets of any Subsidiary of Holdings or any division, business unit, line of business or facility used for operations of Holdings or any of its Subsidiaries (in each case, to a Person other than Holdings or any Subsidiary), shall be excluded, and (ii) in the case of an acquisition or other Investment, shall be included, (b) any retirement, extinguishment or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection with such Specified Transaction or restructuring or other cost saving action (and all Indebtedness so incurred or assumed shall be deemed to have borne interest (x) in the case of fixed rate Indebtedness, at the rate applicable thereto or (y) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding); provided that Consolidated EBITDA shall be further adjusted, without duplication of any adjustments to Consolidated EBITDA set forth in the definition of Consolidated EBITDA, by, without duplication, adjustments (including projected cost savings, operating expense reductions, other operating improvements and initiatives and synergies) which are (i) reasonably identifiable and factually supportable and having projected by the Borrower in good faith to be reasonably anticipated to be realizable within twenty four (24) months after the end of the test period in which the applicable Specified Transaction is initiated or a plan for realization thereof shall have been established, (ii) consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency) or (iii) as set forth in a quality of earnings report delivered to the Administrative Agent.

“Pro Forma Financial Information” shall have the meaning set forth in Section 5.01(a).

“Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated January 2018 and that were prepared by or on behalf of Holdings in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Closing Date.

“Properties” shall have the meaning set forth in Section 5.17(a).

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and

(c) [Reserved]

(d) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 11.06 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 12.04; provided, that if all of the

Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning set forth in Section 3.02(d)(i).

“Public Lender Information” shall mean information and documentation that is either exclusively (i) of a type that would be publicly available if the Borrower, Holdings and their respective Subsidiaries were issuing securities pursuant to a public offering or (ii) not material non-public information with respect to any of the Borrower, Holdings or any of their respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Public Offering” shall mean an initial underwritten public offering of the common Capital Stock pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S 8 or any successor form).

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Cash” means, as of any date of determination, the amount of Unrestricted cash and Cash Equivalents of Borrower that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by Wells Fargo Bank, N.A. or its Affiliates and located within the United States.

“Qualified Counterparty” shall mean, with respect to any Secured Swap Agreement, any counterparty thereto that, at the time such Secured Swap Agreement was entered into or as of the Closing Date or the initial syndication of the Revolving Loans, was the Administrative Agent, the Lead Arranger or a Lender at such time or an Affiliate of the Administrative Agent, the Lead Arranger or a Lender at such time.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Public Offering” shall mean the issuance by Holdings or any Parent Company of all its common Capital Stock pursuant to a Public Offering.

“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including, but not limited to, fee interests, Leaseholds and easements.

“Recovery Event” shall mean any settlement of or payment in excess of an amount equal to $5,000,000 in respect of any property or casualty insurance (excluding business interruption insurance) claim or any condemnation, eminent domain or similar proceeding relating to any asset of Holdings or any of its Restricted Subsidiaries.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, or convert any Indebtedness into any other, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refund” shall have the meaning set forth in Section 3.15(e).

“Register” shall have the meaning set forth in Section 12.15.

“Regulation D” shall mean Regulation D of the Board.

“Related Party” shall have the meaning set forth in Section 10.01(i).

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying or pouring, or migrating, into the environment, including any land or water or air.

“Rent Reserve” means, if and to the extent that Administrative Agent has not received Collateral Access Agreements within (x) with respect to locations where Eligible Inventory is located as of the Closing Date, 90 days of the Closing Date and (y) with respect to any new locations, within 60 days after the effective date of the relevant lease, rental agreement, storage agreement, consignment agreement or similar agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent with respect to any location where Eligible Inventory is located, an amount equal to no more than 2 months rent or charges payable in respect to such location (less the amount of any prepayments made to the landlord, bailee or warehouseman, as applicable, for such location so long as such prepayments have been documented and acknowledged by the applicable landlord, bailee or warehouseman and certified by the Borrower, each in form an substance reasonably satisfactory to Administrative Agent) together with all other accrued and unpaid fees, costs and expenses then owing by the Borrower in connection therewith.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Lender” shall have the meaning set forth in Section 3.16(a).

“Replacement Lender” shall have the meaning set forth in Section 3.16(a).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty day notice period is waived by regulation.

“Representative” shall mean, with respect to any series of Indebtedness permitted under Section 8.01(b) or (c) or Permitted Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Required Lenders” shall mean, at any time, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean, as of any date of determination, those reserves (other than Bank Product Reserves and Rent Reserves and without duplication of any other Reserves or items to the extent such items have are otherwise addressed or excluded through eligibility criteria or have been deducted in the calculation of the Borrowing Base) that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 3.01(c), to establish and maintain (including reserves with respect to (a) sums that the Parent Borrower or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets (other than assets giving rise to the Rent Reserve to the extent such amounts have been accounted for in the calculation of the Rent Reserve for such applicable location), rents or other amounts payable under such leases) and has failed to pay when due, (b) amounts owing by Parent Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Administrative Agent likely would have a priority superior to the Collateral Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount; provided, that no such reserve shall be established with respect to any landlords, warehousemen, or similar Persons to the extent such amounts have been accounted for in the calculation of the Rent Reserve for such applicable location and (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party).

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings and its Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on the consolidated balance sheet of Holdings (unless such appearance is related to the Liens created under the Loan Documents, First Lien Term Facility Documents, Second Lien Loan Documents, documents evidencing any First Lien Permitted Incremental Equivalent Debt or any Second Lien Permitted Incremental Equivalent Debt to the extent permitted hereunder).

“Restricted Affiliated Lender” shall mean any Affiliated Lender (other than an Affiliated Investment Fund).

“Restricted Payments” shall have the meaning set forth in Section 8.05.

“Restricted Subsidiary” shall mean any Subsidiary of Holdings (other than any Unrestricted Subsidiary). For the avoidance of doubt, the Borrower shall at all times constitute a Restricted Subsidiary.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Assumption pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 12.04.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” shall mean a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loans” shall have the meaning specified therefor in Section 3.01(a).

“Revolving Loan Exposure” shall mean, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc.

“Sale Leaseback Transaction” shall mean any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctioned Jurisdiction” shall mean any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings in, with or involving such country or territory (i.e., at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” shall mean any Person: (a) identified on a Sanctions List; (b) organized, domiciled or resident in, or the government or any agency or instrumentality of the government of, any Sanctioned Jurisdiction; (c) 50 percent owned or controlled by, or acting for or on behalf of, directly or indirectly, any Person described in the foregoing clause (a) or (b); or (d) otherwise the target of Sanctions.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes administered, imposed or enforced by (a) the United States (including OFAC and the U.S. Department of State), (b) the European Union or any member state thereof, (c) the United Kingdom (including Her Majesty’s Treasury) or (d) any other relevant national or supra-national governmental authority.

“Sanctions List” means any list of designated individuals or entities that are the target of Sanctions, including, without limitation, (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Union and (c) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Administrative Agent” shall mean UBS AG, Stamford Branch, in its capacity as administrative agent under the Second Lien Credit Agreement, together with its successors, assigns and replacements.

“Second Lien Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the Second Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“Second Lien Credit Agreement” shall mean that certain second lien term loan and guarantee agreement, dated as of the date hereof, among Borrower, Holdings, the lenders party thereto, Second Lien Administrative Agent and the other agents named therein, as amended, restated, supplemented, modified or Refinanced (as defined in the ABL/Term Loan Intercreditor Agreement) by a Permitted Refinancing from time to time.

“Second Lien Facility” shall mean the facility contemplated by that certain second lien credit and guarantee agreement, dated as of the date hereof, among Borrower, Holdings, the lenders party thereto, Second Lien Administrative Agent and the other agents named therein, as amended, restated, supplemented, modified or Refinanced (as defined in the ABL/Term Loan Intercreditor Agreement) by a Permitted Refinancing from time to time.

“Second Lien Lender” shall have the meaning assigned to the term “Lender” in the Second Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“Second Lien Loan Documents” shall mean the Second Lien Credit Agreement and the other “Loan Documents” as defined in the Second Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“Second Lien Loans” shall have the meaning assigned to the term “Term Loans” in the Second Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“Second Lien Obligations” shall have the meaning assigned to the term “Obligations” (as in effect on the date hereof and as amended or modified) in the Second Lien Credit Agreement (as in effect on the date hereof and as amended or modified).

“Second Lien Permitted Incremental Equivalent Debt” shall have the meaning given to the term “Permitted Incremental Equivalent Debt” in the Second Lien Credit Agreement (as in effect on the date hereof).

“Secured Cash Management Agreement” shall have the meaning set forth in Section 12.19.

“Secured Cash Management Obligations” shall mean the Cash Management Obligations with respect to any Secured Cash Management Agreement.

“Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders, any Qualified Counterparties, the Lead Arranger or a Lender or an Affiliate of the Administrative Agent or the Lead Arranger, the Administrative Agent, the Bank Product Providers, Issuing Lender or a Lender providing Secured Cash Management Obligations.

“Secured Swap Agreement” shall have the meaning set forth in Section 12.19.

“Securities Account” shall have the meaning specified in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Security Agreement in the form of Exhibit E, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document and each Intercreditor Agreement.

“Seller” shall have the meaning set forth in the recitals hereto.

“Settlement Date” has the meaning specified therefor in Section 3.02(e)(i).

“Significant Event of Default” shall mean an Event of Default under Section 10.01(a) or (f).

“Significant Restricted Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary or group of Restricted Subsidiaries of Holdings (a) whose GAAP value of total assets at the last day of the most recent fiscal period for which financial statements have been (or were required to have been) delivered were equal to or greater than 5.0% of the Consolidated Total Assets at such date, and (b) whose gross revenues for the most recently completed period of four fiscal quarters for which financial statements have been (or were required to have been)

delivered were equal to or greater than 5.0% of the consolidated gross revenues of Holdings and its Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP (it being understood that such calculations shall be determined in the aggregate for all Restricted Subsidiaries of the Borrower subject to any of the events specified in Section 10.01(f)).

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by Holdings, the Borrower or any Commonly Controlled Entity or to which Holdings, the Borrower or a Commonly Controlled Entity has any direct or indirect liability or could have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.

“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (i) the sum of the Indebtedness (including contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the assets of such Person and its Subsidiaries, on a consolidated and going concern basis; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated and going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured in the ordinary course; (iii) the capital of such Person and its Subsidiaries, on a consolidated and going concern basis, is not unreasonably small in relation to the business of such Person and its Subsidiaries, on a consolidated basis, contemplated on the date hereof; and (iv) such Person and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” shall have the meaning set forth in the Closing Date Commitment Letter.

“Specified Event of Default” shall mean an Event of Default under Section 10.01(a), (b) (solely as a result of any materially inaccurate statement in a Borrowing Base Certificate), (c) (solely as result of an Event of Default (after giving effect to the cure pursuant to Section 10.04) under Section 8.13), (d)(i), (d)(ii) (solely as a result of failure to comply with Section 3.4(f) of the Security Agreement) or (f).

“Specified Representations” shall have the meaning set forth in the Closing Date Commitment Letter.

“Specified Transactions” shall mean (a) any acquisition or other Investment or the sale, transfer or other disposition of all or substantially all equity interests in or assets of any Restricted Subsidiary of Holdings or any division, business unit, line of business or facility used for operations of Holdings or any of its Subsidiaries (in each case, to a Person other than Holdings or any Subsidiary), consolidations, recapitalizations, equity issuances, operating improvements, business optimization projects, restructurings, cost saving initiatives and other similar initiatives and specified transactions and (b) any incurrence or retirement, extinguishment or repayment of Indebtedness, restricted payment or other event, that by the terms hereof requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” shall mean, collectively, Clearlake Capital Group, L.P. and its Controlled Affiliates.

“Sponsor Model” shall mean the model delivered to the Administrative Agent on or about January 3, 2018.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guarantee).

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings, but shall exclude Unrestricted Subsidiaries.

“Subsidiary Designation” shall have the meaning set forth in Section 7.11.

“Subsidiary Guarantor” shall mean each Wholly Owned Domestic Subsidiary of Holdings (other than (i) the Borrower, (ii) any Unrestricted Subsidiaries, (iii) any FSHCO, (iv) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary, (v) any Subsidiary which is a corporation which is exempt from U.S. federal income tax described in Section 501(c) of the Code, (vi) any Subsidiary of the Borrower acquired or formed after the Closing Date in an Investment permitted under this Agreement which, at the time of such acquisition, is not a Wholly Owned Subsidiary; provided that such Subsidiary shall become a Subsidiary Guarantor at the time such Subsidiary becomes a Wholly Owned Domestic Subsidiary, (vii) any Immaterial Subsidiary that has not entered into a Guarantee, (viii) any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof) and (ix) any Subsidiary that is a special purpose entity used for a securitization facility permitted hereunder) and each other Domestic Subsidiary designated as a “Subsidiary Guarantor” by the Borrower, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement; provided, that “Subsidiary Guarantor” shall not include (i) any Subsidiary prohibited from guaranteeing the Obligations (x) by applicable law, rule or regulation existing on the Closing Date or (y) by applicable law, rule, regulation or, if not entered into in contemplation thereof, by any contractual obligation existing at the time of acquisition of such Subsidiary after the Closing Date, for so long as such prohibition exists, (ii) any Subsidiary which would require governmental or regulatory consent, approval, license or authorization to provide a guarantee, unless such consent, approval, license or authorization has been received, (iii) any Subsidiary to the extent such guarantee would reasonably be expected to result in material adverse tax consequences (as reasonably determined by the Borrower and the Administrative Agent) and (iv) any Subsidiary where the cost of providing such guarantee is excessive in relation to the value afforded thereby (as reasonably determined by the Borrower and the Administrative Agent), it being understood and agreed that if a Subsidiary executes this Agreement as a “Subsidiary Guarantor” then it shall constitute a “Subsidiary Guarantor”; provided further, notwithstanding the above, no Subsidiary shall be excluded as a “Subsidiary Guarantor” if such Subsidiary enters into, or is required to enter into, a guarantee (or becomes, or is required to become, a borrower or other obligor under) of the First Lien Credit Agreement, the Second Lien Credit Agreement, Indebtedness incurred pursuant to Section 8.01(c) or any Permitted Incremental Equivalent Debt (solely to the extent such “Subsidiary” is a Domestic Subsidiary).

“Survey” shall mean either (a) an existing as-built ALTA survey of the applicable Mortgaged Property reasonably acceptable to the Collateral Agent and the Title Company and based upon which the Title Company will cause all standard survey and related exceptions to be deleted from the Title Policy and to enable the Title Company to issue all survey-related endorsements to the Title Policy requested by the Collateral Agent, or (b) an as-built ALTA survey of the applicable Mortgaged Property (i) dated no earlier than 30 days prior to the date of the applicable Mortgage, (ii) prepared by a land surveyor duly licensed and registered in the jurisdiction in which such Mortgaged Property is located, (iii) in form, scope, and substance sufficient to cause all standard survey and related exceptions to be deleted from the Title Policy and to enable the Title Company to issue all survey-related endorsements to the Title Policy requested by the Collateral Agent, (iv) certified to the Title Company and the Collateral Agent by a form of certification reasonably acceptable to the Collateral Agent, and (v) otherwise in accordance with the “2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors effective February 23, 2011 showing such additional matters as may be reasonably required by the Collateral Agent.

“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Agreement, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Swap Agreement (which may include a Lender or any Affiliate of a Lender); provided that any determination made pursuant to this clause (b) shall not be binding upon the related Qualified Counterparty.

“Swing Lender” shall mean Wells Fargo Bank or any other Lender that, at the request of Borrower and with the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 3.02(b).

“Swing Loan” has the meaning specified therefor in Section 3.02(b).

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under a so called synthetic, off balance sheet or tax retention lease.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings (including backup withholding) or other charges in the nature of taxation now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.

“Term Facilities” means, collectively the First Lien Term Facility and the Second Lien Facility.

“Term Priority Collateral” shall have the meaning set forth in the ABL/Term Loan Intercreditor Agreement, as the same may be amended, supplemented, waived, replaced in connection with a Permitted Refinancing or otherwise modified from time to time in a manner not prohibited by the ABL/Term Loan Intercreditor Agreement.

“Termination Date” shall mean the first date on which each of the following conditions are satisfied:

(a) the full cash payment of the Obligations under the Loan Documents (other than unasserted contingent indemnification and reimbursement obligations);

(b) the termination or expiration of all Commitments;

(c) the full cash payment of the Obligations under the Secured Swap Agreements, to the extent due and payable or that would be due and payable pursuant to the Secured Swap Agreement upon the release of the pledge and security interests granted under the Security Documents (other than any Obligations relating to Swap Agreements that, at such time, are allowed by the applicable provider of such Swap Agreements to remain outstanding without being required to be repaid);

(d) the full cash payment of the obligations under the Cash Management Agreements and Bank Product Agreements, to the extent due and payable or that would be due and payable pursuant to the Cash Management Agreement or Bank Product Agreement, as applicable, upon the release of the pledge and security interests under the Security Documents (other than any obligations relating to Cash Management Agreements or Bank Product Agreements that, at such time, are allowed by the applicable provider of such Cash Management Agreements or Bank Product Agreements to remain outstanding without being required to be repaid) or the providing of Bank Product Collateralization in respect of Bank Products; and

(e) in the case of contingent reimbursement obligations with respect to Letters of credit, providing of Letter of Credit Collateralization.

“Title Company” shall mean any title company reasonably acceptable to the Collateral Agent.

“Title Policy” shall mean such form as is reasonably acceptable to the Administrative Agent or a binding marked commitment to issue such policy dated as of the date of the applicable Mortgage and to be redated the date of recording of such Mortgage, issued by the Title Company, in an amount equal to 110% of the fair market value of the applicable Mortgaged Property or in another amount reasonably acceptable to the Collateral Agent, insuring the Lien in favor of the Collateral Agent for the benefit of the Secured Parties created by the applicable Mortgage, subject only to the Liens permitted by Section 8.02 or such other exceptions approved by the Administrative Agent and containing such endorsements and affirmative assurances as the Collateral Agent shall reasonably require and which are reasonably obtainable from title companies in the state in which such Mortgaged Property is located.

“Total Assets” shall mean the total amount of all assets of Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of Holdings.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt as at such date (after giving effect to any Incurrence, repayment, repurchase, redemption, defeasance, retirement or discharge of Indebtedness on such date) over (ii) Net Cash, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis, for the most recently completed Measurement Period.

“Transaction” shall mean the Closing Date Acquisition, the Closing Date Equity Issuances, the entry into the Term Facilities, the incurrence of First Lien Term Loans, the incurrence of Second Lien Loans, the payment of the Closing Date Dividend, the repayment in full of the Minute Note, the Closing Date Refinancing and the payment of all fees (including any original issue discount), costs and expenses in connection with the foregoing (such fees, costs and expenses being, the “Transaction Costs”) and all of the transactions to occur on the Closing Date related to the foregoing.

“Transaction Costs” has the meaning set forth in the definition of “Transaction”.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Underlying Issuer” means Wells Fargo Bank or one of its Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“Undisclosed Administration” shall mean, in relation to a Lender or its parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean

(a) any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 7.11 subsequent to the Closing Date but only to the extent that such Subsidiary:

(i) is not, after giving effect to such designation, a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(ii) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (I) to subscribe for additional Capital Stock or (II) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iii) has not guaranteed or otherwise directly or indirectly provided credit support for any then outstanding Indebtedness of Holdings or any of its Restricted Subsidiaries; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“Weekly Reporting Period” means, at any time, the period (a) from the occurrence and during the continuance of a Specified Event of Default or (b) commencing on the day that Excess Availability is less than the greater of (x) $7,500,000 and (y) 15% of the Line Cap, in each case for five consecutive days and (b) continuing until (a) Excess Availability has exceeded the greater of (x) $7,500,000 and (y) 15% of the Line Cap and (b) no Specified Event of Default has occurred and is continuing, in each case, for twenty consecutive days, in which case a Weekly Reporting Period shall no longer be deemed to be continuing for purposes of this Agreement.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned Domestic Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” means:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation.

ARTICLE II

Section 2.01 Other Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP (but subject to the terms of Section 12.07), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrower or any other Loan Party shall be construed to include Holdings, the Borrower or such Loan Party as debtor and debtor in possession and any receiver or trustee for Holdings, the Borrower or any other Loan Party, as the case may be, in any insolvency or liquidation proceeding.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Notwithstanding anything herein or any other Loan Document to the contrary, whenever any document, agreement or other item or action is required by any Loan Document to be delivered, or subject to Section 3.11(a), payment is required to be made, on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

(e) Any reference herein and in the other Loan Documents to the “payment in full” of the Obligations and words of similar import shall mean the occurrence of the Termination Date.

(f) Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g) Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications are not prohibited hereby; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(h) All references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of a Loan Party or such Restricted Subsidiary.

(i) The word “or” is not exclusive.

(j) All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

(k) [Reserved].

(l) For purposes of determining compliance with Section 8.01, 8.02, 8.04, 8.05, 8.06 or 8.07, in the event that any Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time the Borrower or one of its Subsidiaries is contractually obligated to incur, make or acquire such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness (so long as, at the time of entering into the contract to incur, make or acquire such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness, it was permitted hereunder) and once contractually obligated to be incurred, made or acquired, the amount of such Indebtedness, Liens, Disposition, Restricted Payment, Investments or prepayment of Indebtedness, shall be always deemed to be at the Dollar amount on such date, regardless of later changes in currency exchange rates.

(m) Notwithstanding anything in this Agreement or any Loan Document to the contrary, for purposes of (i) determining compliance with any provision of this Agreement which requires calculation of the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio, (ii) determining compliance with representations and warranties (other than (A) customary “specified representations” with respect to the applicable acquired company or business and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the holders, but only to the extent that Holdings or the applicable Subsidiary has the right to terminate its obligations under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement), whether a Default or Event or Default has occurred, is continuing or would result from an action or (iii) testing availability under baskets set forth in this Agreement (including any baskets based on a percentage of Consolidated EBITDA) (including the incurrence of any Increase), in each case in connection with a Limited Condition Acquisition, the date of determination of whether such Limited Condition Acquisition (including any Specified Transaction in connection therewith) is permitted hereunder shall, at the irrevocable option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower and its Subsidiaries or the target of such Limited Condition Acquisition) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition (and any Specified Transaction in connection therewith) is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(n) Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.

(o) For purposes of determining compliance with Section 8.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 8.01, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with Sections 8.01 and 8.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided that (1)(x) all Indebtedness under this Agreement shall be deemed to have been incurred pursuant to Section 8.01(a), (y) all Indebtedness under the First Lien Term Loan Documents and any First Lien Permitted Incremental Equivalent Debt shall be deemed to have been incurred pursuant to Section 8.01(b)(i) and (z) all Indebtedness under the Second Lien Loan Documents and any Second Lien Permitted Incremental Equivalent Debt shall be deemed to have been incurred pursuant to Section 8.01(b)(ii) and (2) the Borrower shall not be permitted to classify or reclassify all or any portion of Indebtedness incurred pursuant to Section 8.01(a) or (b). For purposes of determining compliance with any one of Section 8.02, 8.04, 8.05, 8.06 or 8.07 in the event that any Liens, Investments, Dispositions, Restricted Payments or other restricted payments (including restricted debt payments) meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower (and the Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time.

(p) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Total Net Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence- Based Amounts in connection with such substantially concurrent incurrence and shall be calculated for the most recent twelve consecutive month period ending prior to the date of such determination for which internal consolidated financial statements of Holdings are available, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts.

Section 2.02 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one full day. In the event that performance of any obligation is due on a day that is not a Business Day, then the time for such performance shall be extended to the next Business Day.

ARTICLE III

LOANS AND TERMS OF PAYMENT

Section 3.01 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B) the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrower to Administrative Agent) less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time.

(b) Amounts borrowed pursuant to this Section 3.01 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 3.01 notwithstanding, Administrative Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Bank Product Reserves, Rent Reserve and other Reserves against the Borrowing Base upon at least three (3) Business Days’ prior written notice to the Parent Borrower (during which period the Administrative

Agent shall be available to discuss in good faith any such proposed Reserve with the Borrower and acknowledges that the Loan Parties may take any actions permitted under the Loan Documents to attempt to remedy any such event, condition or matter giving rise to any such Reserves; it being understood that the Administrative Agent shall make any determination of whether, and to what extent, any such actions have been successful in its Permitted Discretion); provided that no such prior written notice shall be required (1) after the occurrence and during the continuance of a Specified Event of Default and (2) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously disclosed and utilized; provided further no Loans shall be made to the Borrower (unless otherwise agreed by Administrative Agent in its sole discretion) if after giving effect to such Loan the outstanding amount of Loans and outstanding Letters of Credit would exceed the Line Cap less such Reserves during such three (3) Business Days period. The amount of any Bank Product Reserve, Rent Reserve or other Reserve established by Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other eligibility criteria or reserve established and currently maintained.

Section 3.02 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request (a “Notice of Borrowing”) by an Authorized Officer delivered to Administrative Agent and received by Administrative Agent no later than 10:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. At Administrative Agent’s election, in lieu of delivering the above-described written request, any Authorized Officer may give Administrative Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 3.02(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Article VI) applicable to other

Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 3.02(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Article VI will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article VI have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Collateral Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c) Making of Revolving Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 3.02(a), Administrative Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Administrative Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Administrative Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Administrative Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, that, subject to the provisions of Section 3.02(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Article VI will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Administrative Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Administrative Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Administrative Agent in immediately available funds and if Administrative Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Administrative Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Administrative Agent in immediately available funds as and when required hereby and if Administrative Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this Section 3.02(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Administrative Agent, then such payment to Administrative Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 3.02(d)(iv) at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Article VI are not satisfied, Administrative Agent hereby is authorized by Borrower and the Lenders, from time to time, in Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Revolving Lenders, that Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 3.02(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed $10,000,000.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 3.02(d)(iv), the Lenders hereby authorize Administrative Agent or Swing Lender, as applicable, and either Administrative Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Commitments thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 3.03(e). Each Lender with a Commitment shall be obligated to settle with Administrative Agent as provided in Section 3.02(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 3.02(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Administrative Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Collateral Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 3.02(d) are for the exclusive benefit of Administrative Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Administrative Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Extraordinary Advance shall be for Administrative Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 10.03.

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrower’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 3.02(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Administrative Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Administrative Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Administrative Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Administrative Agent for the accounts of the Lenders, and Administrative Agent shall pay to the Lenders (other than a Defaulting Lender if Administrative Agent has implemented the provisions of Section 3.02(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Administrative Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Administrative Agent, or the Lenders, as applicable.

(iv) Anything in this Section 3.02(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 3.02(g).

(f) Notation. Administrative Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Administrative Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 10.03(b)(ii), Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non- Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re- advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 6.02) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (xii) of Section 10.03(b). Subject to the foregoing, Administrative Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 3.09(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 12.12(a)(i) through (iii). The provisions of this Section 3.02(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non- Defaulting Lenders, Administrative Agent, Issuing Bank, and Borrower shall have waived, in writing, the application of this Section 3.02(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Administrative Agent pursuant to Section 3.02(g)(ii) shall be released to Borrower). The operation of this Section 3.02(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Administrative Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at their option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 3.02(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.02(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C) if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 3.02(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Administrative Agent for the account of such Defaulting Lender pursuant to Section 3.05(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non- Defaulting Lenders is reallocated pursuant to this Section 3.02(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 3.02(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 3.05(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 3.02(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrower to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G) Administrative Agent may release any cash collateral provided by Borrower pursuant to this Section 3.02(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 3.10(d).

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

Section 3.03 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Administrative Agent later than 1:30 p.m. shall be deemed to have been received (unless Administrative Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Administrative Agent on the date when due, each Lender severally shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) [Reserved].

(c) Reduction of Revolver Commitments.

The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments, without premium or penalty, to an amount not less than the greater of (a) $30,000,000 and (b) the sum of (1) the Revolver Usage as of such date, plus (2) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrower under Section 3.02(a), plus (3) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 3.10(a). Each such reduction shall be in an amount which is not less than $1,000,000, shall be made by providing not less than 5 days prior written notice to Administrative Agent, and shall be irrevocable (provided that, to the extent that such notice states that it is conditioned upon the consummation of any other transaction or the occurrence of any event (including an acquisition or a Change of Control), such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied). Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d) Optional Prepayments.

Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty and any such prepayment under this Section 3.03(c) shall not result in a reduction of the Revolver Commitments.

(e) Mandatory Prepayments.

If, at any time, (A) the Revolver Usage on such date exceeds the lesser of (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrower to Administrative Agent, and (C) the aggregate commitments under the Facility then Borrower shall immediately prepay the Obligations in accordance with Section 10.03(b) in an aggregate amount equal to the amount of such excess.

(f) Application of Payments. Each prepayment pursuant to Section 3.03(d) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 10.03(b).

Section 3.04 Promise to Pay; Promissory Notes.

(a) Borrower agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred (so long as no Event of Default exists, Administrative Agent shall provide Borrower a copy of the applicable invoice at least 5 Business Days prior to such date) and (ii) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 3.05(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower agree that their obligations contained in the first sentence of this Section 3.04(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes (each a “Note”). In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Administrative Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

Section 3.05 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 3.05(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrower shall pay Administrative Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 3.10(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuance of a Significant Event of Default,

(i) all overdue Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 3.09, Section 3.10(k) or Section 3.11(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first Business Day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first invoiced to

Borrower (so long as no Event of Default exists, Administrative Agent shall endeavor to provide Borrower a copy of the applicable invoice at least 5 Business Days prior to such date) and (y) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Administrative Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 3.09(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 3.09(b), as and when incurred or accrued (so long as no Event of Default Exists, Administrative Agent shall endeavor to provide Borrower a copy of the applicable invoice at least 5 Business Days prior to such charging of the Loan Account), all audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 3.09(c), (F) as and when incurred or accrued, all fees, charges, commissions, and costs provided for in Section 3.10(k), (G) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (H) as and when incurred or accrued, (so long as no Event of Default Exists, Administrative Agent shall endeavor to provide Borrower a copy of the applicable invoice at least 5 Business Days prior to such charging of the Loan Account) all other Lender Group Expenses, and (I) as and when due and payable all other payment obligations payable (so long as no Event of Default Exists, Administrative Agent shall endeavor to provide Borrower a copy of the applicable invoice at least 5 Business Days prior to such charging of the Loan Account) under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation. Interest shall be calculated on the basis of a 360 day year and actual days elapsed, other than for Base Rate Loans which shall be calculated on the basis of 365 or 366 day year, as applicable, and actual days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

Section 3.06 Crediting Payments. The receipt of any payment item by Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Administrative Agent only if it is received into Administrative Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Administrative Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Administrative Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day.

Section 3.07 Designated Account. Administrative Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer or, without instructions, if pursuant to Section 3.05(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrower and made by Administrative Agent or the Lenders hereunder. Unless otherwise agreed by Administrative Agent and Borrower, any Revolving Loan or Swing Loan requested by Borrower and made by Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

Section 3.08 Maintenance of Loan Account; Statements of Obligations. Administrative Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Administrative Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 3.06, the Loan Account will be credited with all payments received by Administrative Agent from Borrower or for Borrower’s account. Administrative Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Administrative Agent first makes such a statement available to Borrower, Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in such statement.

Section 3.09 Fees.

(a) Administrative Agent Fees. Borrower shall pay to Administrative Agent, for the account of Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. Borrower shall pay to Administrative Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to either (x) if the Average Revolver Usage for the immediately preceding quarter exceeds 50% of the Maximum Revolver Amount, 0.250% per annum or (y) otherwise 0.375% (provided that, for the period from the Closing Date through and including March 31, 2018, such percentage shall be set at 0.375% notwithstanding such Average Revolver Usage) per annum, times the result of (i) the aggregate amount of Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each quarter.

(c) Field Examination and Other Fees. Borrower shall pay to Administrative Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower performed by personnel employed by Administrative Agent, and (ii) the fees or charges paid or incurred by Administrative Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation; provided, that so long as no Specified Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Administrative Agent for more than one (1) field examination and one (1) appraisal of the Collateral in each consecutive twelve-month period after the date of this Agreement; provided further, that Borrower shall be obligated to reimburse Administrative Agent for one (1) additional field examination and one (1) additional appraisal of the Collateral for any consecutive twelve month period during which Excess Availability has been less than the greater of $7,5000,000 and 15.0% of the Line Cap for more than five consecutive Business Days.

Section 3.10 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrower. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding

Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Officer and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Borrower or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed $10,000,000, or

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii) the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 3.02(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 3.02(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Administrative Agent advises any such Issuing Bank that the provisions of Section 6.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Administrative Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Administrative Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrower shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Article VI) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 3.10(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 3.10(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 3.10(d) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of

Credit Disbursement made by Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 3.10(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 3.10(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article VI. If any such Revolving Lender fails to make available to Administrative Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and Withholding Taxes irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3.15) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 3.10(f). If and to the extent that the obligations of Borrower under this Section 3.10(f) are unenforceable for any reason, Borrower agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower’s aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored

Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 3.10(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrower shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrower. Borrower are solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower do not at any time want such Letter of Credit to be renewed, Borrower will so notify Administrative Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i) Borrower’s reimbursement and payment obligations under this Section 3.10 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 3.10(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii) the fact that any Default or Event of Default shall have occurred and be continuing; provided, however, that subject to Section 3.10(g) above, the foregoing shall not release Issuing Bank from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Issuing Bank arising under, or in connection with, this Section 3.10 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and Issuing Bank’s rights and remedies against Borrower and the obligation of Borrower to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrower shall pay immediately upon demand to Administrative Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 3.05(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 3.10(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 3.10(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Administrative Agent of any amount due pursuant to this Section 3.10(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 3.10 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.10 shall control and govern.

Section 3.11 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 3.11(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. at least 3 Business Days’ prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline, or by telephonic notice received by Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Administrative Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of

Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Administrative Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 3.11 shall be conclusive absent manifest error. Borrower shall pay such amount to Administrative Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Administrative Agent may, in its sole discretion at the request of Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Administrative Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Administrative Agent does not defer such application, Borrower shall be obligated to pay any resulting Funding Losses.

(iii) Unless Administrative Agent, in its sole discretion, agrees otherwise, Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrower may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Administrative Agent of any payments or proceeds of Collateral in accordance with Section 10.03(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 3.11(b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and

Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 3.11(b)(ii)).

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii) If at any time (i) the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans or (ii) the Administrative Agent and the Borrower shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that there exists, at such time, a broadly accepted market convention for determining a rate of interest for syndicated loans in the United States in lieu of the LIBOR Rate (it being understood that the Administrative Agent and the Borrower shall have no obligation to make such determination and/or to give such notice), (each event in clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.12, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date the applicable proposed amendment is posted to Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention and contain a 0% floor; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and Borrower. From such time as an Alternative Interest Rate Election Event has occurred and is continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any Interest Period request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Loan shall be ineffective and (y) if any Notice of Borrowing requests a LIBOR Rate Loan, such Borrowing shall be made as a Base Rate Loan, in each case, solely to the extent that the LIBOR Rate for such Interest Period is not available or published at such time on a current basis.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

(f) Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Sections 3.11(d)(i) and (d)(ii), Section 3.12(a), or Section 3.15 with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage (including unreimbursed costs or expenses), with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.11 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.11 and 3.15.

Section 3.12 Capital Requirements.

(a) If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Bank’s or such Lender’s commitments hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrower and Administrative Agent thereof. Following receipt of such notice, Borrower agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) Notwithstanding anything herein to the contrary, the protection of Sections 3.10(l), 3.11(d), and 3.12 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 3.12 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

Section 3.13 Accordion.

(a) At any time after the Closing Date, and so long as no permanent reduction of the Revolver Commitments has occurred pursuant to Section 3.03(c), at the option of the Parent Borrower (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed $50,000,000 (each such increase, an “Increase”). Any request for an Increase shall be made in writing by the Parent Borrower to Administrative Agent and each increase shall be in an amount of at least $2,500,000 and integral multiples of $1,000,000 in excess thereof (provided that, any such Increase may be in an amount equal to, in its entirety, the outstanding balance of available Increases).

(b) Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i) Administrative Agent shall have obtained the commitment of one or more Lenders or other lenders reasonably satisfactory to the Borrower, Administrative Agent, each Issuing Lender and Swing Lender (such consent of each Issuing Lender and Swing Lender to be required, in each case, to the extent required under Section 12.04(a) (in each case, such consent not to be unreasonably withheld, conditioned or delayed)) to provide the applicable Increase, and

(ii) each of the conditions precedent required by the Lenders providing such Increase shall have been satisfied.

(c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 3.13.

(d) The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 3.13 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrower shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

(e) Each of the Lenders having a Revolver Commitment prior to the date of any Increase (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on such date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit and Swing Loans on the date of such Increase as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

Section 3.14 [Reserved].

Section 3.15 Net Payments.

(a) Except as provided in this Section 3.15(a), all payments made by or on behalf of the Borrower hereunder and under any Loan Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any Taxes with respect to such payments, unless required by applicable law. If any Taxes are required to be withheld or deducted, the Borrower or Guarantor, if applicable, agrees to pay the full amount of such Taxes to the relevant Governmental Authority and, if such Tax is an Indemnified Tax, such additional amounts to the recipient as may be necessary so that every payment of all amounts due under this Agreement or under any Loan Document will not be less than the amount provided for herein or in such Loan Document after withholding or deduction for or on account of such Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 3.15(a)). As soon as practicable after any payment of Taxes, but in no event later than 45 days after the date of the payment of any Taxes, the Borrower or Guarantors, if applicable, will furnish to the Administrative Agent certified copies of the receipt issued by the relevant Governmental Authority evidencing such payment by such Borrower or Guarantor. The Borrower or Guarantors, if applicable, agree to indemnify and hold harmless the Administrative Agent and each Lender, and to reimburse such Person for the full amount of any Indemnified Taxes so levied or imposed (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.15(a)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant Governmental Authority and paid by such Person, within 10 days after written demand therefor. Notwithstanding the foregoing, Borrower and Guarantors shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 3.15(a) for any Tax for which the Tax Indemnitee has received written notice from a taxing authority or has otherwise had knowledge of for more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower of the event that gives rise to such claim. A certificate as to the amount of such payment or liability and the reasons therefor in reasonable detail (provided that such Lender shall not be required to disclose any price sensitive information, any confidential information or any information to the extent prohibited by law or regulation) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower or Guarantor, if applicable, shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(b) Without limiting the generality of Section 3.15(c), each Lender and the Administrative Agent that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to the Borrower and the Administrative Agent (or in the case of the Administrative Agent, to the Borrower) on or prior to the date it becomes a party to this Agreement, two accurate, complete and executed originals of Internal Revenue Service Form W 9. Each Lender and the Administrative Agent that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver to the Borrower and the Administrative Agent (or in the case of the Administrative Agent, to deliver to the Borrower) on or prior to the date it becomes a party to this Agreement, whichever of the following is applicable:

(i) two accurate, complete and executed originals of Internal Revenue Service Form W 8-ECI, or any subsequent versions thereof or successors thereto;

(ii) two accurate, complete and executed originals of Internal Revenue Service Form W 8-BEN or Form W8-BEN-E or any subsequent versions thereof or successors thereto, certifying to such Person’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax with respect to payments to be made under this Agreement and under any Note;

(iii) two accurate, complete and executed originals of Internal Revenue Service Form W 8IMY, or any subsequent versions thereof of successors thereto, and all required supporting documentation (including Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN (or W-8BEN-E), Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner); or

(iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (A) two executed certificates providing that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, which certificates shall be substantially in the form of Exhibit I (any such certificate, a “Non-Bank Certificate”) and (B) two accurate, complete and executed originals of Internal Revenue Service Form W 8BEN or Form W-8BENE (with respect to the portfolio interest exemption) (or any subsequent versions thereof or successors thereto) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.

In addition, the Administrative Agent and each Lender agrees that from time to time after the Closing Date, when a change in circumstances renders the previous certification inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate, complete and executed copies of Internal Revenue Service Form W-8ECI, Form W- 8IMY, Form W-8BEN or Form W-8BEN-E (with respect to the benefits of any income tax treaty), Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) and a Non- Bank Certificate, or Internal Revenue Service Form W-9, as the case may be (or any subsequent versions thereof or successors thereto), in order to confirm or establish its continued entitlement to a complete exemption from, or reduction of, United States withholding tax or backup withholding with respect to payments under this Agreement and any Note, or it shall promptly notify the Borrower and the Administrative Agent (if applicable) of its legal inability to deliver any such form or certificate.

(c) If any Lender or the Administrative Agent is entitled to an exemption from or reduction in withholding Tax with respect to payments under this Agreement and any Term Note, then such Lender and the Administrative Agent agree, to the extent it is legally entitled, pursuant to the applicable Requirement of Law in respect of Taxes, to do so, to deliver to the Borrower and the Administrative Agent upon request such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.

(d) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.15(d), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(e) If the Borrower or any Guarantor has paid an additional amount in respect of Indemnified Taxes to the Administrative Agent or any Lender pursuant to Section 3.15(a), paid any Other Taxes on behalf any such recipient pursuant to Section 3.15(a) or indemnified any such recipient for Indemnified Taxes pursuant to Section 3.15(a) hereof, then such recipient shall, at the expense of Borrower, cooperate in good faith with the Borrower in filing for and seeking any refunds of such Taxes. If the Borrower or Guarantor pays any additional amount or makes any indemnity payment under this Section 3.15 to a Lender or the Administrative Agent and such Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has received any refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Guarantor (a “Refund”), such Lender or the Administrative Agent shall pay to the Borrower or Guarantor, as the case may be, such Refund (but only to the extent of indemnity payments made under this Section 3.15 with respect to Indemnified Taxes and Other Taxes giving rise to such Refund) net of all out of pocket expenses (including Taxes) in respect of such Refund and without interest (other than any interest paid by the relevant Governmental Authority). Notwithstanding the prior two sentences, (i) any Lender or the Administrative Agent may determine, in its sole discretion exercised in good faith consistent with its policies, whether to seek a Refund; (ii) any Taxes, costs, penalties, interest or other charges that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Refund with respect to which such Lender or the Administrative Agent has made a payment to the Borrower or the Guarantor pursuant to this Section 3.15(e) (and any interest or penalties imposed thereon) shall be treated as a Tax for which the Borrower or a Guarantor, as the case may be, is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 3.15 without any exclusions or defenses; (ii) nothing in this Section 3.15(e) shall require any Lender or the Administrative Agent to disclose or make available any confidential information to the Borrower or the Guarantor (including, without limitation, its tax returns); (iii) no Lender or the Administrative Agent shall be required to pay any amounts pursuant to this Section 3.15(e) at any time which an Event of Default exists (provided that such amounts shall be credited against amounts otherwise owed under this Agreement by the Borrower or a Guarantor); and (iv) notwithstanding anything to the contrary in this Section 3.15(e), in no event will the Lender or Administrative Agent be required to pay any amount to the Borrower or Guarantor the payment of which would place the Lender or Administrative Agent in a less favorable net after-Tax position than the Lender or Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

Section 3.16 Replacement of Lenders; Defaulting Lenders.

(a) (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 3.12 or Section 3.15 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that requires the consent of each Lender or each directly and adversely affected Lender which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(a), the Borrower shall have the right, (I) to terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (II) in accordance with Section 12.04 to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required under Section 12.04); provided that:

(i) in the case of clause (II) above, at the time of any replacement pursuant to this Section 3.16, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 12.04 (and with all fees payable pursuant to said Section 12.04 to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender; and

(ii) all obligations of the Borrower then owing to the Replaced Lender shall be paid in full to such Replaced Lender concurrently with such replacement.

(b) Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.16, the Administrative Agent or the Borrower shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.16 and Section 12.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.11, 3.12, 3.15, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender. In the case of the substitution of a Lender pursuant to this Section, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the Replacement Lender executed and delivered such Assignment and Assumption and/or such other documentation and (y) the date as of which all obligations of the borrower required to be paid to the Replaced Lender pursuant to this Section, then the Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Administrative Agent and Borrower shall each be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender.

Section 3.17 Joint and Several Liability of the Borrower.

(a) Each Person that is a Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Person that is a Borrower and in consideration of the undertakings of each other Person that is a Borrower to accept joint and several liability for the Obligations.

(b) Each Person that is a Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Person that is a Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 3.17), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person that is a Borrower without preferences or distinction among them. Accordingly, each Person that is a Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Person under applicable law.

(c) If and to the extent that any Person that is a Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Person that is a Borrower will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d) The Obligations of each Person that is a Borrower under the provisions of this Section 3.17 constitute the absolute and unconditional, full recourse Obligations of each Person that is a Borrower enforceable against each Person that is a Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 3.17(d)) or any other circumstances whatsoever.

(e) Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Person that is a Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Administrative Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Person that is a Borrower or any other Person, to proceed against or exhaust any security held from any other Person that is a Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Person that is a Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Person that is a Borrower may now or at any time hereafter have against any other Person that is a Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Person’s rights of subrogation, reimbursement, contribution, or indemnity of such Person against any other Person that is a Borrower. Without limiting the generality of the foregoing, each Person that is a Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Administrative Agent or Lenders at any time or times in respect of any default by any Person that is a Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person that is a Borrower. Without limiting the generality of the foregoing, each Person that is a Borrower assents to any other action or delay in acting or failure to act on the part of any Administrative Agent or Lender with respect to the failure by any Person that is a Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 3.17 afford grounds for terminating, discharging or relieving any Person that is a Borrower, in whole or in part, from any of its Obligations under this Section 3.17, it being the intention of each Person that is a Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Person that is a Borrower under this Section 3.17 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person that is a Borrower under this Section 3.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Person that is a Borrower or any Administrative Agent or Lender. Each Person that is a Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Person that is a Borrower or other circumstance which operates to toll any statute of limitations as to any Person that is a Borrower shall operate to toll the statute of limitations as to each Person that is a Borrower. Each Person that is a Borrower waives any defense based on or arising out of any defense of any Person that is a Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Person that is a Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Person that is a Borrower other than payment of the Obligations to the extent of such payment. Collateral Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by the Collateral Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Administrative Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Person that is a Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any Person that is a Borrower hereunder except to the extent the Obligations have been paid.

(f) Each Person that is a Borrower represents and warrants to Administrative Agent and Lenders that such Person is currently informed of the financial condition of each Person that is a Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person that is a Borrower further represents and warrants to Administrative Agent and Lenders that such Person has read and understands the terms and conditions of the Loan Documents. Each Person that is a Borrower hereby covenants that such Person will continue to keep informed of the financial condition of each other Person that is a Borrower and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 3.17 are made for the benefit of Administrative Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or each Person that is a Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Person that is a Borrower or to exhaust any remedies available to it or them against any Person that is a Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.17 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Person that is a Borrower, or otherwise, the provisions of this Section 3.17 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Person that is a Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 3.17, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Administrative Agent, any other member of the Lender Group, or any Bank Product Provider against any Person that is a Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Person that is a Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Person that is a Borrower may have against any other Person that is a Borrower with respect to any payments to any Administrative Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Person that is a Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Person that is a Borrower therefor. If any amount shall be paid to any Person that is a Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Administrative Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Administrative Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Person that is a Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Person that is a Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i) Each Person that is a Borrower hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, each Person that is a Borrower shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Person’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each Person that is a Borrower hereby waives until such time as the Obligations have been paid in full:

(i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to each Person that is a Borrower by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii) all rights and defenses that each Person that is a Borrower may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Administrative Agent, the other members of the Lender Group, and the Bank Product Providers may collect from each Person that is a Borrower without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Administrative Agent, on behalf of the Lender Group, forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Administrative Agent or the other members of the Lender Group have destroyed or impaired any right any Person that is a Borrower may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses each Person that is a Borrower may have because the Obligations are secured by Real Property (including, without limitation, any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and

(j) all rights and defenses arising out of an election of remedies by Administrative Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the rights of subrogation and reimbursement if each Person that is a Borrower against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

ARTICLE IV

TERM OF AGREEMENT

Section 4.01 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date, unless otherwise terminated prior to such date in accordance with the terms hereof.

Section 4.02 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations) and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations) in full. No termination of the obligations of the Lender Group (other than repayment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Collateral Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been repaid in full (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations) have been repaid in full and the Commitments have been terminated. When all of the Obligations (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations) have been repaid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Collateral Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Collateral Agent’s Liens and all notices of security interests and liens previously filed by Collateral Agent.

Section 4.03 Early Termination by Borrower. Borrower have the option, at any time upon 5 days prior written notice to Administrative Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Administrative Agent all of the Obligations in full (excluding any unasserted contingent indemnification and contingent expense reimbursement Obligations). The foregoing notwithstanding, (a) Borrower may rescind termination notices if termination is condition on an event and such event does not occur, and (b) Borrower may extend the date of termination at any time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each of the Loan Parties hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

Section 5.01 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet and related statement of income of the Company and its Subsidiaries as at September 30, 2017 (the “Pro Forma Financial Information”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses on the Closing Date in connection with the foregoing. The Pro Forma Financial Information presents fairly in all material respects on a pro forma basis the estimated results of operations of the Parent Borrower and its Restricted Subsidiaries as at September 30, 2017 assuming that the events specified in the preceding sentence had actually occurred at such date (it being understood that no such Pro Forma Financial Information includes adjustments for purchase accounting, including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(b) The audited consolidated balance sheets of the Company and its Subsidiaries as at the last day of fiscal years 2014, 2015 and 2016, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2014, 2015 and 2016, reported on by and accompanied by an unqualified report as to going concern or scope of audit from BKD, LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2017 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for the fiscal quarter ended September 30, 2017, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries at the date of such financial statements and the results for the period covered thereby, subject to year end adjustments and the absence of footnotes. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (without giving effect to the parenthetical set forth in the definition thereof) applied consistently throughout the periods involved (except for the lack of footnotes and being subject to year-end adjustments).

Section 5.02 No Change. Since the Closing Date, there has been no change, event, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.03 Existence; Compliance with Law. Each of Holdings, the Borrower and each other Restricted Subsidiary (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization except, solely in the case of any Restricted Subsidiary of the Borrower that is not a Loan Party, where the failure to be duly organized, validly existing or in good standing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority or legal right could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 5.19 and (iii) those, the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06 No Legal Bar; Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (i) will not violate, or conflict with, any Requirement of Law or any Contractual Obligation of Holdings or any of its Restricted Subsidiaries except such violations or conflicts as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any Organizational Documents of Holdings or any of its Restricted Subsidiaries or any Contractual Obligation of Holdings of or any of its Restricted Subsidiaries (other than Liens permitted hereunder), except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) will not violate, or conflict with, the Organizational Documents of Holdings or any of its respective Restricted Subsidiaries. Each of Holdings and each of its Restricted Subsidiaries is in compliance with all Requirements of Law, except such non compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08 No Default. No Default or Event of Default has occurred and is continuing or would immediately result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.09 Ownership of Property; Liens. Each of Holdings and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 8.02 and except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Intellectual Property. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Loan Parties own and have properly recorded including full payment of all maintenance and renewal fees, or are licensed to use, pursuant to valid and enforceable written agreements, all Intellectual Property used in the conduct of the business of Holdings and its Restricted Subsidiaries as currently conducted, (b) no claim has been asserted or is pending by any Person challenging or questioning any Loan Party’s use of any Intellectual Property or the validity or effectiveness of any Loan Party’s Intellectual Property or alleging that the conduct of any Loan Party’s business infringes or violates the Intellectual Property rights of any Person, nor does Holdings or the Borrower know of any valid basis for any such claim and (c) to the knowledge of the Loan Parties, no Person is infringing, violating or misappropriating any Loan Party’s rights to any Intellectual Property.

Section 5.11 Taxes. Each of Holdings and each of its Restricted Subsidiaries has filed or caused to be filed Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns and all other Taxes imposed on it or any of its property by any Governmental Authority (in each case, other than any (i) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings or the relevant Restricted Subsidiary or (ii) with respect to which the failure to make such filing or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

Section 5.12 Use of Proceeds; Margin Regulations.

(a) On the Closing Date (the “Initial Borrowing”), proceeds of the Facility will be used to fund no more than the amount required to pay certain fees, costs, and expenses owed to any Secured Party (including, without limitation, in connection with the Fee Letter, field examinations or appraisals, and “know your customer” or Patriot Act compliance).

(b) On or after the Closing Date, proceeds of the Facility will be used (i) to finance working capital needs of Borrower and its Subsidiaries from time to time; and (ii) for other general corporate purposes.

(c) No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

Section 5.13 Labor Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes, slowdowns, stoppages, unfair labor practice charges or other labor disputes against any of Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each of Holdings and each of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters and there are no other violations of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with wage and hour matters; and (c) all payments due from any of Holdings or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or the relevant Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any of its Restricted Subsidiaries is bound.

Section 5.14 ERISA.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred with respect to any Single Employer Plan or Multiemployer Plan during the five year period prior to the date on which this representation is made or deemed made;

(ii) no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA;

(iii) each Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations;

(iv) no determination has been made that any Plan is, or is expected to be, considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA;

(v) all contributions required to be made with respect to a Plan or a Multiemployer Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of the Borrower, in accordance with and to the extent required by GAAP;

(vi) the administrator of a Plan has not provided a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a Plan amendment referred to in Section 4041(e) of ERISA) and no termination of a Plan has occurred, no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Plan has arisen;

(vii) none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has had or is reasonably expected to have a complete or partial withdrawal from any Multiemployer Plan and none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity would become or would reasonably be expected to become subject to any liability under ERISA if Holdings, the Borrower, any such Subsidiary or any such Commonly Controlled Entity were to withdraw partially or completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made;

(viii) no such Multiemployer Plan is or is reasonably expected to be in Reorganization or Insolvent and none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has received any notice, and no Multiemployer Plan has received from Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity any notice that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA;

(ix) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification);

(x) there has been no cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA; and

(xi) none of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity has engaged in a non exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan, and none of Holdings, the Borrower, any Subsidiary nor any Commonly Controlled Entity has incurred any liability under Title IV of ERISA with respect to any Plan or any Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(b) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(c) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Non U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non U.S. Plan as of the Closing Date have been timely made, and (iii) none of Holdings, the Borrower or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non U.S. Plan.

Section 5.15 Investment Company Act. Neither Holdings nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” required to be registered as such, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16 Subsidiaries. As of the Closing Date and after giving effect to the Transactions, Schedule 5.16 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by Holdings or any of its Subsidiaries and whether such Subsidiary is an Immaterial Subsidiary or a Subsidiary Guarantor.

Section 5.17 Environmental Matters. Except as set forth on Schedule 5.17 or as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Real Property owned, leased or operated by Holdings or any of its Subsidiaries and, to the knowledge of any Loan Party, formerly owned, leased or operated by Holdings or any of its Subsidiaries (for the purposes of this section herein, the “Properties”) do not contain any Materials of Environmental Concern in locations, amounts or concentrations or under circumstances that have given rise to or could give rise to a violation of Environmental Law or liability of Holdings or any of its Restricted Subsidiaries under, any Environmental Law;

(b) no Loan Party has received any written notice of violation, alleged violation, non compliance, liability or potential liability under or any responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Laws with regard to any of the Properties or the business operated by Holdings or any of its Restricted Subsidiaries;

(c) Materials of Environmental Concern have not been Released, produced, processed, manufactured, generated, treated, used, stored at, transported or disposed of, at, on, under or from any of the Properties in violation of, in a manner, or to a location that has given rise to or could give rise to liability under, any applicable Environmental Law;

(d) no Environmental Claim is pending or, to the knowledge of any Loan Party, threatened, to which Holdings or any of its Restricted Subsidiaries is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by Holdings or any of its Restricted Subsidiaries;

(e) to the knowledge of any Loan Party, neither Holdings nor any of its Restricted Subsidiaries has retained or assumed either contractually or by operation of law the liability of any other Person relating to any Environmental Claim or otherwise with respect to the Release, emission, discharge, presence or disposal of, or exposure to, any Materials of Environmental Concern; and

(f) Holdings, its Restricted Subsidiaries, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

The representations and warranties in this Section 5.17 are the sole representations and warranties of the Loan Parties with respect to any environmental, health or safety matters, including those relating to Environmental Laws or Materials of Environmental Concern.

Section 5.18 Accuracy of Information, etc. No written data (other than the Projections, estimates and other forward looking statements and information of a general economic or general industry nature) concerning Holdings or any of its Restricted Subsidiaries contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as of the date such statement, information, data document or certificate was so furnished, when taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. The Projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Holdings in good faith to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

Section 5.19 Security Documents.

(a) Each of the Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority security interest (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted hereunder) in the Collateral described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Capital Stock are delivered to the First Lien Term Collateral Agent along with instruments of transfer in blank or endorsed to the First Lien Term Collateral Agent, and (ii) the other Collateral described in clause (i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 5.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 5.19(a), as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document and the proceeds thereof (to the extent such Liens may be perfected by possession of the Certificated Securities by the First Lien Term Collateral Agent or such filings, agreements or other actions or perfection is otherwise required by the terms of any Loan Document), as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Liens permitted hereunder). Other than as set forth on Schedule 5.19(a), as of the Closing Date, none of the Capital Stock of the Borrower or any Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security.

(b) Each of the Mortgages delivered pursuant to Section 7.08(b) is, or upon execution and recording will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. When the Mortgages are recorded in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. The UCC fixture filings on form UCC 1 for filing under the UCC in the appropriate jurisdictions in which the Mortgaged Properties covered by the applicable Mortgages are located, will be effective upon filing to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the fixtures created by the Mortgages and described therein, and when the UCC fixture filings are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such UCC fixture filing shall constitute a fully perfected security interest in the fixtures, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. Schedule 5.19(b) lists, as of the Closing Date, each parcel of owned real property located in the United States and held by Holdings or any of its Restricted Subsidiaries.

Section 5.20 Solvency. Holdings and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent.

Section 5.21 Anti-Money Laundering Laws; Sanctions; Export Control; Anti-Corruption Laws.

(a) To the extent applicable, each of the Loan Parties and their respective Subsidiaries are in compliance, in all material respects, with Anti-Money Laundering Laws and the Patriot Act.

(b) Neither the Loan Parties nor any of their respective Subsidiaries, nor any director or officer of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge of the Loan Parties, any employee, agent, affiliate or representative of the Loan Parties or any of their respective Subsidiaries, is a Person that is, or is owned or controlled by one or more Persons that are:

(i) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iii) engaged in “terrorism” as defined in the Executive Order;

(c) Neither the Loan Parties nor any of their respective Subsidiaries nor any director or officer of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge of the Loan Parties, any employee, agent, affiliate or representative of the Loan Parties or any of their respective Subsidiaries is: (i) a Sanctioned Person; (ii) subject to Sanctions; or (iii) currently engaging or has within the last three (3) years engaged, directly or indirectly, in any dealings or transactions with, involving or for the benefit of any Sanctioned Person or in, with or involving any Sanctioned Jurisdiction.

(d) The Borrower will not, directly or indirectly, use any part of the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i) to fund or facilitate any activities or business (x) of, with or for the benefit of any Sanctioned Person, (y) to a Person subject of Sanctions; or (z) in, with or involving any Sanctioned Jurisdiction; or

(ii) in any other manner that would constitute or give rise to a violation of Sanctions by any Person (including any Lender).

(e) To the extent applicable, each of the Loan Parties and their respective Subsidiaries is in compliance in all material respects with Export Controls. Neither the Loan Parties nor any of their respective Subsidiaries nor any director or officer of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge of the Loan Parties, any employee, agent, affiliate or representative of the Loan Parties or any of their respective Subsidiaries have engaged in transactions involving, or exported any products, services or associated technical data to: (i) any Sanctioned Jurisdiction or any other country or territory to which the United States has embargoed exports or with which the United States has proscribed economic transactions; or (ii) any Sanctioned Person or any Person designated on any Export Controls List or the Specially Designated Nationals and Blocked Persons lists maintained by OFAC; or (iii) in any other manner that would constitute or give rise to a violation of Export Controls.

(f) Neither the Loan Parties nor any of their respective Subsidiaries nor any director or officer of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge of the Loan Parties, any employee, agent, affiliate or representative of the Loan Parties or any of their respective Subsidiaries, has taken any action, directly or indirectly, that would constitute or give rise to a violation by any of the foregoing of applicable Anti- Corruption Laws in any material respect.

(g) The Borrower will not, directly or indirectly, use any part of the proceeds of any Loan for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of applicable Anti-Corruption Laws.

Section 5.22 Eligible Accounts and Eligible Credit Card Receivables. As to each Account that is identified by Borrower as an Eligible Account or an Eligible Credit Card Receivable in a Borrowing Base Certificate submitted to Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrower’s business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definitions of Eligible Accounts and Eligible Credit Card Receivables.

Section 5.23 Eligible Inventory. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Administrative Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

Section 5.24 Location of Inventory. Except as identified on Schedule 5.24 (as such schedule may be updated from time to time in accordance with the terms of the Agreement) and excluding Inventory with an aggregate value of less than $2,500,000, the Inventory of Borrower and the other Loan Parties is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 5.24 (as such Schedule may be updated from time to time in accordance with the terms of the Agreement). Borrower may amend Schedule 5.24, so long as such amendment occurs by written notice (including new address) to Administrative Agent prior to the date on which Inventory is moved to such new location and so long as such new location is within the continental United States.

Section 5.25 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction or waiver in accordance with Section 12.12, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, (ii) the Security Agreement, executed and delivered by each Loan Party party thereto, (iii) the ABL/Term Loan Intercreditor Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, the First Lien Term Collateral Agent and the Second Lien Collateral Agent and acknowledged by a duly authorized officer of each Loan Party, and (iv) each other Security Document executed and delivered by each Loan Party party thereto to the extent required to be delivered on the Closing Date.

(b) First Lien Term Loan Documents. The Administrative Agent shall have received an executed copy of the First Lien Term Loan Documents and the Borrower shall have satisfied each condition set out in Section 6.01 of the First Lien Credit Agreement unless waived (other than any condition in relation to the execution, delivery and performance of this Agreement and the other Loan Documents required to be executed and delivered on the Closing Date).

(c) Second Lien Loan Documents. The Administrative Agent shall have received an executed copy of the Second Lien Loan Documents and the Borrower shall have satisfied each condition set out in Section 6.01 of the Second Lien Credit Agreement unless waived (other than any condition in relation to the execution, delivery and performance of this Agreement and the other Loan Documents required to be executed and delivered on the Closing Date).

(d) Notice of Borrowing. Prior to the Closing Date, the Administrative Agent shall have received a Notice of Borrowing.

(e) Closing Date Acquisition. The Closing Date Acquisition shall have been consummated in accordance with the Closing Date Acquisition Agreement substantially concurrently with the initial funding of the First Lien Term Facility without any amendments, waivers or consents that are materially adverse to the interests of the Lenders or the Lead Arranger in their respective capacities as such without the consent of the Lead Arranger other than amendments, waivers or consents permitted by the Closing Date Commitment Letter.

(f) Closing Date Refinancing. Substantially concurrently with the funding of the First Lien Term Facility, the Closing Date Refinancing shall have been consummated and the Minute Note will be repaid in full.

(g) Pro Forma Financial Information; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Information and (ii) the financial statements described in Section 5.01(b). The Administrative Agent and each of the Lenders acknowledge that the Pro Forma Financial Information and the financial statements referred to in Section 5.01(b) were received prior to the Closing Date.

(h) Fees. On the Closing Date, the Lead Arranger, the Lenders and the Administrative Agent shall have received all fees required to be paid, and all reasonable out-of-pocket expenses required to be paid pursuant to the Fee Letter for which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Closing Date.

(i) Closing Certificates; Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date signed by the Secretary or any Assistant Secretary of such Loan Party and attested to by an Authorized Officer of such Loan Party, with the following insertions and attachments: (i) certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar Organizational Document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar Organizational Document of each Loan Party certified as being in full force and effect on the Closing Date, (ii) a good standing certificate for each Loan Party from its jurisdiction of organization and (iii) a Perfection Certificate of the Loan Parties, dated as of the Closing Date, signed by Parent Borrower.

(j) Legal Opinions. The Administrative Agent shall have received a legal opinion of (x) Kirkland & Ellis LLP, special counsel to the Loan Parties, and (y) Stanley, Esrey and Buckley LLP, special Georgia counsel to the Loan Parties, each of which opinion shall be addressed to the Administrative Agent, the Collateral Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k) Perfected Liens.

(i) Except as set forth on Schedule 7.14, the Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Security Agreement; and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection (to the extent required by the terms of any Loan Document) and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent. Notwithstanding anything in the Security Agreement, the Borrower and Holdings shall not be any under obligation to perfect foreign Intellectual Property or to perfect any intellectual Property outside of the United States.

(ii) The First Lien Term Agent shall have received (A) the Certificated Securities pledged pursuant to the Security Agreement, together with an undated stock power for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof, and (B) each promissory note (if any) required to be pledged to the First Lien Term Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

Notwithstanding the foregoing, to the extent any security interest in any Collateral cannot be perfected on the Closing Date (other than the perfection of the security interests in the Certificated Securities of the Borrower and any other direct or indirect Domestic Subsidiary of Holdings which are required to be pledged hereunder or under any other Loan Document and assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC) after commercially reasonable efforts by Holdings and the Borrower to do so without undue burden or expense, then the perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Initial Borrowing on the Closing Date, but instead shall be required to be delivered not more than 90 days after the Closing Date (as such period may be extended by the Administrative Agent in its reasonable discretion).

(l) Revolver Usage. On the Closing Date, the Borrower shall be in compliance with Section 7.12.

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer or similar officer of the Parent Borrower and Holdings in the form of Exhibit J, which certifies that the Parent Borrower, Holdings and its Restricted Subsidiaries, on a consolidated basis, are, and immediately after giving effect to the Transaction and the other transactions contemplated hereby, will be, Solvent.

(n) Patriot Act. The Administrative Agent and the Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent and such Lenders that they reasonably determine is required by Governmental Authorities under applicable “know your customer”, Anti-Money Laundering Laws, and the Patriot Act.

(o) Representations and Warranties. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (without duplication of any materiality qualifiers with respect to any Specified Representations already qualified by materiality or material adverse effect) as of the Closing Date or as of any specified date, if earlier.

(p) Company Material Adverse Effect. Between the date of the Closing Date Acquisition Agreement and the Closing Date, there shall not have been a Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement as in effect on January 10, 2018).

(q) Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, in form reasonably acceptable to the Administrative Agent, dated the Closing Date and signed on behalf of the Parent Borrower and Holdings by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of the Parent Borrower and Holdings, certifying on behalf of the Parent Borrower and Holdings that, taking into account the penultimate paragraph of this Section 6.01, all of the conditions in clauses (e), (o), (p) and (r) of this Section 6.01 have been satisfied or waived on such date (other than any certification that any such conditions have been satisfied or waived to the extent subject to the satisfaction of the Administrative Agent or the Lenders).

(r) Closing Date Equity Issuance. The Closing Date Equity Issuance shall be consummated substantially concurrently with, or prior to, the funding of the First Lien Term Facility.

In determining the satisfaction of the conditions specified in this Section 6.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction. Upon the funding of the Initial Borrowing, the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release Holdings or the Borrower from any Event of Default for failure to satisfy one or more of the applicable conditions contained in this Section 6.01).

The acceptance of the benefits of each extension of credit hereunder shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6.01 (with respect to extensions of credit on the Closing Date) and applicable to such extensions of credit are satisfied as of that time, unless waived in accordance with Section 12.12.

Section 6.02 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) Availability;

(b) the Administrative Agent shall have received a Notice of Borrowing;

(c) the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(d) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

ARTICLE VII

AFFIRMATIVE COVENANTS

Holdings and Borrower hereby jointly and severally agree that, until the payment in full of the Obligations, each of Holdings and Borrower shall, and shall cause each of its Restricted Subsidiaries to:

Section 7.01 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) within 120 days (or 180 days in case of the fiscal year ending December 31, 2017) after the end of each fiscal year of Parent Borrower, (i) a copy of the audited consolidated balance sheet of Parent Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and certified by an independent certified public accounting firm selected by Parent Borrower and its Subsidiaries and reasonably satisfactory to the Administrative Agent (it being agreed that BKD, LLP and any of the “Big Four,” or other nationally recognized accounting firms are satisfactory to the Administrative Agent) (collectively, an “Acceptable Auditor”), together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is (x) solely resulting from the impending Maturity Date or the final stated maturity of any Material Indebtedness, (y) resulting from any actual or prospective default under any financial covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries) or exception and without any qualification or exception as to scope of audit), and (ii) commencing with the financial statements with respect to the fiscal year ending December 31, 2017 and for each fiscal year thereafter, management’s discussion and analysis with respect to such financial statement, including (to the extent available with respect to any fiscal year ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years;

(b) not later than 60 days (or 75 days for the first two fiscal quarters after the Closing Date for which financial statements are required to be delivered pursuant to this clause) after the end of the first three fiscal quarters of the Parent Borrower of each fiscal year (commencing with the fiscal quarter ending March 31, 2018), (i) the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, certified by an Authorized Officer as fairly stating in all material respects the financial position of the Parent Borrower and its Subsidiaries and, in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes) and (ii) management’s discussion and analysis with respect to such financial statement, including (to the extent available with respect to any fiscal quarter ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years and budgeted amounts, including (to the extent available with respect to any fiscal quarter ended prior to, or a portion of which occurs prior to, the Closing Date) comparisons to the comparable periods in previous years; and

(c) concurrently with the delivery of any financial statements pursuant to Sections 7.01(a) and (b) above, a reconciliation statement or other statement reasonably acceptable to the Administrative Agent reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements (it being understood and agreed that such reconciliation statements shall not be required to be audited).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clauses (a) and (b) above) or Authorized Officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.01 may be satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of Borrower (or Holdings or any Parent Company) filed with the SEC or (B) the applicable financial statements of Holdings (or any Parent Company); provided that (i) to the extent such information relates to a Parent Company, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 7.01(a), such materials are accompanied by a report and opinion of an Acceptable Auditor, together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is (x) solely resulting from the impending Maturity Date or the final stated maturity of any Material Indebtedness, (y) resulting from any actual or prospective default under any financial covenant or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries) or exception and without any qualification or exception as to scope of audit).

Section 7.02 Certificates; Other Information. Furnish to the Administrative Agent (other than in the case of clause (f) below, who shall promptly furnish to each Lender), or, in the case of clause (e) below, the Administrative Agent or requesting Lender, as the case may be:

(a) promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 7.01 or this Section 7.02, confirmation of whether such statements or information contain any Private Lender Information. Holdings, the Borrower and each Lender acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private Lender Information) and, if documents or notices required to be delivered pursuant to Section 7.01 or this Section 7.02 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant secure website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 7.01 or this Section 7.02 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Private Lender Information with respect to the Borrower, Holdings, their respective Subsidiaries and their securities. Holdings and the Borrower further acknowledge and agree, at the reasonable request of the Administrative Agent, to assist in the preparation of a version of the materials and presentations to be used in connection with the syndication of the Facility to potential Lenders who do not wish to receive Private Lender Information, consisting exclusively of Public Lender Information;

(b) concurrently with the delivery of any financial statements pursuant to Sections 7.01(a) and (b), other than with respect to any period ending prior to the Closing Date, a Compliance Certificate (i) stating that Authorized Officer has obtained no knowledge of any Event of Default except as specified in such Compliance Certificate, (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party, (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”, and (iv) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary, in each case, together with the calculation thereof in reasonable detail;

(c) no later than 60 days after the end of each fiscal year of the Parent Borrower (commencing with the fiscal year beginning January 1, 2019), a budget of the Parent Borrower and its Restricted Subsidiaries for the then current fiscal year, containing, among other things, a pro forma balance sheet, statement of income and statement of cash flows for each quarter of such fiscal year, which budget shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(d) promptly after Holdings’ or any of its Restricted Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto;

(e) promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer”, Anti- Money Laundering Laws, and the Patriot Act; and

(f) promptly from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request; provided that the Loan Parties and their Subsidiaries shall not be required to disclose any such information if such disclosure would violate a confidentiality agreement or obligation, or waive any attorney-client or similar privilege; provided, however, that in the event that any of the Loan Parties or their Subsidiaries does not provide information in reliance on the foregoing proviso, it shall (x) provide notice to the Administrative Agent that such information is being withheld, (y) use its commercially reasonable efforts to obtain waivers and (z) use its commercially reasonable efforts to communicate the applicable information to the Administrative Agent in a way that would not violate such attorney-client privilege or similar privilege.

(g) Monthly, no later than the 20th day of each month (or during a Weekly Reporting Period, weekly, no later than the Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday),

(i) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records of the Borrower,

(ii) [intentionally omitted],

(iii) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if the Borrower has not implemented electronic reporting,

(iv) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if the Borrower has not implemented electronic reporting,

(v) a detailed accounts receivable aging, by total, of the Borrower’s Accounts (delivered electronically, if the Loan Parties have implemented electronic reporting),

(vi) a summary accounts payable aging, by vendor, of the Borrower’s accounts payable, accrued expenses and any book overdraft (delivered electronically, if the Borrower has implemented electronic reporting), and

(vii) a report regarding the Loan Parties’ cash and Cash Equivalents (it being understood that delivery of account statements from the relevant financial institution or securities intermediary shall be sufficient for this purpose) and an indication of which amounts constitute Qualified Cash.

(h) Monthly, no later than the 20th day of each month, but without duplication of any other items delivered pursuant to this Section 7.02,

(i) a monthly Account roll-forward of the Borrower, with supporting details supplied from sales journals, collection journals and credit registers, tied to the beginning and ending account receivable balances of the Borrower’s general ledger.

(ii) a detailed report regarding (i) any amounts that are payable to a landlord, lessor, bailee, or customs broker with respect to any Inventory of the Borrower or other Collateral located or stored at a premises that is owned or operated by such landlord, lessor, bailee, or customs broker and (ii) any reclamation claims of unpaid sellers of the Borrower’s Inventory, in the case of each of clauses (i) and (ii), to the extent such amounts are more than 30 days past due,

(iii) a detailed accounts receivable aging, by total, of the Borrower’s Accounts, together with a reconciliation to the general ledger and supporting documentation for any reconciling items noted (delivered electronically, if the Borrower has implemented electronic reporting),

(iv) a detailed Inventory report (which shall include a list of all Inventory of the Borrower as of each such day, the cost of Borrower’s Inventory by category, and containing a breakdown of such Inventory by categories, together with a reconciliation to the Borrower’s general ledger accounts,

(v) a summary accounts payable aging, by vendor, of the Borrower’s accounts payable, accrued expenses and any book overdraft (delivered electronically, if the Borrower has implemented electronic reporting), together with a reconciliation to the general ledger and supporting documentation for any reconciling items noted, and an aging, by vendor, of any held checks,

(vi) a reconciliation of Accounts, trade accounts payable, and Inventory of the Borrower’s general ledger accounts to their monthly financial statements including any book reserves related to each category,

(vii) a detailed report regarding the Borrower’s aged non-stock inventory,

(viii) a schedule of the Loan Parties’ payment of taxes due and payable, including all accrued, but unpaid, ad valorem and real estate taxes, and

(ix) an AIA billing schedule and a month-end retention schedule, in each case substantially in the form provided to Administrative Agent prior to the Closing Date (or in form and substance reasonably acceptable to Administrative Agent).

(i) Within 10 Business Days following the receipt of, but no less frequently than annually,

(i) a report containing calculations of withdrawal liability estimates with respect to all Multiemployer Plans, and

(ii) with respect to any Plan, a copy of the most-recent actuarial report, Form 5500 and all attachments thereto.

(j) Promptly upon the reasonable request of Administrative Agent,

(i) a list of the Loan Parties’ customers, with address and contact information,

(ii) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Administrative Agent, from time to time,

(iii) copies of purchase orders and invoices for Inventory and Equipment acquired by any Loan Party,

(iv) such other reports as to the Collateral or the financial condition of the Loan Parties, as Administrative Agent may reasonably request,

(v) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to the Borrower’s Accounts, and

(vi) if Collateral Agent has a Lien on any Real Property of any of the Loan Parties, a report regarding the Loan Parties’ accrued, but unpaid, ad valorem and real estate taxes.

(k) on or prior to the twentieth (20th) calendar day after the last day of each calendar month ended on or after January 31, 2018 (or on a weekly basis if the Borrower so elects), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrower, any subsequent date), together with such supporting information in connection therewith as the Administrative Agent may reasonably request; provided that (1) if a Weekly Reporting Period is in effect, the Borrower shall deliver a Borrowing Base Certificate and such supporting information on a weekly basis on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, during such Weekly Reporting Period and (2) any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the Borrower of shrink and other amounts as the Borrower may deem necessary;

Section 7.03 Payment of Taxes. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties; provided that Holdings, the Borrower and their Restricted Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) with respect to which the failure to make such payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.04 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence under the laws of its jurisdiction of organization or formation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except (x) in the case of clause (a)(i) (in respect of Restricted Subsidiaries that are not Loan Parties) and (a)(ii) above, to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) in connection with a transaction permitted by Sections 8.03 and 8.04; (b) comply in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws, Export Controls and Sanctions; (c) comply in all material respects with all other Requirements of Law (including, but not limited to ERISA, OFAC, and the Patriot Act) except to the extent that failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) comply with all Governmental Approvals except to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.05 Maintenance of Property; Insurance.

(a) (i) Keep all property useful or necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) preserve or renew all of its Intellectual Property, except to the extent (x) such Intellectual Property is no longer used in the conduct of the business of the Loan Parties or (y) such non-renewal or non-preservation is otherwise permitted under this Agreement or the other Loan Documents, (iii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in similar businesses (it being agreed by the Administrative Agent that the insurance policies, the amounts of coverage and the companies used by the Loan Parties and their Subsidiaries on the Closing Date are satisfactory to the Administrative Agent) and (iv) ensure that subject to the ABL/Term Loan Intercreditor Agreement at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than worker’s compensation policies and public liability policies) and the Collateral Agent for the benefit of the Secured Parties and shall be named as loss payee with respect to the property insurance (other than public property policies) maintained by Holdings, the Borrower and each Subsidiary Guarantor.

(b) Within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Holdings will, and will cause each of its Restricted Subsidiaries (i) to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent as loss payee and/or additional insured (subject to the exceptions in the immediately preceding paragraph), as applicable, and (ii) to cause all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Restricted Subsidiaries) (x) to be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable) and (y) to use commercially reasonable efforts to state that such insurance policies shall not be canceled without at least 30 days’ prior written notice (or if such cancellation is by reason of nonpayment of premium, at least ten (10) days’ prior written notice) thereof by the respective insurer to the Collateral Agent (unless it is such insurer’s policy not to provide such a statement).

Section 7.06 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived, (b) permit, at the Borrower’s expense, representatives of the Administrative Agent (and, if a Lender requests to accompany the Administrative Agent, such Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of Holdings and its Restricted Subsidiaries with employees of the Borrower and its Restricted Subsidiaries and with the independent certified public accountants of Holdings and its Restricted Subsidiaries so long as the Borrower shall have been given the reasonable opportunity to participate in such discussions, provided, that notwithstanding the foregoing, (i) any such visit or inspection shall be conducted through the Administrative Agent, and (ii) nothing in this Section 7.06 shall require Holdings or its Subsidiaries to take any action that would violate a confidentiality agreement or obligation, or waive any attorney-client or similar privilege; provided that in the event that any of Holdings or its Subsidiaries does not provide information in reliance on this sentence, it shall (x) provide notice to the Administrative Agent that such information is being withheld, (y) with respect to clause (ii), use its commercially reasonable efforts to obtain waivers and (z) use its commercially reasonable efforts to communicate the applicable information to the Administrative Agent in a way that would not violate such attorney-client privilege or similar privilege), and (c) Holdings and Borrower will, and will cause each of its Restricted Subsidiaries to, permit Administrative Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Administrative Agent may designate; provided, that the obligations of Holdings, Borrower and each of its Subsidiaries to reimburse Administrative Agent shall be limited as set forth in Section 3.09.

Section 7.07 Notices. Upon actual knowledge thereof by an Authorized Officer, promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any default or event of default under the First Lien Term Loan Documents, Second Lien Loan Documents, or Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $25,000,000 (“Material Indebtedness”) Incurred pursuant to Section 8.01(c);

(c) any litigation, investigation or proceeding that may exist at any time involving Holdings or any Restricted Subsidiary, that (i) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) relates to any Loan Document;

(d) the following events, promptly and in any event within 10 days after Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or a Multiemployer Plan or Non U.S. Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan that would result in the imposition of a withdrawal liability, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan, (iii) that a Single Employer Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Single Employer Plan, (iv) that a determination has been made that any Single Employer Plan is, or is expected to be, considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA, (vi) that any contribution required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non U.S. Plan has not been timely made, (vii) that a non exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to a Plan, (viii) the adoption of, or the commencement of contributions to, any Single Employer Plan by Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity, (ix) the cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA, or (x) the adoption of any amendment to a Single Employer Plan that results in an increase in contribution obligations of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity; and in each case in clauses (i) through (x) above, such event or occurrence, together with all other such events or conditions, if any, has had, or could reasonably be expected to have, a Material Adverse Effect;

(e) any change in the financial condition, business, operations, assets or liabilities of Holdings or any of its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(f) any of the following environmental matters to the extent that such environmental matters, either individually or in the aggregate, would have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that would cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; or

(iv) any Release or threatened Release of any Materials of Environmental Concern at, on, under or from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that would require any removal or remedial action by Holdings or any of its Subsidiaries pursuant to any Environmental Law.

Each notice pursuant to this Section 7.07 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

Section 7.08 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (if and to the extent the assets subject to the applicable Security Document can be perfected by the actions required, and to the extent required, by such Security Document) first priority security interest (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted hereunder) in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Collateral Agent.

(b) With respect to any Real Property having a fair market value (together with improvements thereof) of at least $10,000,000 acquired in fee after the Closing Date by any Loan Party, no later than 90 days after the acquisition or increase in the fair market value thereof, as may be extended by the Administrative Agent in its reasonable discretion (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such interest in Real Property, along with a corresponding UCC fixture filing for filing in the applicable jurisdiction if required by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent, as may be necessary to create a valid, perfected and subsisting Lien, subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted under Section 8.02, against such Real Property, (ii) provide the Lenders with a Title Policy and a Survey for each Mortgaged Property, together with such affidavits, certificates, instruments of indemnification, legal opinions, either (a) a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination evidencing that the Mortgaged Property is not in a flood zone or (b) evidence of flood insurance as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, and such other information, documentation (including, but not limited to, appraisals, environmental reports, and to the extent applicable, using commercially reasonable efforts, subordination agreements) and certifications, in each case, as may be reasonably requested by the Administrative Agent.

(c) With respect to any new Subsidiary Guarantor created or acquired after the Closing Date (or any Restricted Subsidiary that becomes a Subsidiary Guarantor after the Closing Date), promptly, and in any event within 30 days of such creation or acquisition (or, in the case of any Restricted Subsidiary that becomes a Subsidiary Guarantor, the date that such Restricted Subsidiary becomes a Subsidiary Guarantor) (as such date may be extended from time to time by the Administrative Agent in its sole discretion) (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Agreement as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted hereunder) in the Capital Stock of such new Subsidiary Guarantor that is owned by any Loan Party, (ii) deliver to the First Lien Term Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such new Subsidiary Guarantor (a) to execute and deliver to the Collateral Agent (w) a Guarantor Joinder Agreement or such comparable documentation requested by the Collateral Agent to become a Subsidiary Guarantor, (x) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (y) to the extent requested by the Administrative Agent a customary joinder agreement to the ABL/Term Loan Intercreditor Agreement then in effect and (z) to the extent requested by the Administrative Agent a customary joinder agreement to the ABL/Term Loan Intercreditor Agreement then in effect, (b) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (if and to the extent the assets subject to the applicable Security Document can be perfected by the actions required, and to the extent required, by such Security Document) first priority security interest (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted hereunder) in the Collateral described in the Security Agreement with respect to such new Subsidiary Guarantor, including the filing of UCC financing statements in such jurisdictions as may reasonably be required by the Security Agreement or by law or as may be requested by the Collateral Agent and (c) to deliver to the Collateral Agent (i) a certificate of such Subsidiary Guarantor, substantially in the form of the certificate provided by the Loan Parties on the Closing Date pursuant to Section 6.01(i), with appropriate insertions and attachments and (ii) if reasonably requested by the Collateral Agent, a legal opinion from counsel to such new Subsidiary Guarantor in form and substance reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Restricted Subsidiary which is an Excluded Foreign Subsidiary described in clause (i) (but not clauses (ii) or (iii)) of the definition of Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to Liens permitted under Section 8.02) in no more than 65% of the total outstanding voting Capital Stock of any such Excluded Foreign Subsidiary and 100% of the total outstanding non voting Capital Stock of any such Excluded Foreign Subsidiary and (ii) deliver to the First Lien Term Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party.

(e) With respect to any new Non Guarantor Subsidiary created or acquired after the Closing Date by any Loan Party (but excluding any Unrestricted Subsidiary, any Excluded Foreign Subsidiary and any Subsidiary which would be a Subsidiary Guarantor but for clause (vi) in the definition thereof to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person (other than Holdings or any of its Restricted Subsidiaries) party thereto which consent has not been obtained), promptly (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject only to Liens permitted under Section 8.02) in the Capital Stock of such Non Guarantor Subsidiary that is owned by any Loan Party and (ii) deliver to the First Lien Term Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party. Notwithstanding anything to the contrary in the foregoing clauses (c) and (d), the Borrower may notify the Administrative Agent at any time that the Borrower desires to join an Excluded Foreign Subsidiary as a Subsidiary Guarantor under this Agreement and the other Loan Documents, and, in any such case, cause such Excluded Foreign Subsidiary to (i) become a Subsidiary Guarantor by executing and delivering to the Collateral Agent a Guarantor Joinder Agreement along with such other documentation as the Collateral Agent deems reasonably appropriate for effecting such joinder, (ii) grant a Lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties on the assets and other personal property of such Excluded Foreign Subsidiary of the same type that constitute Collateral for purposes of the Security Documents (other than with respect to any Excluded Assets of such Excluded Foreign Subsidiary but without giving effect to any provision of the definition of Excluded Assets that would otherwise result in such Excluded Foreign Subsidiary (and its tangible and intangible personal property) constituting an Excluded Asset) and (iii) enter into any such amendments, modifications, or other changes to this Agreement and any other Loan Document reasonably requested by the Collateral Agent in its reasonable discretion in order to address any matters in connection with, or related to, such Excluded Foreign Subsidiary becoming a Subsidiary Guarantor under the Loan Documents. Each of the Lenders hereby authorize the Collateral Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing.

(f) Notwithstanding anything herein or in any other Loan Document and other than with respect to the penultimate sentence of clause (e) above to the contrary, no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Section 7.09 Credit Ratings. Use commercially reasonable efforts to maintain at all times a public credit rating by each of S&P and Moody’s in respect of the Facility provided for under this Agreement and a public corporate rating by S&P and a public corporate family rating by Moody’s for the Borrower, in each case, with no requirement to maintain any specific minimum rating (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and reasonable cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

Section 7.10 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the Borrower but subject to the limitations set forth in the Loan Documents and this Agreement, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guarantees, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other Collateral (except as otherwise provided pursuant to the ABL/Term Loan Intercreditor Agreement) with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such Loan Parties on a first priority basis (subject only to the ABL/Term Loan Intercreditor Agreement and Liens permitted under Section 8.02).

Section 7.11 Designation of Unrestricted Subsidiaries. The board of directors of Holdings may, at any time after the Closing Date, designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Designation”); provided that (i) (x) immediately before and after such designation, no Event of Default shall have occurred and be continuing and (y) immediately after giving effect to any Subsidiary Designation, on a Pro Forma Basis, as of the most recently completed Measurement Period, the Total Net Leverage Ratio does not exceed 7.50 to 1.00, (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder for purposes of any documentation governing Indebtedness permitted under Section 8.01(b) or (c) or Permitted Incremental Equivalent Debt, (iii) in the case of a designation of a Restricted Subsidiary as an

Unrestricted Subsidiary, such Subsidiary to be so designated shall satisfy all of the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, (iv) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, on the date of such designation, all representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects (without duplication of any “materiality” qualifiers set forth therein) with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (v) the status of any such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary shall at all times be the same under this Agreement, the First Lien Term Loan Documents and the Second Lien Loan Documents. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment (in a non Subsidiary) by the applicable Loan Party and their respective Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the respective Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Section 8.06 on the date of such designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary and such designation shall be permitted only to the extent such Investment is permitted under Sections 8.01, 8.02 and 8.06 on the date of such designation. Notwithstanding the foregoing, neither the Borrower nor Holdings shall be permitted to be an Unrestricted Subsidiary. Any Subsidiary Designation by the board of directors of Holdings shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of Holdings giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions, and containing the calculations of compliance (in reasonable detail) with preceding clause (ii).

Section 7.12 Use of Proceeds. The Borrower shall use the proceeds of the Loans only as provided in Section 5.12 and Section 5.21.

Section 7.13 Compliance with Environmental Law.

(a) Holdings will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits issued under Environmental Laws applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Restricted Subsidiaries and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except for such noncompliance or failure to pay as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Restricted Subsidiaries will produce, process, manufacture, generate, use, treat, store, Release or dispose of, or permit the production, processing, manufacture, generation, use, treatment, storage, Release or disposal of Materials of

Environmental Concern on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Restricted Subsidiaries, or transport of Materials of Environmental Concern to or from any such Real Property, except for such generation, use, treatment, storage, Release, disposal, or transport as could not reasonably be expected to have a Material Adverse Effect.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 7.07(f), (ii) after 30 days have passed since receipt of written notice from the Administrative Agent or any Lender that the Administrative Agent or any Lender reasonably believes that Holdings or any of its Restricted Subsidiaries are not in compliance with Section 7.13(a) and such non compliance has not been corrected, or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to Article X, Holdings will (in each case) provide, at the sole expense of the Borrower and at the written request of the Administrative Agent, a Phase I environmental site assessment report concerning any such related Mortgaged Property, prepared by an environmental consulting firm reasonably approved by the Administrative Agent indicating, where relevant, the presence or absence of Materials of Environmental Concern and the likely cost of any removal or remedial action in connection with such Materials of Environmental Concern on such Mortgaged Property. If the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such related Mortgaged Property to undertake such an assessment at any reasonable time upon reasonable written notice to Holdings, all at the sole expense of the Borrower.

Section 7.14 Post-Closing Deliveries. The Borrower hereby agrees to deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 7.14 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its sole discretion. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 7.14, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 7.14 (and Schedule 7.14) and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 7.14 (and Schedule 7.14) have been taken (or were required to be taken).

Section 7.15 Lender Calls. Upon request of the Administrative Agent, hold up to one telephonic meetings via conference call per fiscal year to review the Company’s consolidated financial results and financial condition, the first to occur within 20 Business Days of each Excess Cash Flow Application Date (as defined in the First Lien Credit Agreement) (including, for the avoidance of doubt, the Excess Cash Flow Application Date that would occur in 2019 if a prepayment were to be required under Section 4.02(b) of the First Lien Credit Agreement for the fiscal year ending December 31, 2018) (or such later date as may be agreed by the Administrative Agent).

Section 7.16 Cash Management. Within 180 days after the Closing Date (or such later date as Well Fargo may agree in its sole discretion), each Loan Party shall establish their primary depository and management relationships with Wells Fargo or one of its Affiliates and thereafter for so long as Wells Fargo is a Lender hereunder each Loan Party shall maintain such relationships with Wells Fargo.

ARTICLE VIII.

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until the payment in full of the Obligations, each of Holdings and the Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

Section 8.01 Indebtedness. Incur any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document;

(b) Indebtedness in respect of (i) the First Lien Term Loan Documents and any First Lien Permitted Incremental Equivalent Debt in an aggregate principal amount not to exceed the sum of (1) $540,500,000, under the First Lien Term Loan Documents, (2) 115% of the maximum aggregate principal amount of the Incremental Term Loans (as defined in the First Lien Credit Agreement as in effect on the date hereof) permitted to be incurred under the First Lien Credit Agreement as in effect on the date hereof, and (3) 115% of any First Lien Permitted Incremental Equivalent Debt, plus any amounts of interest, fees, expenses and indemnification obligations related to the foregoing or, in each case, any Permitted Refinancing thereof; and (ii) the Second Lien Loan Documents and any Second Lien Permitted Incremental Equivalent Debt in an aggregate principal amount not to exceed the sum of (1) $115,000,000, under the Second Lien Loan Documents, (2) 115% of any Incremental Term Loans (as defined in the Second Lien Credit Agreement as in effect on the date hereof) permitted to be incurred under the Second Lien Credit Agreement as in effect on the date hereof, and (3) 115% of the maximum aggregate principal amount of any Second Lien Permitted Incremental Equivalent Debt, plus any amounts of interest, fees, expenses and indemnification obligations related to the foregoing or, in each case, any Permitted Refinancing thereof,

(c) (I) Indebtedness in the form of one or more series of senior unsecured notes, senior secured first lien notes, junior lien notes or subordinated notes, provided that (i) in the case of secured Indebtedness, such Indebtedness shall only be secured (a) (x) on a pari passu basis by Collateral (other than ABL Priority Collateral) securing the Obligations (as defined in the First Lien Credit Agreement) or (y) on a junior lien basis by Collateral securing the Obligations (as defined in the First Lien Credit Agreement) and (b) by Liens on the Collateral that are substantially the same, or more narrow in scope, as the Liens in Security Documents (as defined in the First Lien Credit Agreement) (with such differences as are reasonably satisfactory to the Administrative Agent), (ii) at the time of such Incurrence, such Indebtedness does not have a final stated maturity (or require scheduled commitment reductions or amortization except nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof) prior to the Latest Maturity Date (as defined in the First Lien Credit Agreement) then in effect, (iii) at the time of such Incurrence, such Indebtedness has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of the Tranche of Loans under and as defined in the First Lien Credit Agreement with the longest Weighted Average Life to Maturity then in effect (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof), (iv) in the case of unsecured Indebtedness, such Indebtedness is not secured by any Lien on any property or assets of Holdings or any of its Subsidiaries, (v) such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Indebtedness refinanced pursuant to clause (ix) below, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other reasonable costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Indebtedness, (vi) such Indebtedness is not guaranteed by any Persons other than the Subsidiary Guarantors and is not secured by any assets that do not constitute Collateral, (vii) such Indebtedness does not provide for any mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation (other than related to customary asset sale and change of control offers) prior to the Latest Maturity Date (as defined in the First Lien Credit Agreement) at the time of Incurrence, other than to the extent such prepayment, repurchase or redemption or offer is accompanied by the prepayment of a pro rata portion of the outstanding principal of the First Lien Term Loans, (viii) such Indebtedness has such pricing, interest, fees, premiums and optional prepayment terms as may be agreed by the Borrower and the holders of such Indebtedness, and the other terms and conditions of such Indebtedness (excluding pricing, fees and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the holders of such Indebtedness than those applicable to the Indebtedness refinanced pursuant to clause (ix) below (other than covenants and other provisions applicable only to periods after the then-applicable Latest Maturity Date of the Indebtedness refinanced pursuant to clause (ix) below), and (ix) the Net Cash Proceeds of such Indebtedness are used to repay the First Lien Term Loans or shall be issued in exchange for First Lien Term Loans as directed by the Borrower so long as that any First Lien Term Loans that are so exchanged shall be immediately cancelled and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (c); provided that the holders of such Indebtedness or a Representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL/Term Loan Intercreditor Agreement and/or an Other Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such applicable Representative having rights to share in the Collateral on a pari passu basis (but only in respect of the Term Priority Collateral) or a junior lien basis, as the case may be);

(d) RESERVED;

(e) (I) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.02(j); provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (e)(I), the aggregate principal amount of Indebtedness outstanding under this clause (e) shall not exceed the greater of $34,500,000 and 30% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at such time and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (e);

(f) Indebtedness of (w) Holdings to another Loan Party for the purposes of making the payments set forth in Sections 8.05 and 8.08, (x) the Borrower or any other Loan Party to any Subsidiary of the Borrower, (y) any Restricted Subsidiary of the Borrower to the Borrower or any other Subsidiary thereof, provided that the aggregate principal amount of Indebtedness owed by any Restricted Subsidiary that is a Non Guarantor Subsidiary or Excluded Foreign Subsidiary to the Borrower or any other Loan Party shall not exceed at any time outstanding the amount permitted to be invested in Restricted Subsidiaries that are Non Guarantor Subsidiaries or Excluded Foreign Subsidiaries pursuant to clauses (d), (q), (w), (x) and (y) of Section 8.06, and (z) any Restricted Subsidiary that is a Non Guarantor Subsidiary or Excluded Foreign Subsidiary to any other Restricted Subsidiary that is a Non Guarantor Subsidiary, Excluded Foreign Subsidiary or any Unrestricted Subsidiary, provided further that (i) any such Indebtedness owed to a Loan Party pursuant to this clause (f) shall be evidenced by an Intercompany Note and shall be (subject to the terms of the ABL/Term Loan Intercreditor Agreement) pledged pursuant to the Security Agreement and (ii) any such Indebtedness of a Loan Party pursuant to this clause (f) shall be subordinated to the Obligations on the terms of the Intercompany Note;

(g) (I) Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries; provided, that, immediately after giving effect to any Incurrence of Indebtedness under this clause (g)(I), the aggregate principal amount of Indebtedness outstanding under this clause (g)(I) shall not exceed the greater of $28,750,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at such time; and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (g);

(h) Indebtedness consisting of Guarantee Obligations by Holdings, Borrower or any Guarantor of Indebtedness otherwise permitted to be Incurred by a Loan Party under this Section 8.01 (other than Section 8.01(p), (s) or (w));

(i) (I) Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(i) (as reduced by any repayments of principal thereof other than with the proceeds of a Permitted Refinancing) and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (i);

(j) Indebtedness in respect of Swap Agreements entered into to hedge or mitigate risks to which Holdings or any Restricted Subsidiary has exposure and not for speculative purposes;

(k) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance or similar obligations, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guarantees and similar obligations, or obligations in respect of letters of credit or bank acceptances or similar instruments related thereto, in each case provided in the ordinary course of business;

(m) Indebtedness of Holdings and its Restricted Subsidiaries consisting of obligations under deferred compensation, purchase price, Earn-Outs or other similar arrangements incurred by such Person in connection with (i) the Transactions, (ii) Permitted Acquisitions or any other Investments permitted hereunder and (iii) in the ordinary course of business;

(n) Cash Management Obligations and Guarantee Obligations in respect thereof, Indebtedness in respect of employee credit card programs and purchasing card programs in the ordinary course of business, and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts, in the ordinary course of business;

(o) Indebtedness consisting of (x) the financing of insurance premiums or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) (I) Indebtedness assumed in connection with Permitted Acquisitions or another Investment permitted hereunder and Indebtedness secured by assets purchased by a Loan Party or Restricted Subsidiary in a Permitted Acquisition or pursuant to another Investment permitted by Section 8.06 that is assumed by such Loan Party or such Restricted Subsidiary; provided that (i) such Indebtedness is not incurred to finance or in contemplation of any such acquisition, (ii) no Event of Default has occurred and is continuing or would immediately thereafter result after giving effect to the assumption of such Indebtedness; provided, however, that to the extent the relevant acquisition constitutes a Limited Condition Acquisition, the only condition with respect to absence of an Event of Default shall be the absence of an Event of Default at the time such acquisition agreement is entered into, (iii) such Indebtedness, if secured, shall not be secured by any assets other than the assets acquired by Borrower or a Restricted Subsidiary in such Permitted Acquisition or other permitted Investment, (iv) such Indebtedness shall not be guaranteed by any Loan Parties (other than a Person acquired in such Permitted Acquisition or other permitted Investment or any other Person who merges with or that acquires the assets of such Person in connection with such Permitted Acquisition or other permitted Investment) and (v) either (x) the Total Net Leverage Ratio, on a Pro Forma Basis, shall not exceed 5.50:1.00 immediately after giving effect to the assumption of such Indebtedness or (y) the aggregate principal amount of such Indebtedness, together with any other outstanding

Indebtedness incurred pursuant to this clause (p) shall not exceed the greater of $30,000,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period at any time outstanding and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (p);

(q) Indebtedness constituting customary indemnification obligations in connection with sales, dispositions and Permitted Acquisitions and other Investments permitted under this Agreement;

(r) (i) unsecured Contribution Indebtedness, provided that immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (ii) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (r);

(s) guarantees by Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business of the obligations of suppliers, customers and licensees of the Borrower and its Restricted Subsidiaries;

(t) Indebtedness to the extent constituting Attributable Debt arising in Sale Leaseback Transactions or any industrial revenue bond issued to finance or refinance Indebtedness secured by any Real Property;

(u) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(v) additional Indebtedness of Holdings and its Subsidiaries; provided that, immediately after giving effect to any Incurrence of Indebtedness under this clause (v), the sum of the aggregate principal amount of Indebtedness outstanding under this clause (v) shall not exceed, the greater of $52,000,000 and 45% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period;

(w) to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 10.01(h);

(x) Indebtedness representing Taxes that are not overdue by more than sixty (60) days or are being contested in compliance with Section 7.03;

(y) Indebtedness consisting of unsecured promissory notes issued by Holdings to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings permitted by Section 8.05;

(z) Indebtedness constituting Permitted Incremental Equivalent Debt and any Permitted Refinancing incurred, issued or otherwise obtained to refinance (in whole or in part) such Indebtedness (and any Permitted Refinancing in respect thereof); and

(aa) to the extent constituting Indebtedness, Indebtedness due to the Sponsor on the account of the accrual of Advisory Fees and/or other fees and amounts under the Advisory Agreement deferred or not permitted to be paid pursuant to Section 8.05.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Capital Stock in the form of additional shares of Disqualified Capital Stock, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.01. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Borrower dated such date prepared in accordance with GAAP.

For the avoidance of doubt, if any Indebtedness is incurred under a basket set forth above that is subject to a cap based on a dollar amount and/or a percentage of Consolidated EBITDA and is subsequently subject to a Permitted Refinancing, then such Indebtedness shall continue to be deemed to utilize such basket in an amount equal to the outstanding principal amount of such Indebtedness immediately prior to such Permitted Refinancing.

Section 8.02 Liens. Create, Incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, except:

(a) Liens on the Collateral securing Indebtedness of the Loan Parties Incurred pursuant to Section 8.01(c), so long as the holders of such Indebtedness and their Representatives are at all times subject to each applicable Intercreditor Agreement required to be entered into pursuant to Section 8.01(c) and, if applicable, the definition of “Permitted Refinancing” and any Lien on the ABL Priority Collateral must be junior to the Collateral Agent’s Lien on such Collateral;

(b) Liens, whether or not securing Indebtedness, in an amount not to exceed the greater of $52,000,000 and 45% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period; provided that, to the extent any such Lien is on ABL Priority Collateral, such Lien (i) is subordinated to the Collateral Agent’s Lien on ABL Priority Collateral pursuant to a subordination agreement satisfactory to Administrative Agent in its Permitted Discretion or (ii) secures obligations other than Indebtedness for borrowed money or letters of credit, in an amount not to exceed $5,000,000;

(c) Liens on cash or Cash Equivalents securing obligations under Swap Agreements permitted hereunder;

(d) Liens for taxes that are (i) for amounts that are past due in an aggregate amount not to exceed $5,000,000, (ii) not overdue by more than 30 days or (iii) being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP (or, for Foreign Subsidiaries that are Restricted Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(e) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’, construction contractors’ and sub contractors’ or other like Liens arising in the ordinary course of business that are not yet overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings so long as adequate reserves with respect thereto have been made therefor;

(f) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(g) (i) deposits to secure or relating to the performance of bids, trade contracts (other than Indebtedness for borrowed money), government contracts, leases, utilities, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including, without limitation, those to secure health and safety obligations) incurred in the ordinary course of business and (ii) Liens securing the financing of insurance premiums with respect thereto incurred in the ordinary course of business;

(h) easements, covenants, conditions, rights of way, restrictions (including zoning restrictions), building code and land use laws, encroachments, protrusions, matters of title listed as exceptions on Schedule B of the Title Policy and other similar encumbrances on real property that do not secure any Indebtedness for borrowed money and do not materially detract from the use or value of the affected real property or materially interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries taken as a whole, and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially and adversely interfere with the current use of such real property;

(i) Liens (i) in existence on the Closing Date listed on Schedule 8.02(i) and (ii) securing any Permitted Refinancing of Indebtedness secured by Liens referenced on Schedule 8.02(i);

(j) Liens securing Indebtedness of Holdings and its Restricted Subsidiaries incurred pursuant to Section 8.01(e) to finance the acquisition of fixed or capital assets (including, without limitation, the acquisition, construction or improvement of Real Property owned by a Loan Party) or Indebtedness Incurred pursuant to Section 8.01(e)(II); provided that (i) such Liens shall be created within 180 days following the acquisition of such fixed or capital assets or such Permitted Refinancing, (ii) such Liens do not at any time encumber any property of the Loan Parties other than the property financed by such Indebtedness and accessions thereto and (iii) in the case of any Indebtedness Incurred pursuant to Section 8.01(e)(II), the amount of Indebtedness secured thereby is not increased (except by an amount equal to accrued interest, a reasonable premium or other reasonable amount paid in connection with such Permitted Refinancing, as applicable, and fees and expenses reasonably incurred in connection therewith);

(k) Liens created pursuant to any Loan Documents;

(l) any interest or title of a lessor or sublessor under any lease or sublease or secured by a lessor’s or sublessor’s interests under leases or subleases;

(m) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods or assets and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods or assets in the ordinary course of business;

(n) Liens on property of any Restricted Subsidiary that is a Non Guarantor Subsidiary, which Liens secure Indebtedness or other obligations of the applicable Restricted Subsidiary not prohibited under this Agreement (other than Indebtedness of any Loan Party);

(o) Liens in respect of the exclusive and non exclusive licensing of patents, copyrights, trademarks and other Intellectual Property rights in the ordinary course of business;

(p) Liens arising out of Sale Leaseback Transactions; provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness or other obligations and accessions thereto;

(q) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Borrower and its Restricted Subsidiaries or, to the extent permitted under the Loan Documents, the consignment of goods to the Borrower or its Restricted Subsidiaries;

(r) ground leases in respect of real property on which facilities owned or leased by the Borrower and its Restricted Subsidiaries are located;

(s) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(t) Liens in respect of judgments or decrees that do not constitute an Event of Default under Section 10.01(h);

(u) bankers’ Liens, rights of setoff and similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit, securities, investment or similar accounts, in each case granted in the ordinary course of business in favor of the bank or banks where such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements or sweep accounts of the Borrower and its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(v) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(w) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the New York UCC and (ii) rights of setoff against credit balances of Holdings or any of its Subsidiaries with credit card issuers or credit card processors to Holdings or any of its Subsidiaries in the ordinary course of business;

(x) Liens and other matters of record shown as exceptions on Schedule B of any Title Policy delivered pursuant to this Agreement;

(y) Liens on Capital Stock of Unrestricted Subsidiaries;

(z) Liens arising in connection with (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(aa) Liens on property or assets acquired pursuant to a Permitted Acquisition or an Investment permitted hereunder, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary or property is acquired pursuant to a Permitted Acquisition or Investment, provided that (x) any Indebtedness that is secured by such Liens is permitted hereunder and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or such Investment permitted hereunder and do not attach to any property or assets of Holdings or any other property or assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition or Investment (and the proceeds and products thereof and accessions thereto and after acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or Investment), together with any extensions, renewals and replacements of the foregoing, so long as the Indebtedness secured by such Liens is permitted hereunder and such extension, renewal or replacement does not encumber any assets or properties of Holdings or additional assets or properties of the Borrower or any of its Restricted Subsidiaries (other than the proceeds or products or accessions of the assets subject to such Lien and after acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or Investment);

(bb) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Investments permitted by Section 8.06, provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(cc) Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(dd) Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;

(ee) Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein;

(ff) Liens on any amounts held by a trustee in the funds and accounts under an indenture securing any industrial revenue bonds issued for the benefit of a Loan Party or any Restricted Subsidiary to the extent such Indebtedness is permitted under Section 8.01(t);

(gg) Liens on Collateral created pursuant to (i) the First Lien Term Loan Documents securing Indebtedness Incurred pursuant to Section 8.01(b)(i), in favor of the First Lien Term Collateral Agent, so long as same is at all times subject to the ABL/Term Loan Intercreditor Agreement, and (ii) Second Lien Loan Documents securing Indebtedness Incurred pursuant to Section 8.01(b)(ii), in favor of the Second Lien Collateral Agent, so long as same is at all times subject to the ABL/Term Loan Intercreditor Agreement; and

(hh) Liens securing any Permitted Incremental Equivalent Debt, so long as the same is at all times subject to an Other Intercreditor Agreement.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 8.02.

Section 8.03 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (c) below) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (c) below) and (ii) any Subsidiary that is not a Loan Party may be merged or consolidated with or into another Restricted Subsidiary that is not a Loan Party and, in each case, in the case of any Unrestricted Subsidiary, subject to redesignation rules;

(b) (x) Borrower or any Subsidiary Guarantor may Dispose of any or all of its assets (i) to (in the case of a Subsidiary Guarantor) the Borrower or (in the case of Borrower or any other Subsidiary Guarantor) any Subsidiary Guarantor (upon voluntary liquidation, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 8.04 and (y) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may Dispose of any or all of its assets to (i) the Borrower, any Subsidiary Guarantor or any Restricted Subsidiary and/or direct or indirect joint venture of the Borrower (upon voluntary liquidation, dissolution or otherwise) or (ii) pursuant to a Disposition permitted by Section 8.04; provided, that notwithstanding the foregoing, the Borrower shall not be permitted to Dispose its assets pursuant to this Section 8.03(b)(x)(i) unless such Disposition would be permitted pursuant to the proviso in clause (c) below;

(c) any Investment by the Borrower and its Restricted Subsidiaries permitted by Section 8.06 may be structured as a merger, consolidation or amalgamation provided that (i) the Lien on and security interest in such property granted or to be granted in favor of Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 7.08 and 7.10, (ii) in the case of any merger or involving the Borrower, (x) the surviving person shall expressly assume the obligations of the Borrower under the Loan Documents pursuant to a supplement in form reasonably acceptable to the Administrative Agent (including with respect to satisfaction of customary Patriot Act requirements), (y) each other Loan Party shall have confirmed its Guarantee of such surviving Person’s Obligations hereunder and the Liens that secure such Guarantee and (z) Holdings shall have delivered to Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document preserves with respect to Borrower the enforceability of this Agreement, the Guarantee and the Security Documents and the perfection of the Liens under the Security Documents (subject to customary assumptions, qualifications and exceptions); provided that, in the case of this clause (ii), (A) such merger or consolidation shall not result in the Borrower (or the successor to such Borrower as a result of such merger or consolidation) ceasing to be a domestic wholly-owned Subsidiary of Holdings and (B) the Organizational Documents of the surviving person shall be substantially similar to those of such Borrower as in effect prior to such merger or consolidation with such changes as are not adverse in any material respect to the interests of the Lenders and (iii) if a Restricted Subsidiary that is not a Loan Party is a party to such merger, consolidation or amalgamation (and the Borrower is not a party thereto), a Restricted Subsidiary shall be the continuing or surviving Person thereof;

(d) any Restricted Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Borrower and is not adverse to the Lenders in any material respect; provided that (i) if a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 8.03(d), all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or another Subsidiary Guarantor, (ii) if a Restricted Subsidiary that is not a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 8.03(d), all or substantially all of its assets shall be transferred to, or otherwise assumed by, the Borrower or a Restricted Subsidiary of the Borrower and (iii) in the case of a liquidation or dissolution of a Subsidiary Guarantor, no Event of Default shall have occurred and be continuing at such time;

(e) any merger, dissolution or liquidation not involving the Borrower or Holdings may be effected for the purposes of effecting a Disposition permitted by Section 8.04;

(f) in connection with a Permitted Acquisition, any Loan Party or any Restricted Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that in the case of any such merger or consolidation to which any Loan Party is a party, such Loan Party is the surviving Person unless such merger or consolidation would otherwise be permitted pursuant to clause (a) above;

(g) the merger or consolidation of Holdings or any of its Restricted Subsidiaries for the sole purpose, and with the sole material effect, of changing its state of organization within the United States (or, in the case of a Foreign Subsidiary, outside the United States if such entity’s jurisdiction was outside the United States); provided, however, that (i) in the case of any merger or consolidation involving the Borrower or a Subsidiary Guarantor, the Borrower or a Subsidiary Guarantor shall be the surviving Person and (ii) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation; and

(h) any Foreign Subsidiary or Immaterial Subsidiary that is not a Loan Party may merge into any joint venture, Foreign Subsidiary or Immaterial Subsidiary that is not a Loan Party.

Section 8.04 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of Holdings, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, surplus, uneconomical, worn out or damaged property in the ordinary course of business and Dispositions in the ordinary course of business of property or, in the reasonable business judgment of a Loan Party, no longer used in the conduct of the business of the Borrower and the other Restricted Subsidiaries (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned);

(b) the Disposition of inventory in the ordinary course of business;

(c) Dispositions permitted under Section 8.03;

(d) the sale or issuance of common Capital Stock of any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower (provided that in the case of such issuance of common Capital Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, Capital Stock of such Restricted Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Loan Parties), and the sale or issuance of the Borrower’s common Capital Stock to Holdings;

(e) the use, sale, exchange or other disposition of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the exclusive or non exclusive licensing or sublicensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business (including non-royalty based licenses and perpetual licenses);

(g) Dispositions which are required by court order or regulatory decree or otherwise required or compelled by regulatory authorities;

(h) licenses, sublicenses, space leases, leases or subleases with respect to any real or personal property or assets granted to third Persons in the ordinary course of business; provided that either (i) the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or materially detract from the use or value of the relative assets of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) such transaction is at arm’s length;

(i) Dispositions to, between or among the Borrower and any Subsidiary Guarantors and Dispositions by Holdings to the Borrower or any Subsidiary Guarantor;

(j) Dispositions (x) between or among any Restricted Subsidiary that is not a Subsidiary Guarantor or Borrower and any other Restricted Subsidiary or joint venture that is not a Subsidiary Guarantor or Borrower, (y) by a Restricted Subsidiary that is not a Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or Borrower, or (z) by any Loan Party to a Subsidiary and/or joint venture that is not a Loan Party so long as, in the case of the foregoing clause (z), no Event of Default shall have occurred and be continuing or otherwise result therefrom and, to the extent that the proceeds of such Disposition or series of related Dispositions exceeds 10% of the Borrowing Base in effect at such time, Borrower shall deliver to Administrative Agent an updated Borrowing Base Certificate after giving effect to such Disposition or series of related Dispositions, substantially concurrently with such Disposition or series of related Dispositions;

(k) the compromise, settlement or write off of accounts receivable or sale of overdue accounts receivable for collection (i) in the ordinary course of business or (ii) acquired in connection with a Permitted Acquisition consistent with prudent business practice;

(l) Dispositions constituting (i) Investments permitted under Section 8.06 (including Section 8.06(d)), (ii) Restricted Payments permitted under Section 8.05, and (iii) Liens permitted under Section 8.02;

(m) (i) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset or (ii) a Disposition consisting of or subsequent to a total loss or constructive total loss of property;

(n) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(o) the unwinding of any Swap Agreement;

(p) Dispositions of Investments in joint ventures to the extent required by, or pursuant to, customary buy/sell arrangements between the applicable joint venture party as set forth in the joint venture arrangements or similar binding agreements among such joint venture party;

(q) Dispositions of other property; provided that (A) no Event of Default shall have occurred and be continuing or would otherwise result therefrom, (B) such Disposition or series of related Dispositions pursuant to this clause (q) shall not constitute a Disposition of (i) all or substantially all of the assets of Holdings and its Restricted Subsidiaries or (ii) any portion of the ABL Priority Collateral, (C) the Net Cash Proceeds of such Disposition shall be applied in accordance with the terms of the First Lien Credit Agreement and the ABL/Term Loan Intercreditor Agreement, (D) with respect to any single Disposition or a series of related Dispositions for an aggregate consideration in excess of $5,000,000, not less than 75% of the consideration payable to the Borrower and its Restricted Subsidiaries in connection with such Disposition is in the form of cash or Cash Equivalents; provided that, for the purposes of this subclause (D), the following shall be deemed to be cash: (x) any liabilities that are not Indebtedness (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations under the Loan Documents, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (y) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the consummation of the applicable Disposition; and (z) any Designated Non Cash Consideration in respect of such Disposition having an aggregate fair market value, taken together with the Designated Non Cash Consideration in respect of all other Dispositions, not in excess of $25,000,000 (with the fair market value of each item of Designated Non Cash Consideration being measured as of the time received), (E) the consideration payable to the Borrower and its Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such property (as determined by the Borrower in good faith) and (F) concurrently with the consummation of such Disposition, an Authorized Officer of the Borrower shall deliver to the Administrative Agent a certificate executed by such Authorized Officer certifying as to the accuracy of the foregoing conditions;

(r) any exchange of property of the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code or any other substantially concurrent exchange of property by the Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) for property (other than Capital Stock or other Investments) of another person; provided that (a) such property is useful to the business of the Borrower or such Restricted Subsidiary, (b) the Borrower or such Restricted Subsidiary shall receive reasonably equivalent or greater market value for such property (as reasonably determined by the Borrower in good faith) and (c) such property will be received by the Borrower or such Restricted Subsidiary substantially concurrently with its delivery of property to be exchanged;

(s) the Disposition of the assets or Capital Stock of any Unrestricted Subsidiary;

(t) sales or dispositions constituting Non-Core Asset Sales of assets acquired in connection with an Investment permitted hereunder (including any acquisition consummated prior to the Closing Date);

(u) as long as no Event of Default then exists or would immediately arise therefrom, (i) Dispositions of non-core Real Property that is (A) with respect to Real Property owned as of the Closing Date, not currently used in the operations of the business or (B) with respect to Real Property acquired in connection with a Permitted Acquisition, the continued ownership of which the Borrower has determined in its good faith business judgment would not be commercially reasonable to retain, including leasing or subleasing transactions, Sale Leaseback Transactions, Synthetic Lease Obligation transactions and other similar transactions involving any such Real Property pursuant to leases on market terms, and, (ii) in any event, Dispositions constituting Sale Leaseback Transactions not otherwise prohibited hereunder;

(v) cancellations or Dispositions of any Indebtedness owed (i) to a Loan Party by another Loan Party, (ii) to any other Subsidiary and/or joint venture that is not a Loan Party by any other Restricted Subsidiary and/or joint venture that is not a Loan Party or (iii) to a Subsidiary that is not a Loan Party by a Loan Party; provided that after giving effect to such Disposition, such Indebtedness would otherwise be permitted under Section 8.01;

(w) Disposition of property with respect to an insurance claim from damage to such property where the insurance company provides a Loan Party or its Restricted Subsidiary the value of such property (minus any deductibles and fees) in cash or with replacement property in exchange for such property;

(x) Dispositions of property no longer used in the business of the Loan Parties (as determined in the good faith business judgment of such Loan Party) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds (to the extent needed to do so) of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(y) any grant of an option to purchase, lease or acquire property, so long as the Disposition resulting from the exercise of such option would otherwise be permitted hereunder;

(z) Dispositions of Intellectual Property that is not required to be preserved or renewed pursuant to Section 7.05(a)(ii);

(aa) Dispositions in connection with the settlement of claims or disputes and the settlement, release or surrender of tort or other litigation claims; and

(bb) other Dispositions in an amount not to exceed the greater of $28,750,000 and 25% of Consolidated EBITDA on a Pro Form Basis for the most recently completed Measurement Period; provided, that if such Disposition includes ABL Priority Collateral with a fair market value in excess of $5,000,000 and a Dominion Period is then in effect or would result from such Disposition, Borrower shall deliver to Administrative Agent an updated Borrowing Base Certificate after giving effect to such Disposition, substantially concurrently with such Disposition.

Section 8.05 Restricted Payments. Declare or pay any dividend or distribution on any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or pay any management or similar fees to the Sponsor or any holders of the Capital Stock of Holdings or any of their respective Affiliates, or make any other distribution in respect of any Capital Stock of Holdings or its Restricted Subsidiaries, either directly or indirectly, whether in cash or property or in obligations of Holdings or its Restricted Subsidiaries (collectively, “Restricted Payments”), except that:

(a) any Wholly Owned Subsidiary (which is a Restricted Subsidiary) of the Borrower may make Restricted Payments (other than issuances of Disqualified Capital Stock) to Holdings, the Borrower or any other Restricted Subsidiary and any non Wholly Owned Subsidiary (other than an Unrestricted Subsidiary) may make Restricted Payments (other than issuances of Disqualified Capital Stock) ratably to the holders of such non Wholly Owned Subsidiary’s Capital Stock;

(b) so long as, in each case, the Payment Conditions are satisfied with respect to any payment under this clause (b), the Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to holders of Capital Stock of Holdings with the proceeds of such cash Restricted Payment;

(c) cashless exercises of options and warrants shall be permitted;

(d) the Borrower may make cash Restricted Payments to Holdings to permit Holdings to make, and Holdings may make Restricted Payments or make distributions to any Parent Company thereof to permit such Parent Company, and the subsequent use of such payments by such Parent Company, to repurchase, redeem or otherwise acquire for value Qualified Capital Stock of Holdings or such Parent Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or its Restricted Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that (x) the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $18,000,000 (with any unused amounts in any such fiscal year being carried over to the next succeeding fiscal year (with any unused amounts so carried over being further carried over to the next succeeding fiscal year if they are not used in such preceding fiscal year)) and (y) the only consideration paid by Holdings in respect of such redemptions or purchase shall be cash; provided, further, that such amount in any fiscal year may be increased by any amount not to exceed, without duplication, (x) the aggregate amount of loans made by Holdings and any of its Restricted Subsidiaries pursuant to Section 8.06(h) that are repaid in connection with such purchase, redemption or other acquisition of such Capital Stock of such direct parent, plus (y) the amount of any Net Cash Proceeds received by or contributed to the Borrower from the issuance and sale after the Closing Date of Qualified Capital Stock of Holdings (or such direct parent) to officers, directors or employees of Holdings or its Restricted Subsidiaries that have not been used to make any such repurchases, redemptions or payments under this clause (d), plus (z) the net cash proceeds of any “key man” life insurance policies of Holdings or its Restricted Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (d).

(e) (i) Holdings and its Restricted Subsidiaries may pay Advisory Fees and transaction fees to the Sponsor and its Affiliates pursuant to the Advisory Agreement, or the Borrower may pay cash dividends to Holdings to permit Holdings to pay, and Holdings may pay, cash dividends to the Sponsor or any of its Affiliates in lieu of the payment of such fee and (ii) the Borrower may reimburse and indemnify the Sponsor or any of its Affiliates for the out -of -pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with the Transaction or any Permitted Acquisition, Investment permitted hereunder or any debt or equity issuance by Holdings or any of its Restricted Subsidiaries (whether or not successful) and (iii) Holdings and its Restricted Subsidiaries may pay the out of pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with its provision of management, consulting, advisory and similar services to

Holdings and its Restricted Subsidiaries; provided that, (x) in the case of clause (i) of this clause (e), no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom and (y) in the case of clause (i) of this clause (e), the aggregate amount of such fees shall not exceed the amounts set forth in the Advisory Agreement as in effect on the date hereof; provided, further, that, so long as the payment of such Advisory Fees are subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Administrative Agent (it being understood and agreed that the subordination terms in the Advisory Agreement as in effect on the date hereof are satisfactory), any such Advisory Fees and other amounts deferred or not permitted to be paid hereunder shall accrue and be paid when the applicable Default or Event of Default (if any) is no longer continuing and no additional Default or Event of Default has occurred and is continuing or would immediately arise as a result of such payment;

(f) after a Qualified Public Offering, Restricted Payments constituting cash dividends of Holdings may be made pursuant to this Section 8.05 within 60 days after date of declaration of any such Restricted Payment if such Restricted Payment was permitted on the date of declaration thereof (irrespective of whether a Default or an Event of Default exists, so long as no Event of Default was occurring and continuing on the date of such declaration);

(g) the Borrower and its Subsidiaries may make Restricted Payments to, or make loans to, Holdings in amounts required for Holdings to pay (and Holdings may pay Restricted Payments, or make loans, in respect of amounts relating to any Parent Company to pay), in each case, without duplication:

(i) pay franchise or similar taxes and other fees, taxes and expenses required to maintain Holdings’ or any Parent Company’s corporate or other entity existence;

(ii) salary, bonus and other benefits payable to officers and employees of Holdings or any Parent Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(iii) general corporate operating and overhead costs and expenses of Holdings or any Parent Company (including, without limitation, expenses for legal, administrative and accounting services provided by third parties) to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(iv) other taxes, liabilities, costs or expenses incurred by Holdings or any Parent Company (or Affiliates or equity holders of the foregoing) in connection with prepayments made pursuant to foreign asset dispositions;

(h) the Borrower and its Subsidiaries may make Restricted Payments or may declare and make dividend payments or other distributions to Holdings, and Holdings may make Restricted Payments or may declare and make dividend payments or other distributions to Janus Midco, LLC, to permit Janus Midco, LLC to make tax distributions to its direct or indirect equity holders as required by the Organizational Document of Janus Midco, LLC, as in effect on the date hereof in the amount necessary to pay income and similar tax distributions attributable to (x) Holdings, the Parent Borrower and each Restricted Subsidiary that are not payable directly by Holdings, the Parent Borrower or such Restricted Subsidiary and (y) any Unrestricted Subsidiaries, but solely in the amount actually received from its Unrestricted Subsidiaries that are attributable to the income and similar taxes of such Unrestricted Subsidiaries that are not payable directly by such Unrestricted Subsidiaries;

(i) the Loan Parties and their Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in Capital Stock (other than Disqualified Capital Stock);

(j) the Borrower may make Restricted Payments the proceeds of which are applied to the purchase or other acquisition by Holdings or an Affiliate of Holdings that is not a Restricted Subsidiary of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Capital Stock in a Person; provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a Permitted Acquisition (after giving effect to clause (B) of the further proviso below) permitted to be made pursuant to Section 8.06(e); provided further that (A) such Restricted Payment shall be made concurrently with the consummation of such purchase or other acquisition and (B) Holdings or such Affiliate of Holdings shall, contemporaneously with the consummation thereof, cause (1) all property acquired (whether assets or Capital Stock) and any liabilities assumed to be contributed to the Borrower or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 8.04) into the Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition;

(k) after a Qualified Public Offering, the Borrower may pay cash dividends to Holdings to permit Holdings to pay, and Holdings may pay, (i) cash in lieu of fractional shares in connection with any dividend, split or combination of the Capital Stock of Holdings and (ii) cash in lieu of fractional shares in connection with any conversion request by a holder of convertible Indebtedness to the extent such conversion is permitted under this Agreement;

(l) after a Qualified Public Offering, the Borrower may make cash Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, cash Restricted Payments to its equity holders in an aggregate amount not to exceed 6.0% per annum of the Net Cash Proceeds received by Holdings from such Qualified Public Offering; provided, that no Event of Default is continuing or would result therefrom;

(m) so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, additional Restricted Payments the aggregate amount of which shall not at any time exceed the greater of $28,750,000 and 25% of Consolidated EBITDA tested on a Pro Forma Basis for the most recently completed Measurement Period minus the amount which Borrower may, from time to time, elect to be re-allocated to the making of Investments pursuant to Section 8.06(w) or restricted debt payments pursuant to Section 8.07(d)(ii); the Loan Parties and each Restricted Subsidiary may make Restricted Payments to Holdings or any Subsidiary thereof for payments to satisfy their obligations to pay taxes and other required amounts pursuant to any tax sharing agreements among the Loan Parties and their Subsidiaries or in respect of their joint ventures to the extent such taxes and required amounts are attributable to the ownership or operations of the Loan Parties and their Subsidiaries or their joint ventures; provided that such taxes and amounts shall be determined by reference to applicable tax laws and on an arm’s length basis;

(n) [Reserved];

(o) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings, the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and Cash Equivalents); and

(p) the Loan Parties may make the Closing Date Dividend on the Closing Date or substantially contemporaneously therewith.

Section 8.06 Investments. Make any Investments, except:

(a) accounts receivable or notes receivable arising from extensions of trade credit granted in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(b) Investments in cash and Cash Equivalents (or Investments that were Cash Equivalents when made, so long as Holdings and its Restricted Subsidiaries shall use commercially reasonable efforts to convert such Investments to Investments in cash or Cash Equivalents);

(c) loans and advances to employees, officers and directors of Holdings and its Restricted Subsidiaries (i) in the ordinary course of business for business related travel expenses, moving expenses and other similar expenses and (ii) in the ordinary course of business in an aggregate amount for Holdings and its Restricted Subsidiaries not to exceed $3,500,000 at any one time outstanding;

(d) Investments by the Borrower and Subsidiary Guarantors in any Restricted Subsidiary that is not a Loan Party and/or joint venture; provided that, at the time of any such Investment: (i) the aggregate amount of such Investment plus the aggregate amount of all other Investments pursuant to this clause (d) (determined without regard to write downs or write offs thereof and, in the case of Investments in the form of non cash assets, taking the fair market value of such assets) shall not exceed the greater of $52,000,000 and 45% of Consolidated EBITDA tested on a Pro Forma Basis for the most recently completed Measurement Period plus amounts invested pursuant to this clause(d) the proceeds of which are solely used to make an Acquisition otherwise permitted hereunder;

(e) (i) Permitted Acquisitions and (ii) earnest money deposits made in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition;

(f) (i) Investments in the Borrower or any Person that is a Subsidiary Guarantor or any newly created Restricted Subsidiary which becomes a Subsidiary Guarantor at the time of such Investment, (ii) Investments by any Loan Party and its Restricted Subsidiaries in their respective Subsidiaries and/or joint ventures outstanding on the Closing Date, (iii) additional Investments by any Loan Party and its Restricted Subsidiaries in Loan Parties (other than Holdings) and (iv) additional Investments by Subsidiaries of the Loan Parties that are not Subsidiary Guarantors in any Loan Party or any Restricted Subsidiary and/or joint ventures that are not Subsidiary Guarantors;

(g) Investments by any Restricted Subsidiaries that are Non Guarantor Subsidiaries or Foreign Subsidiaries in any other Restricted Subsidiaries that are Non Guarantor Subsidiaries or Foreign Subsidiaries;

(h) (i) loans and advances to employees, officers and directors of Holdings and any of its Restricted Subsidiaries to the extent used to acquire Qualified Capital Stock of Holdings and to the extent such transactions are cashless and (ii) advances of payroll payments to employees in the ordinary course of business;

(i) Investments in the ordinary course of business consisting of prepaid expenses and endorsements of negotiable instruments for collection or deposit;

(j) Investments (including debt obligations and Capital Stock) received in settlement of amounts due to the Borrower and its Restricted Subsidiaries effected in the ordinary course of business or owing to the Borrower and its Restricted Subsidiaries as a result of insolvency or reorganization proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower and its Restricted Subsidiaries or disputes with customers and suppliers;

(k) Investments in existence on the Closing Date and described in Schedule 8.06(k) and any modification, renewal, extension or reinvestment thereof, but not any increase in the amount thereof unless otherwise permitted hereunder;

(l) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or its Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(m) Investments paid for with consideration which consists solely of Capital Stock of Holdings or any Parent Company (other than Disqualified Capital Stock);

(n) unsecured guarantees by Holdings, Borrower or any other Loan Party of the obligations of the Borrower any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(o) guarantees not prohibited by this Agreement;

(p) Investments resulting from the receipt of non cash consideration received in connection with Dispositions permitted by Section 8.04;

(q) [Reserved];

(r) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(s) Investments in respect of prepaid expenses or lease, utility and other similar deposits in the ordinary course of business;

(t) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in the ordinary course of business;

(u) de minimis Investments made in connection with the incorporation or formation of any newly created Restricted Subsidiary; provided that any amounts in excess of such de minimis amount invested in any such Restricted Subsidiary must be permitted under Section 8.06 other than under this clause (u);

(v) Investments consisting of Swap Agreements permitted under Section 8.01(j);

(w) other Investments by the Borrower and its Restricted Subsidiaries; provided that, at the time of any such Investment, the aggregate amount of such Investment outstanding plus the aggregate amount of all other Investments outstanding pursuant to this clause (w) (determined without regard to write -downs or write -offs thereof and, in the case of Investments in the form of non -cash assets, taking the fair market value of such assets at the time of such Investment) shall not exceed the sum of (i) the greater of $52,000,000 and 45% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period plus (ii) the aggregate total of all other amounts available as a Restricted Payment under Section 8.05(m) and amounts available for restricted debt payments under Section 8.07(d)(ii), which the Borrower may, from time to time, elect to re-allocate to the making of Investments pursuant to this Section 8.06(w);

(x) Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment (in the same form of such initial Investment) being invested in one or more Loan Parties (other than Investment in the Capital Stock of such Loan Party);

(y) any Investments in a Restricted Subsidiary that is not a Loan Party or in a joint venture that is not a Restricted Subsidiary or Unrestricted Subsidiary, in each case to the extent such Investment is substantially contemporaneously returned in the same form as such original Investment pursuant to a dividend or other distribution from such Restricted Subsidiary or joint venture;

(z) Investments constituting Restricted Payments permitted pursuant to Sections 8.05(g) and (i);

(aa) Investments in the form of loans or advances to any Restricted Subsidiary of a Loan Party to the extent such loan or advance is otherwise permitted hereunder and does not exceed cash returned to the Loan Parties (through repatriation or otherwise) at the time such loan or advance is made so long as any promissory note received by a non Loan Party in connection therewith is subordinated on terms acceptable to the Administrative Agent in its reasonable discretion (it being agreed that the terms of the Intercompany Note shall be acceptable);

(bb) Investments consisting of the conversion of any licensing agreement into a joint venture;

(cc) to the extent constituting an Investment, acquisitions of inventory in the ordinary course of business;

(dd) Investments consisting of re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Collateral Agent in the Collateral, taken as a whole, is not impaired except to a de minimis extent;

(ee) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business;

(ff) acquisitions of First Lien Term Loans or Second Lien Term Loans by Holdings or any of its Restricted Subsidiaries pursuant to the First Lien Credit Agreement or Second Lien Term Credit Agreement, as applicable;

(gg) Investments constituting or contemplated by the Transaction (including the Closing Date Acquisition); and

(hh) so long as, in each case, the Payment Conditions are satisfied with respect to any payment under this clause (hh), the Borrower and its Restricted Subsidiaries may make additional Investments.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 8.06 (other than Section 8.06(e)(i)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 8.06(e)(i).

Section 8.07 Payments and Modifications of Certain Debt Instruments; Modification to Organizational Documents.

(a) Make any optional prepayment, repayment or redemption with respect to any Material Indebtedness permitted by Section 8.01 that is subordinated in right of payment to the Obligations, except (i) the conversion or exchange of any such Indebtedness to Capital Stock (other than Disqualified Capital Stock) of Holdings or any Parent Company or to the extent made with the concurrent use of proceeds from the issuance of Qualified Capital Stock of Holdings after the Closing Date or contributions to the equity capital of Holdings (other than, in each case, any Curative Equity), (ii) repayment of intercompany Indebtedness permitted to be Incurred under Section 8.01(f) or cancellation of intercompany Indebtedness permitted to be cancelled under Section 8.04, so long as no Event of Default has occurred and is continuing or would result therefrom, or (iii) in accordance with the subordination terms thereof or the applicable subordination agreement relating thereto; provided that such Indebtedness may be Refinanced with the proceeds of a Permitted Refinancing permitted by Section 8.01.

(b) Make any optional prepayment, repayment or redemption with respect to any Junior Financing constituting Material Indebtedness other than (i) payments of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof; and (ii) the conversion or exchange of any such Indebtedness to Capital Stock (other than Disqualified Capital Stock) of Holdings or any Parent Company, or to the extent made with the concurrent use of proceeds from the issuance of Qualified Capital Stock of Holdings after the Closing Date or contributions to the equity capital of Holdings (other than, in each case, any Curative Equity), and any Permitted Refinancing pursuant to Section 8.01; provided that such Indebtedness may be Refinanced with the proceeds of a Permitted Refinancing permitted by Section 8.01.

(c) Amend or modify, or permit the amendment or modification of, any provision in respect of any of the Junior Financing constituting Material Indebtedness or any Permitted Refinancing thereof if at the time of such amendment or modification and after giving effect thereto, (i) the terms of such Indebtedness or Permitted Refinancing would not satisfy the criteria set forth in respect thereof in the definition of “Permitted Refinancing” or (ii) such amendment or modification is prohibited by any Intercreditor Agreement to which such Indebtedness is subject.

(d) Notwithstanding anything to the contrary herein, optional or mandatory prepayments, repayments or redemptions otherwise prohibited under Sections 8.07(a) and/or (b) shall be permitted (i) in an unlimited amount so long as the Payment Conditions are satisfied in respect thereto and (ii), so long as no Event of Default shall have occurred and be continuing, in an amount not to exceed the sum of (I) the greater of $28,750,000 and 25% of Consolidated EBITDA on a Pro Forma Basis for the most recently completed Measurement Period plus (II) the aggregate total of all other amounts available as a Dividend under Section 8.05(m) which the Parent Borrower may, from time to time, elect to reallocate to the making of restricted debt payments pursuant to this Section 8.07(d)(ii), minus (III) the amount which Parent Borrower may, from time to time, elect to be re-allocated to the making of Investments pursuant to Section 8.06(w).

(e) Amend or modify, or permit the amendment or modification of, any provision in respect of any of the Indebtedness incurred pursuant to Section 8.01(b), Permitted Incremental Equivalent Debt or any Permitted Refinancing thereof unless such amendment or modification is not prohibited by the ABL/Term Loan Intercreditor Agreement or any applicable Other Intercreditor Agreement.

(f) Amend, modify or change any Organizational Documents of Holdings or any of its Restricted Subsidiaries, unless such amendment, modification, change or other action contemplated by this clause (f) could not reasonably be expected to be materially adverse to the interests of the Lenders in their capacities as such.

Section 8.08 Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction or contract (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate of any Loan Party (each an “Affiliate Transaction”), except: (a) transactions between or among Holdings and its Restricted Subsidiaries, (b) transactions that are on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s length transaction from unrelated third parties that are not Affiliates, (c) any Restricted Payment permitted by Section 8.05, (d) fees and compensation (including severance), benefits and incentive arrangements (including pursuant to stock option and other employee benefit plans) paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business, (e) the issuance or sale of any Capital Stock of Holdings (and the exercise of any options, warrants or other rights to acquire Capital Stock of Holdings) or any contribution to the capital of Holdings, (f) the Transactions and the payment of fees and expenses in connection with the consummation of the Transactions to the extent permitted under Section 8.05(e), (g) transactions pursuant to the Advisory Agreement or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) Investments in the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 8.06, (i) transactions between the Borrower and any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director or officer of such Person is also a director or officer of Holdings (or any Parent Company), the Borrower or any Restricted Subsidiary, (j) the issuance of Capital Stock by Holdings to the Sponsor or any of its Affiliates (other than to any Subsidiary of Holdings) or any Parent Company, or to any director, officer, employee or consultant thereof, (k) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (l) transactions otherwise permitted hereunder, (m) intellectual property licensing arrangements otherwise permitted hereunder, (n) payments to satisfy their obligations to pay taxes and other required amounts pursuant to any tax sharing agreements among the Loan Parties and their Subsidiaries to the extent such taxes and other required amounts are attributable to the ownership or operations of the Loan Parties and their Subsidiaries, provided that such taxes and amounts shall be determined by reference to applicable tax laws and on an arm’s length basis, (o) transactions between or among Holdings or its Restricted Subsidiaries, on the one hand, and Unrestricted Subsidiaries, on the other hand, where Holdings or the Restricted Subsidiary is receiving the more favorable terms; (p) royalty free licenses of any of the Loan Parties’ or their Restricted Subsidiaries’ trademarks, trade names and business systems by the Loan Parties to Subsidiaries that are not Loan Parties in the ordinary course of business; (q) arrangements of the type or nature set forth on Schedule 8.08 so long as consistent with the business practices of the Borrower and its Subsidiaries as in place on the Closing Date and (r) (x) transactions pursuant to provisions of the Loan Documents with the Sponsor and its Affiliates (including Affiliated Investment Funds) (in each case, in their respective capacities as Lenders) and (y) transactions pursuant to provisions of the First Lien Term Loan Documents or Second Lien Loan Documents with the Sponsor and its Affiliates (including Affiliated Investment Funds) (in each case, in their respective capacities as lenders thereunder).

Section 8.09 [Reserved].

Section 8.10 Changes in Fiscal Periods.

Without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), permit the fiscal year of Holdings to end on a day other than December 31st.

Section 8.11 Negative Pledge Clauses.

(a) Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Restricted Subsidiary to incur any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to the extent required thereby to which it is a party other than (a) this Agreement and the other Loan Documents, the Second Lien Loan Documents, any document related to any Permitted Incremental Equivalent Debt, any document related to any Second Lien Permitted Incremental Equivalent Debt, any First Lien Term Loan Document or any document related to a Permitted Refinancing of any of the foregoing, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement (including with respect to Indebtedness) in effect at the time any Person becomes a Restricted Subsidiary of the Borrower; provided, that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of the Borrower (or the assets of a Restricted Subsidiary of the Borrower) pending such sale; provided, such restrictions and conditions apply only to the Restricted Subsidiary of the Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder, (f) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of any Restricted Subsidiaries that are Foreign Subsidiaries or Non Guarantor Subsidiaries permitted under Section 8.01; provided that such Indebtedness is only with respect to the assets of any Restricted Subsidiaries that are Foreign Subsidiaries or Non Guarantor Subsidiaries, (g) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Restricted Subsidiaries, (i) customary restrictions and conditions contained in agreements relating to the Disposition of property or assets or Capital Stock permitted hereunder by a Loan Party or a Restricted Subsidiary of a Loan Party pending such Disposition, provided such restrictions and conditions apply only to the property or assets of the Loan Party or the Restricted Subsidiary of a Loan Party that are to be Disposed and such Disposition is permitted hereunder, (j) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (k) Indebtedness permitted under Sections 8.01(w) and (aa), (l) any negative pledge incurred or provided in favor of any holder of any secured Indebtedness permitted hereunder, (m) customary anti assignment provisions in licenses and other contracts restricting the sublicensing or assignment thereof or in contracts for the Disposition of any assets or any Subsidiary of a Loan Party, provided that the restrictions in any such contract shall apply only to the assets or Subsidiary of a Loan Party that is to be Disposed of, (n) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease, (o) any encumbrance or restriction contained in any agreement of a Person acquired in an Investment permitted hereunder, which encumbrance or restriction was in existence at the time of such Investment (but not created in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (p) pursuant to Contractual Obligations that (y) exist on the Closing Date and (z) to the extent Contractual Obligations permitted by clause (z) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing thereof so long as such Permitted Refinancing does not expand the scope of such Contractual Obligation, (q) pursuant to Indebtedness of any Restricted Subsidiary of Holdings that is not a Loan Party that is permitted by Section 8.01, (r) restrictions in connection with cash or other deposits permitted under Section 8.02, and (s) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 8.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any other Loan Party than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

(b) Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Significant Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Significant Restricted Subsidiary held by, or repay or prepay any Indebtedness owed to, the Borrower or any other Significant Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Significant Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Significant Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Significant Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Significant Restricted Subsidiary so long as such sale is permitted hereunder, (iii) customary restrictions on the assignment of leases, contracts and licenses entered into in the ordinary course of business, (iv) any agreement in effect at the time any Person becomes a Significant Restricted Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Significant Restricted Subsidiary of the Borrower, (v) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (vi) agreements governing Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(i) and any amendments, modifications, restatements, renewals, increases, supplements, refundings or Permitted Refinancings of those agreements, (vii) Liens permitted by Section 8.02 that limit the right of the Borrower or any of its Significant Restricted Subsidiaries to dispose of the assets subject to such Liens, (viii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements in respect of sales of Capital Stock and other similar agreements entered into in connection with transactions permitted under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements, (ix) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Significant Restricted Subsidiaries as in effect at the date of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired, (x) restrictions under agreements evidencing or governing Indebtedness of any Significant Restricted Subsidiaries that are Foreign Subsidiaries or Non Guarantor Subsidiaries permitted under Section 8.01; provided that such restrictions are only with respect to assets of any Significant Restricted that are Foreign Subsidiaries or Non Guarantor Subsidiaries, (xi) restrictions under agreements evidencing or governing Indebtedness permitted under Section 8.01(b), (c), (e), (g), (q) or (v) or Permitted Incremental Equivalent Debt, (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the Borrower and its Significant Restricted Subsidiaries, (xiii) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture or its Capital Stock, and (xiv) any restrictions regarding licenses or sublicenses by the Borrower and the other Significant Restricted Subsidiaries of trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other Intellectual Property rights (in which case such restriction shall relate only to such right to Intellectual Property pursuant to such license or sublicense).

Section 8.12 Lines of Business. With respect to the Borrower and each of its Restricted Subsidiaries, enter into any business, either directly or through any Restricted Subsidiary, except (a) for those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date or that are reasonably related, similar, ancillary, complementary or incidental thereto or reasonable extensions thereof and (b) with respect to Holdings, engage in any business or activity other than (i) the direct or indirect ownership of all outstanding Capital Stock in the Borrower and other Subsidiaries, (ii) maintaining its corporate or other entity existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies consisting of the Borrower and its Restricted Subsidiaries, (iv) the performance of obligations under the Loan Documents, the First Lien Term Loan Documents and the Second Lien Loan Documents to which it is a party, the Advisory Agreement, or documents evidencing any other Indebtedness or other obligations Holdings is otherwise permitted to incur hereunder, (v) making and receiving Restricted Payments, (vi) establishing and maintaining bank accounts, (vii) entering into employment agreements and other customary arrangements with officers and directors and performing the activities contemplated thereby, (viii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock, (ix) the providing of indemnification to officers, managers and directors, (x) taking any other action expressly permitted to be undertaken by Holdings under the Loan Documents, the First Lien Term Loan Documents, the Second Lien Loan Documents or documents evidencing any other Indebtedness or other obligations Holdings is otherwise permitted to incur hereunder, (xi) purchasing Qualified Capital Stock of its Subsidiaries, (xii) the making of loans to officers, directors and employees in exchange for its Qualified Capital Stock purchased by such officers, directors and employees pursuant to Section 8.06(h)(i) and the acceptance of notes relating thereto and (xiii) any activities incidental to the foregoing.

Section 8.13 Financial Covenant. Upon the occurrence and during the continuance of a Covenant Period, permit the Fixed Charge Coverage Ratio when measured on a quarter-end basis as of the end of: (i) the last fiscal quarter immediately preceding the occurrence of such Covenant Period for which financial statements have most recently been (or were required to be) delivered pursuant to this Agreement, and (ii) each fiscal quarter for which financial statements are (or were required to be) delivered pursuant to this Agreement during such Covenant Period, in each case, to be less than 1.00:1.00 for the 4 quarter period ending as of such fiscal quarter-end.

ARTICLE IX

GUARANTEE

Section 9.01 The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to the Borrower, and (ii) the Notes held by each Lender of the Borrower and (2) all other Obligations from time to time owing to the Secured Parties by the Loan Parties (such obligations being herein called the “Guaranteed Obligations”; provided, that Guaranteed Obligations shall exclude all Excluded Swap Obligations). Each Guarantor hereby jointly and severally agrees that, if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.02 Obligations Unconditional. The obligations of the Guarantors under Section 9.01, respectively, shall constitute a guarantee of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of any Lender or the Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 9.08, or otherwise.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under this Article IX (this “Guarantee”)

or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 9.03 Reinstatement. The obligations of the Guarantors under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 9.04 No Subrogation. Each Guarantor hereby agrees that until the Termination Date it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 9.05 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article X (and shall be deemed to have become automatically due and payable in the circumstances provided in Article X) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Article X provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01.

Section 9.06 Continuing Guarantee. The Guarantee made by the Guarantors in this Article IX is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.07 General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding and would not constitute fraudulent conveyance.

The Guarantors confirm that it is the intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to the obligations set forth herein.

Section 9.08 Release of Subsidiary Guarantors and Pledges.

(a) A Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that (i) all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than Holdings or any of its Restricted Subsidiaries in a transaction permitted by Article VIII, (ii) so long as no Event of Default then exists or would result therefrom, upon the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 7.11 or (iii) upon the designation of a Subsidiary Guarantor as an Immaterial Subsidiary. In addition, each Guarantor shall be automatically released from its obligations hereunder (including the Guaranteed Obligations) on the Termination Date. In connection with any such release of a Guarantor, the Administrative Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.

(b) If (x) any voting Capital Stock issued by any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary is redeemed by such Excluded Foreign Subsidiary, (y) the Borrower provides written notice to the Administrative Agent that the Borrower has determined in accordance with clause (i) of the definition of “Excluded Foreign Subsidiary” that a Subsidiary has become an Excluded Foreign Subsidiary described in such clause (i), or (z) the Borrower provides written notice to the Administrative Agent that a Foreign Subsidiary or a FSHCO has ceased to be an Excluded Foreign Subsidiary described in clause (i) of the definition of “Excluded Foreign Subsidiary” and has become an Excluded Foreign Subsidiary described in clause (ii) or (iii) of the definition of Excluded Foreign Subsidiary, then such shares of the relevant issuer shall be automatically and without further action released from the security interests created by this Agreement so that the shares of voting Capital Stock of such Subsidiary subject to the security interests created by this Agreement shall not include more than 65% of the total outstanding voting Capital Stock of any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary or at any time include any shares of Capital Stock of any Excluded Foreign Subsidiary described in clause (ii) or clause (iii) of the definition of Excluded Foreign Subsidiary and any certificates representing such released Capital Stock shall be returned to the applicable grantor.

Section 9.09 Right of Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guarantee, the right of contribution of each Subsidiary Guarantor against each other Subsidiary Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Subsidiary Guarantor to be revised and restated as of each date on which a payment is made on the Guaranteed Obligations under this Guarantee. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have made payments in respect of the Guaranteed Obligations that, in the aggregate, exceed such Subsidiary Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Subsidiary Guarantors (such excess, the “Aggregate Excess Amount”), each such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its Contribution Percentage of the aggregate payments made by all Subsidiary Guarantors (the “Aggregate Deficit Amount”) on the date of such payment, in an amount equal to (x) a fraction, the numerator of which is the Aggregate Excess Amount paid by such Subsidiary Guarantor and the denominator of which is the Aggregate Excess Amount paid by all Subsidiary Guarantors, multiplied by (y) the Aggregate Deficit Amount. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.04. The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Collateral Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder; provided, that no Subsidiary Guarantor may take any action to enforce such right until the Termination Date, it being expressly recognized and agreed by all parties hereto that any Subsidiary Guarantor’s right of contribution arising under this Section 9.09 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guarantee. As used in this Section 9.09: (i) each Subsidiary Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) Adjusted Net Worth (as defined below) of such Subsidiary Guarantor by (y) the aggregate Adjusted Net Worth of all Subsidiary Guarantors; (ii) the “Adjusted Net Worth” of each Subsidiary Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Subsidiary Guarantor and (y) zero; and (iii) the “Net Worth” of each Subsidiary Guarantor shall mean the amount by which the fair saleable value of such Subsidiary Guarantor’s assets on the date of any payment by such Subsidiary Guarantor exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guarantee) on such date. Notwithstanding anything to the contrary contained above, any Subsidiary Guarantor that is released from this Guarantee pursuant to Section 9.08 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 9.09, and at the time of any such release, if the released Subsidiary Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Subsidiary Guarantors shall be recalculated on the respective date of releases (as otherwise provided above) based on the payments made hereunder by the remaining Subsidiary Guarantors.

Section 9.10 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.10, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 9.10 constitute, and this Section 9.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01 Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or

(b) any representation or warranty made or deemed made by Holdings or its Restricted Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (without duplication of any materiality qualifiers set forth therein) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 7.01, Section 7.02(b), Section 7.04(a)(i) (with respect to the Borrower), Section 7.07(a), Section 7.12 or Article VIII; provided that an Event of Default under Section 8.13 is subject to a cure pursuant to Section 10.04; or

(d) any Loan Party shall (i) fail to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 7.02(k) within three (3) Business Days of the date such Borrowing Base Certificate is otherwise required to be delivered pursuant to Section 7.02(k), (ii) fails to deliver the information required to be delivered pursuant to Section 7.02(g) or (h) within three (3) Business Days of the date such information is otherwise required to be delivered pursuant to Section 7.02(g) or (h), as applicable or (iii) default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 10.01), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which an Authorized Officer of a Loan Party first becomes aware of such default and (ii) the date on which the Administrative Agent or the Required Lenders give written notice thereof to the Borrower; or

(e) Holdings or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation in respect of Material Indebtedness, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (iii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness (other than the Obligations and Indebtedness under Swap Agreements) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (determined without regard to whether any notice is required) such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable or (y) cause (determined without regard to whether any notice is required) Holdings or any of its Restricted Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Material Indebtedness prior to its stated maturity; provided that the foregoing shall not apply to secured Indebtedness that becomes due as a result of (x) the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition or (y) a casualty or condemnation event; provided, further, that (I) this clause (e) shall not apply to the extent there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement, or any similar term in such Swap Agreement) resulting from any Termination Event (as defined in such Swap Agreement, or any similar term in such Swap Agreement) under such Swap Agreement as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as defined in such Swap Agreement, or any similar term in such Swap Agreement) (other than with respect to Termination Events or equivalent events pursuant to the terms of such Swap Agreements that are not the result of any default or breach thereunder by any Loan Party or any Restricted Subsidiary) unless the Swap Termination Value owed by the Loan Party or such Restricted Subsidiary as a result thereof is greater than $25,000,000 and; or

(f) (i) Holdings, the Borrower or any Significant Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any Significant Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any Significant Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any Significant Restricted Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(g) (i) any Person shall engage in any non exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or Multiemployer Plan, (ii) any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings, the Borrower, any Subsidiary, or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to any Plan, or proceedings by the PBGC shall commence to have a trustee appointed or to terminate a Plan, or a trustee shall be appointed, to administer or to terminate, any Plan, (iv) the administrator of a Plan shall provide a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a Plan amendment referred to in Section 4041(e) of ERISA) or any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a partial or complete withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) a Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Plan, (vii) a determination has been made that any Plan is, or is expected to be, considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (viii) a Multiemployer Plan is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA or Holdings, the Borrower, any Subsidiary or Commonly Controlled Entity has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in Reorganization, is Insolvent or has been determined to be in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA, (ix) the cessation of operations at a facility of Holdings, the Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA, or (x) any contribution required to be made with respect to a Plan, Multiemployer Plan or Non U.S. Plan has not been timely made; and in each case in clauses (i) through (x) above, such event or condition, together with all other such events or conditions, if any, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Holdings or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or covered by insurance as to which the relevant reputable and solvent insurance company has been notified of the claim and has not denied coverage in writing) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any material provision of the ABL/Term Loan Intercreditor Agreement, any Security Document or any other Loan Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of Administrative Agent, Lenders, their Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (each, a “Related Party”) or any Lien created by any such Security Document or any such Loan Document shall cease to be enforceable and of the same effect and priority purported to be created thereby (subject to any Intercreditor Agreement then in effect) with respect to any material portion of the Collateral, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of Administrative Agent or any of its Related Parties, or any Loan Party or any of their Subsidiaries shall so assert in writing; or

(j) the Guarantee contained in Article IX shall cease, for any reason, to be in full force and effect, other than (x) as provided for in Section 9.08, (y) pursuant to the terms hereof or thereof, or (z) as a result of acts or omissions of Administrative Agent or any of its Related Parties, or any Loan Party or any of their Subsidiaries shall so assert in writing; or

(k) [Reserved].

(l) (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any documentation governing Subordinated Indebtedness in excess of $25,000,000 or (ii) the subordination provisions set forth in any documentation governing Subordinated Indebtedness in excess of $25,000,000 shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of such Subordinated Indebtedness, if applicable, in each case, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of Administrative Agent or any of its Related Parties, or any Loan Party or any of their Subsidiaries shall so assert in writing; or

(m) a Change of Control shall occur;

(n) an Event of Default under Section 10.01(c) of the First Lien Credit Agreement or under Section 10.01(c) of the Second Lien Credit Agreement shall occur as a result of Borrower’s violation of Section 8.13 of either document; or

(o) if the First Lien Term Obligation or the Second Lien Obligations are accelerated and become due and payable.

Section 10.02 Action in Event of Default.

(a) Upon any Event of Default specified in Section 10.01(f), the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Administrative Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrower or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower and (b) if any other Event of Default under Section 10.01 occurs, then the Administrative Agent, at the request of the Required Lenders , shall take any or all of the following actions: (i) by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, (ii) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (x) any obligation of any Revolving Lender to make Revolving Loans, (y) the obligation of the Swing Lender to make Swing Loans, and (z) the obligation of Issuing Bank to issue Letters of Credit, (iii) the Administrative Agent, in its capacity as Collateral Agent, may enforce all Liens and security interests created pursuant to the Security Documents, and (iv) the Administrative Agent may enforce any Guarantee. Except as expressly provided above in this Section 10.02, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 10.03 Application of Proceeds.

(a) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Administrative Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Administrative Agent (other than fees or expenses that are for Administrative Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 10.03(d), Section 3.03(d)(ii), and Section 3.03(e), all payments to be made hereunder by Borrower shall be remitted to Administrative Agent and all such payments, and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(b) Subject to the ABL/Term Loan Intercreditor Agreement, at any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent shall be applied as follows:

(i) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Administrative Agent under the Loan Documents, until paid in full,

(ii) second, to pay any fees or premiums then due to Administrative Agent under the Loan Documents until paid in full,

(iii) third, to pay interest due in respect of all Protective Advances until paid in full,

(iv) fourth, to pay the principal of all Protective Advances until paid in full,

(v) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(vi) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(vii) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(viii) eighth, to pay the principal of all Swing Loans until paid in full,

(ix) ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(x) tenth, (a) ratably, ratably, to pay the principal of all Revolving Loans until paid in full, (b) to Administrative Agent, to be held by Administrative Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Administrative Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 10.03(b), beginning with tier (A) hereof), (c) ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (x). during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank

Product Provider to Administrative Agent (in form and substance satisfactory to Administrative Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Administrative Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 10.03(b), beginning with tier (A) hereof),

(xi) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(xii) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(xiii) thirteenth, to pay any First Lien Term Obligations and the Second Lien Term Obligations in accordance with the ABL/Term Loan Intercreditor Agreement until the Discharge of First Lien Term Obligations and the Discharge of Second Lien Term Obligations shall have occurred and to the extent any proceeds remain thereafter to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(c) Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 3.02(e).

(d) In each instance, so long as no Application Event has occurred and is continuing, Section 10.03(a) shall not apply to any payment made by Borrower to Administrative Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(e) For purposes of Section 10.03(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

In the event of a direct conflict between the priority provisions of this Section 10.03 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 3.02(g) and this Section 10.03, then the provisions of Section 3.02(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 10.03 shall control and govern.

Section 10.04 Right to Cure.

(a) Subject to the limitations set forth in clause (e) below, Borrower may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenant set forth in Section 8.13 (the “Specified Financial Covenants”) if they receive the cash proceeds of an investment of Curative Equity within 15 Business Days after the date on which the Specified Financial Covenants are first required to be tested pursuant to the terms hereof.

(b) Borrower shall promptly notify Administrative Agent of its receipt of any proceeds of Curative Equity.

(c) Any investment of Curative Equity shall be in immediately available funds and, subject to the limitations set forth in clause (e) below, shall be in an amount that is sufficient to cure the Event of Default arising out of a breach of the Specified Financial Covenant.

(d) Upon delivery of a certificate by Borrower to Administrative Agent as to the amount of the proceeds of such Curative Equity and that such amount (i) has been applied in accordance with clause (b) above, and (ii) is in an amount equal to or greater than the amount required by clause (c) above, then any Event of Default that occurred and is continuing from a breach of any of the Specified Financial Covenant shall be deemed cured with no further action required by the Required Lenders. If notice has been delivered to the Administrative Agent of the intent to make an investment of Curative Equity (such notice to be delivered on or prior to the date on which the applicable financial statements are required to be delivered and containing reasonable detail on the terms and conditions of the Curative Equity), then from the last day of the fiscal quarter related to such cure notice until the earlier to occur of the required date for receipt of the Curative Equity and the date on which the Administrative Agent is notified that the Curative Equity will not be made, neither Administrative Agent nor any Lender may exercise any rights or remedies under Section 10.02, provided, that an Event of Default shall be deemed to be continuing and the Lenders (including the Swing Lender and the Issuing Bank) shall have no obligation to make additional loans or otherwise extend additional credit hereunder during such period. In the event Borrower does not cure all financial covenant violations as provided in this Section 10.04, the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.

(e) Notwithstanding anything to the contrary contained in the foregoing or this Agreement, (i) Borrower’s rights under this Section 10.04 may (A) be exercised not more than 5 times during the term of this Agreement and (B) in each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure under this Section 10.04 is made, (ii) the Curative Equity contributed in any fiscal quarter shall be no greater than the amount required to cause Borrower to be in compliance with the Specified Financial Covenants as at the end of such fiscal quarter, and (iii) the Curative Equity shall be disregarded for purposes of determining EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement and there shall be no pro forma reduction in Indebtedness with the proceeds of any Curative Equity for determining compliance with the Specified Financial Covenants or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the quarter in which such Curative Equity is used, unless such proceeds are actually applied to repay the First Lien Term Loans or Second Lien Term Loans in which case Indebtedness shall be deemed to be reduced in the fiscal quarter following the fiscal quarter for which such Curative Equity was contributed.

ARTICLE XI

ADMINISTRATIVE AGENT

Section 11.01 Appointment. The Lenders hereby irrevocably designate and appoint Wells Fargo Bank, National Association as Administrative Agent (for purposes of this Article XI and Section 12.01, the term “Administrative Agent” also shall include Wells Fargo Bank, National Association in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. Except with respect to Sections 11.09 and 11.10, the provisions of this Article XI are solely for the benefit of the Administrative Agent, the Lenders and the holders of the Notes, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.

Section 11.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Lead Arranger is named as such for recognition purposes only, and in its respective capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 11.06 and 12.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

Section 11.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by Holdings, the Borrower or a Lender.

Section 11.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

Section 11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message (or other electronic communication), cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

Section 11.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), including without limitation in its capacity as Collateral Agent under the Loan Documents, in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non appealable decision).

Section 11.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Additional Incremental Lender”, “Additional Refinancing Lender”, or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, investment banking, trust, financial advisory or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 11.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 11.09 Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 10 days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.01(f) then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed; provided that the Borrower’s approval shall not be required if a Significant Event of Default shall have occurred and be continuing; provided further that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $1 billion.

(c) If a successor Administrative Agent shall not have been so appointed within such 10 day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower’s consent shall not be required if a Significant Event of Default shall have occurred and be continuing; provided, further, that the Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $1 billion), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent in accordance with clause (b) above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th calendar day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent in accordance with clause (b) above; provided that in the case of any original Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such original Collateral until such time as a successor Administrative Agent is appointed pursuant to this Section 11.09.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article XI (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

Section 11.10 Collateral Matters.

(a) Each Lender authorizes and directs the Collateral Agent to enter into (x) the Security Documents, the ABL/Term Loan Intercreditor Agreement, and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the ABL/Term Loan Intercreditor Agreement, and any Other Intercreditor Agreement in connection with the incurrence by any Loan Party of Indebtedness pursuant to Section 8.01(c) or Permitted Incremental Equivalent Debt, as applicable, or to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Subsidiary, to the extent such priority is permitted by Section 8.01(b) or (c) or Permitted Incremental Equivalent Debt, as applicable). Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and in the case of the ABL/Term Loan Intercreditor Agreement, any Other Intercreditor Agreement or any other Intercreditor Agreement to take all actions (and execute all documents) required or deemed advisable by it in accordance with the terms thereof. Notwithstanding anything contained in this Agreement or any Collateral or Security Documents, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral and Security Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,)

may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(b) Any Lien granted to or held by the Collateral Agent upon any Collateral shall be automatically released (i) upon the occurrence of the Termination Date, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.04, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. The Lenders hereby authorize the Administrative Agent to, and the Administrative Agent shall direct the Collateral Agent to, take any action reasonably requested by the Borrower to evidence such release. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders arising from such acts, if any, or for any failure to monitor or maintain any portion of the Collateral.

Section 11.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 11.12 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without a deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, unless such amounts have been indemnified by the Borrower, any Guarantor or the relevant Lender.

Section 11.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such Rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.09(a) or Section 12.01) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.09(a) or Section 12.01.

To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Section 3.09(a) or Section 12.01 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) pay within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request, all reasonable and documented or invoiced out of pocket costs and expenses (a) of the Administrative Agent (limited in the case of legal fees to the reasonable and documented or invoiced fees, disbursements and other charges of one primary outside counsel and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction of to the Administrative Agent, Lead Arranger and Lenders, taken as a whole, and in the case of any other advisor or consultant, solely to the extent that the Borrower has consented to the retention of such person) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, modification, waiver or consent relating hereto or thereto, and (b) of the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each of the Lenders in connection with any (x) waiver of an Event of Default that has occurred and is continuing, (y) enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or (z) refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or pursuant to any insolvency or bankruptcy proceedings (limited in the case of legal fees, in the case of each of clauses (x), (y) and (z) above, to the reasonable and documented or invoiced out of pocket costs and expenses of one primary counsel for the Administrative Agent, Lead Arranger, the Lenders and their respective Affiliates (taken as a whole), and one firm of local counsel in each appropriate jurisdiction (and in the event of any actual or perceived conflict of interest one additional primary counsel for such affected parties taken as a whole)); and (ii) indemnify the Administrative Agent, Lead Arranger, each Lender and their Affiliates, and each of their respective officers, directors, employees, partners, advisors, representatives, agents, affiliates, controlling persons, trustees and investment advisors and each of their respective successors and assigns (each, an “Indemnified Person”) and hold each of them harmless from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (limited in the case of legal fees to the reasonable and documented or invoiced fees and expenses of one counsel for all Indemnified Persons and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)); provided that in the case of an actual or perceived conflict of interest notified to the Borrower by any Indemnified Person, such indemnity for fees and expenses shall extend to one additional primary counsel and one local counsel for such Indemnified Persons taken as a whole incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent, Lead Arranger or any Lender is a party thereto and whether or not such claim, investigation, litigation or other proceeding is brought by or on behalf of any Loan Party, the Permitted Holders and their respective Affiliates and creditors and any other third person) related to the entering into and/or performance of this Agreement, any other Loan Document or the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, (b) the actual or alleged presence of Materials of Environmental Concern in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or operated by Holdings or any of its Subsidiaries, (c) the Release, generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, (d) the non compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits issued thereunder), or (e) any Environmental Claim asserted against Holdings or any of its Subsidiaries with respect to any Real Property currently or formerly owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection therewith; provided that no Indemnified Person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its officers, directors, managers, employees or controlled Affiliates (as determined by a court of competent jurisdiction in a final and non appealable decision), (x) any settlement entered into by such Indemnified Person without Borrower’s written consent (such consent not to be unreasonably withheld or delayed) (but if settled with the Borrower’s written consent or if there is a final judgment against such Indemnified Person in any such claim, investigation, litigation or other proceeding, such Indemnified Person will be indemnified in accordance with this Section 12.01), (y) a material breach of its obligations under this Agreement or any other Loan Document by any such persons or one of its controlled Affiliates (as determined in a final non appealable judgment of a court of competent jurisdiction) or (z) any dispute between and among Indemnified Persons (other than a dispute involving claims against the Administrative Agent or the Lead Arranger or any other agent or co agent (if any) (and solely in the case of a co-agent, solely in connection with its syndication of the Facility) that a court of competent jurisdiction has determined in a final and non appealable decision did not involve actions or omissions of any Affiliate of Holdings or its Subsidiaries. None of the Borrower, the Guarantors, the Administrative Agent, the Lead Arranger, any Lender, or any of their respective Affiliates or any other Indemnified Person shall be liable for any indirect, special, punitive, exemplary or consequential (including lost profits) damages in connection with this Agreement, the Transaction, the Facility, the Closing Date Commitment Letter or the use of proceeds therefrom; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in this Section 12.01 of any Loan Party. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 12.01 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents. To the full extent permitted by applicable law, each of the Borrower, the Guarantors, the Administrative Agent, the Lead Arranger, any Lender, or any of their respective Affiliates or any other Indemnified Person shall not assert, and hereby waives, any claim against any Indemnified Person or any other Person party hereto or their respective Affiliates, on any theory of liability for special, indirect, consequential (including lost profits), exemplary, punitive or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in this Section 12.01 of any Loan Party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non appealable decision).

No Loan Party, Permitted Holder nor any of their respective Affiliates will, without the prior consent of the relevant Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be south pursuant to this Section 12.01 (irrespective of whether such Indemnified Person is party thereto) unless such settlement, compromise, consent or termination (a) includes an unconditional release of each relevant Indemnified Person from all liability arising out of or directly and indirectly relating thereto and (b) does not include a statement as to the admission, fault or culpability or failure to act by such Indemnified Person.

Section 12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04, and all other claims of any nature or description arising out of or in connection with this Agreement or any other Loan Document. To the extent permitted by law, each Participant also shall be entitled to the benefits of this Section 12.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.06(b) as though it were a Lender.

Section 12.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication or other electronic communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Loan Party, at the address specified opposite its signature below or in the other relevant Loan Documents; if to any Lender, at its address specified on Schedule II or on the applicable Assignment and Assumption; and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, e-mailed or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders and the other Secured Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 12.04 ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

(a) Assignments and Participations.

(i) (a) Subject to the conditions set forth in clause (a)(i)(B) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Assignee (each an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

a. Borrower; provided, that no consent of Borrower shall be required (1) if a Significant Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, except with respect to consents regarding Disqualified Lenders, that Borrower shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Administrative Agent within 10 Business Days after having received notice thereof; and

b. Administrative Agent, Swing Lender, and Issuing Bank.

(B) Assignments shall be subject to the following additional conditions:

a. no assignment may be made to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity,

b. the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall be in a minimum amount (unless waived by Administrative Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

c. each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

d. the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption; provided, that Borrower and Administrative Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Administrative Agent by such Lender and the Assignee,

e. unless waived by Administrative Agent, the assigning Lender or Assignee has paid to Administrative Agent, for Administrative Agent’s separate account, a processing fee in the amount of $3,500, and

f. the Assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in a form approved by Administrative Agent (the “Administrative Questionnaire”).

(ii) From and after the date that Administrative Agent receives the executed Assignment and Assumption and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (except with respect to Section 11.06) and be released from any future obligations under this Agreement (and in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article XI and Section 12.16(a).

(iii) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (iv) such Assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Administrative Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(iv) Immediately upon Administrative Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 12.04(a)(ii), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(v) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Administrative Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, or any Sponsor Affiliated Entity or a Disqualified Lender, a Competitor or a natural person, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Administrative Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(vi) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.16, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(vii) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(viii) Administrative Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(ix) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(x) Administrative Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.

(b) Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 12.04 and, except as expressly required pursuant to Section 12.04, no consent or approval by Borrower is required in connection with any such assignment.

Section 12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower or any other Loan Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

Section 12.06 Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with the Security Documents, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the provisions of this Agreement which (i) require, or permit, differing payments to be made to Non Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, provided herein.

Section 12.07 Calculations; Computations.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or financial term or definition set forth in any Loan Document and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio or covenant to preserve the original intent thereof in light of such change in (or in the application of) GAAP; provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or financial covenant made before and after giving effect to such change in (or in the application of) GAAP as is reasonably necessary to demonstrate the calculation and compliance (or non compliance) with such ratio.

(c) Notwithstanding anything to the contrary contained herein, (i) other than with respect to the delivery if financial statements pursuant to Sections 7.01(a), (b) and (c), (x) the consolidation of the accounts of Holdings and its Restricted Subsidiaries shall not include the consolidation of the accounts of any Unrestricted Subsidiary and (y) all financial calculations, definitions and computations shall made without the inclusion of any Unrestricted Subsidiary, for such purposes deeming any Unrestricted Subsidiary as not existing at the time any determination is made with respect to such financial calculation, definition or computation, (ii) all financial statements shall be prepared without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Holdings and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity) and (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. For the avoidance of doubt, notwithstanding any changes in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the consolidated balance sheet of Holdings and its Subsidiaries, such obligations shall continue to be excluded from the definition of Indebtedness and Capital Lease Obligations.

(d) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

Section 12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON

AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS, THE BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

Section 12.10 Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which (a) Holdings, the Borrower, each Subsidiary Guarantor, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent written or telex notice (actually received) at such office that the same has been signed and mailed to it and (b) the conditions precedent set forth in Section 6.01 have been waived or satisfied. The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice of the occurrence of the Closing Date.

Section 12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.12 Amendment or Waiver; etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that only the consent of the Lenders directly and adversely affected thereby (or by the Administrative Agent with the consent of all the Lenders directly and adversely affected thereby) and of the Borrower shall be required to do any of the following:

(i) increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 10.02(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii) except as set forth in Section 3.03(c), reduce the principal of, or the rate of interest specified herein (it being agreed that waiver or reduction of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v) reduce the voting thresholds in this Section 12.14 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders;

(vi) discharge any Loan Party from its respective payment Obligations under the Loan Documents (other than in connection with any release of any Loan Party pursuant to a transaction expressly permitted hereunder), or subordinate the Liens on or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vii) amend or modify the pro-rata sharing provisions contained in 3.03(c) or 12.06;

(viii) amend or modify Section 10.03 (or the order of application provisions thereof); or

(ix) modify or eliminate the definition of Borrowing Base or any of the defined terms (including, but not limited to, the definitions of Eligible Credit Card Receivables, Eligible Accounts, Eligible Inventory and Rent Reserve) that are used in such definition, or the definitions of Eligible Credit Card Receivables, Eligible Accounts and Eligible Inventory, to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 3.01(c).

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment, waiver or consent described in clauses (v) and (vi) above.

(b) No amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Administrative Agent with the consent of the Required Lenders or all the Lenders directly and adversely affected thereby, as the case may be), affect the rights or duties of the Administrative Agent, under this Agreement or any other Loan Document.

(c) Notwithstanding anything to the contrary contained in this Section 12.12, (i) Administrative Agent may amend Schedule C-1 to reflect assignments entered into pursuant to Section 12.04, and (ii) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof, (ii) to permit any such additional credit facility which is a revolving facility or any such increase in the Facility to share ratably in prepayments with the Revolving Loans and (iii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding anything to the contrary contained in this Section 12.14, the Borrower, the Administrative Agent and each Lender agreeing to make an Increase may, in accordance with the provisions of Section 3.13, enter into an amendment without the consent of the Required Lenders to effectuate such Increase (the “Increase Amendment”), provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Lender of such Increase Amendment, such Increase Amendment may thereafter only be modified in accordance with the requirements of Section 12.12(a), (b) or (c), respectively.

(f) Notwithstanding anything to the contrary contained in this Section 12.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(g) Notwithstanding the foregoing, the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (a) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and (b) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above.

(h) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non consenting Lenders whose individual consent is required are treated as described below, to (i) replace each such non consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.16 or (ii) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

(i) Notwithstanding anything to the contrary contained in this Section 12.12, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross- reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision. The Administrative Agent shall notify the Lenders of such amendment and such amendment shall become effective five (5) Business Days after such notification unless the Required Lenders object to such amendment in writing delivered to the Administrative Agent prior to such time.

Section 12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 3.10(f), 3.12, 3.15, 11.06, 11.12 and 12.01 and the representations and warranties set forth in Article V of this Agreement shall survive the execution, delivery and termination of this Agreement and the Notes, or the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the making, repayment, satisfaction, or discharge of the Obligations.

Section 12.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 3.12 or 3.15 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).

Section 12.15 Register. The Borrower hereby designates the Administrative Agent to serve as its non fiduciary agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender, the Commitments, the principal amounts of the Loans and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Lender pursuant the terms hereof and any Note. Failure to make any such recordation, or any error in such recordation, shall not affect the ‘Borrower’s obligations in respect of such Loans or other obligations under the Loan Documents. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loans and any other obligations under the Loan Documents owing to such Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments, Loans or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 12.04. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 12.01. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender including the Commitment of, or principal amount of and stated interest on the Loans owing to such Lender.

Section 12.16 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of Holdings (other than to its employees, auditors, advisors, agents, service providers, representatives or counsel, or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender, (ii) upon the request or demand of any regulatory authority (including, without limitation, any self-regulatory authority) having jurisdiction over such Lender or any of their affiliates (in which case the Lenders agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (including, without limitation, any self-regulatory authority) or in cases where any governmental and/or regulatory authority had requested otherwise)), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16, (vii) to any prospective or actual transferee, pledgee or assignee under Section 12.04(c) or Participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.16, (viii) on a confidential basis to any rating agency in connection with any rating of the Loan Parties or the Term Facility, (ix) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans and (x) in connection with the exercise of remedies under this Agreement or any other Loan

Document or any action or proceeding relating to the enforcement of rights under this Agreement or the other Loan Documents. In addition, each of the Administrative Agent and the Collateral Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender, Administrative Agent and Collateral Agent may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

Section 12.17 Patriot Act. Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Loan Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Loan Parties in accordance with the Patriot Act.

Section 12.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.19 Secured Swap Agreement and Secured Cash Management Agreements. At any time prior to or within 30 days after any Loan Party enters into any Swap Agreement or Cash Management Agreement, if the applicable Loan Party and counterparty desire that the monetary obligations in respect of such Swap Agreement or the Cash Management Obligations in respect of such Cash Management Agreement be treated as an “Obligation” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in the applicable Security Documents, the Borrower and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, may notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) that (x) such Swap Agreement is to be a “Secured Swap Agreement” (a “Secured Swap Agreement”) or (y) such Cash Management Agreement is to be a “Secured Cash Management Agreement” (a “Secured Cash Management Agreement”), so long as the following conditions are satisfied:

(i) in the case of a Swap Agreement, such Swap Agreement is entered into with a Qualified Counterparty; and

(ii) in the case of Cash Management Agreements, such Cash Management Agreement is with a counterparty that is the Administrative Agent, the Lead Arranger or a Lender or an Affiliate of the Administrative Agent, the Lead Arranger or a Lender.

Until such time as the Borrower and the counterparty to such Swap Agreement or Cash Management Agreement, as the case may be, deliver (and the Administrative Agent acknowledges (provided that the failure to provide such acknowledgement shall not affect the treatment of such Swap Agreement or Cash Management Agreement as a “Secured Swap Agreement” or “Secured Cash Management Agreement”, as applicable)) such notice as described above, such Swap Agreement or Cash Management Agreement shall not constitute a Secured Swap Agreement or Secured Cash Management Agreement, as the case may be. The parties hereto understand and agree that the provisions of this Section 12.19 are made for the benefit of the Administrative Agent, the Lead Arranger, each Lender and their respective Affiliates, which become parties to Secured Swap Agreements or Secured Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 12.19 shall not be effective with respect to any Secured Swap Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 12.19 (without the written consent of the relevant parties thereto). The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Secured Swap Agreement and/or Secured Cash Management Agreement, and shall be entitled in all cases to rely on the applicable notice provided by Borrower and the applicable counterparty to such Swap Agreement or Cash Management Agreement as set forth above. No Secured Party that obtains the benefits of the Guarantee or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

Section 12.20 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 12.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 12.21 Other Liens on Collateral; Terms of Intercreditor Agreements; etc.

(a) EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (I) LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE LOAN DOCUMENTS, WHICH LIENS (X) TO THE EXTENT CREATED WITH RESPECT TO ABL PRIORITY COLLATERAL, SHALL BE JUNIOR TO THE LIENS CREATED UNDER THE FIRST LIEN TERM LOAN DOCUMENTS (PURSUANT TO THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT) AND (Y) TO THE EXTENT CREATED WITH RESPECT TO TERM PRIORITY COLLATERAL, SHALL BE SENIOR TO THE LIENS CREATED UNDER THIS AGREEMENT AND THE LOAN DOCUMENTS (PURSUANT TO THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT). THE ABL/TERM LOAN INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS AND THE OTHER SECURED PARTIES PURSUANT TO THIS AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE ABL/TERM INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL/TERM INTERCREDITOR AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS, THE PROVISIONS OF THE ABL/TERM INTERCREDITOR AGREEMENT, AS APPLICABLE, SHALL GOVERN AND CONTROL.

(b) THE PROVISIONS OF THIS SECTION 12.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF (A) THE ABL/TERM LOAN INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT OR (B) ANY OTHER INTERCREDITOR AGREEMENT, WHICH WILL BE IN THE FORM APPROVED BY THE ADMINISTRATIVE AGENT AS PERMITTED BY THIS AGREEMENT. REFERENCE MUST BE MADE TO THE ABL/TERM LOAN INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT, AND EACH OTHER INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NONE OF THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT (AND NONE OF THEIR RESPECTIVE AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL/TERM LOAN INTERCREDITOR AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT.

(c) EACH SECURED PARTY, BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE ACCEPTING THE BENEFIT OF THE GUARANTEE AND SECURITY DOCUMENTS, HEREBY (I) CONFIRMS ITS AGREEMENT TO THE FOREGOING PROVISIONS OF THIS SECTION 12.21, (II) PURSUANT TO THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AGREES TO BE BOUND BY THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AS A “ABL SECURED PARTY” AND (III) PURSUANT TO THE APPLICABLE SECTION OF EACH OTHER INTERCREDITOR AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF SUCH OTHER INTERCREDITOR AGREEMENT AS A “SECURED PARTY” (OR EQUIVALENT TERM THEREIN).

Section 12.22 Press Releases.

(a) Each Secured Party (other than the Lead Arranger, the Administrative Agent or any of their respective Affiliates) agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (and only to the extent that) such Secured Party or Affiliate is required to do so under applicable law and then, in any event, to the extent reasonably possible under applicable law, such Secured Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of such Lender, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia; provided that any such Lender (other than the Lead Arranger, the Administrative Agent, or any of their respective Affiliates) shall provide a draft reasonably in advance (and in no event, less than two Business Days’ prior written notice, with copies thereof attached to such written notice) of any advertising material to the Borrower for review and comment prior to the publication thereof and the Lenders (other than the Lead Arranger, the Administrative Agent, or any of their respective Affiliates) agree not to release or publicize any such material or other information until it receives the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 12.23 No Fiduciary Duty.

Each of the Administrative Agent, the Collateral Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 12.24 Bank Product Providers.

Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting. Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Administrative Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Administrative Agent as to the amounts that are due and owing to it and such written certification is received by Administrative Agent a reasonable period of time prior to the making of such distribution. Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 12.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Bail-In Action by the relevant Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by the effect of:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including (without limitation), if applicable:

(i) a reduction in full or in part or cancellation, in principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PARENT BORROWER:
JANUS INTERNATIONAL GROUP, LLC, a Delaware limited liability company

	By:	/s/ David Curtis
Name: David Curtis
Title: Chief Executive Officer
HOLDINGS:

JANUS INTERMEDIATE, LLC, a Delaware limited liability company

	By:	/s/ David Curtis
Name: David Curtis
Title: Chief Executive Officer

BORROWERS:
ASTA INDUSTRIES, INC., a Georgia corporation
ATLANTA DOOR CORPORATION, a Georgia corporation
JANUS COBB HOLDINGS, LLC, a Delaware limited liability company
JANUS DOOR, LLC, a Georgia limited liability company
JANUS HOLDINGS, LLC, a Georgia limited liability company
STEEL DOOR DEPOT.COM, LLC, a Georgia limited liability company
U.S. DOOR & BUILDING COMPONENTS, LLC, a Georgia limited liability company

	By:	/s/ David Curtis
Name: David Curtis
Title: Chief Executive Officer

Signature Page to

ABL Credit and Guarantee Agreement

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Nicholas Ply
Name Nicholas Ply
Title: Authorized Signatory

Signature Page to

ABL Credit and Guarantee Agreement